      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 1998
                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            SIGNATURE RESORTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              MARYLAND                                6552                               95-4582157
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)

        1875 SOUTH GRANT STREET, SUITE 650, SAN MATEO, CALIFORNIA 94402
                                 (650) 312-7171
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ANDREW D. HUTTON
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            SIGNATURE RESORTS, INC.
        1875 SOUTH GRANT STREET, SUITE 650, SAN MATEO, CALIFORNIA 94402
                                 (650) 312-7171
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                              JOHN M. NEWELL, ESQ.
                                LATHAM & WATKINS
        633 WEST FIFTH STREET, SUITE 4000, LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with divided or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                            PROPOSED              PROPOSED
    TITLE OF EACH CLASS OF                                  MAXIMUM               MAXIMUM
          SECURITIES                AMOUNT TO BE         OFFERING PRICE          AGGREGATE             AMOUNT OF
       TO BE REGISTERED              REGISTERED           PER NOTE(1)        OFFERING PRICE(1)      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
9 1/4% Senior Notes due
  2006........................      $140,000,000              100%              $140,000,000            $41,300
======================================================================================================================

(1) Estimated solely for calculating the registration fee pursuant to Rule 457.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION DATED MAY 4, 1998
PROSPECTUS

                               OFFER TO EXCHANGE

                          9 1/4% SENIOR NOTES DUE 2006
                FOR ALL OUTSTANDING 9 1/4% SENIOR NOTES DUE 2006
                                       OF

                            SIGNATURE RESORTS, INC.
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON            ,
                             1998 UNLESS EXTENDED.

    Signature Resorts, Inc., a Maryland corporation (the "Company") is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 9 1/4% Senior Notes due 2006 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 9 1/4% Senior Notes due 2006 (the "Private Notes"), of which $140,000,000 in aggregate principal amount was issued on April 15, 1998 and is outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an indenture dated as of April 15, 1998 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of Notes."

    The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, the Exchange Notes will bear interest at the rate of 9 1/4% per annum and the interest thereon will be payable semi-annually on May 15 and November 15 of each year, commencing November 15, 1998. The Exchange Notes will bear interest from the date of the last interest payment on the Private Notes or if no interest has been paid, from the date of original issuance of the Private Notes. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

    The Notes will be redeemable, in whole or in part, at the option of the Company on or after May 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to May 15, 2001, the Company, at its option, may redeem up to 40% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Equity Offerings (as defined herein) at a redemption price equal to 109.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 60% of the aggregate principal amount of Notes originally issued remains outstanding immediately after any such redemption. Upon a Change of Control (as defined herein), each Holder (as defined herein) of the Notes will have the right to require the Company to repurchase such Holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, in certain circumstances, the Company will be obligated to offer to repurchase the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase in the event of certain asset sales. There can be no assurance that in the event of a Change in Control the Company would have sufficient funds to purchase all Notes tendered. See "Description of Notes."

    The Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment with existing and future unsubordinated Indebtedness (as defined herein) of the Company and will rank senior in right of payment to all subordinated Indebtedness of the Company. The Notes will be effectively subordinated to all secured Indebtedness of the Company to the extent of the security and to all Indebtedness and other obligations (including trade payables) of the Company's subsidiaries. At December 31, 1997, after giving pro forma effect to the offering of the Private Notes (the "Offering") and the application of the estimated net proceeds therefrom and the incurrence of an additional $111.1 million of secured Indebtedness subsequent to December 31, 1997, the Company and its subsidiaries would have had approximately $589.9 million of outstanding indebtedness (including trade payables of $25.2 million), of which $108.2 million would have been secured or structurally senior in right of payment to the Notes and $341.7 million would have been subordinated in right of payment to the Notes. The Notes are senior in right of payment to the Senior Subordinated Notes (as defined herein) and the Convertible Notes (as defined herein).

    The Company will accept for exchange any and all validly tendered Private
Notes not withdrawn prior to 5.00 p.m. New York City time, on            , 1998,
unless the Exchange Offer is extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer -- Conditions."

     SEE "RISK FACTORS" ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS IN THE NOTES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

               The date of this Prospectus is            , 1998.

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. The Company has not sought and does not intend to seek its own no-action letter in connection with the Exchange Offer and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer.

     Each broker-dealer that receives Exchange Notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities; provided such Private Notes do not constitute any portion of an unsold allotment from the original sale of the Private Notes. To the extent necessary to ensure that this Prospectus is available for sales of Exchange Notes by broker-dealers, and notice is given by such broker-dealers to the Company of such fact within 30 days of the effective date of the Registration Statement, the Company has agreed to use its best efforts to keep the Registration Statement continuously effective, supplemented and amended as required by the Registration Rights Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of 180 days from the date the Exchange Offer is consummated, or such shorter period as will terminate when all Private Notes covered by the Registration Statement have been sold. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been no public market for the Notes. The Company does not intend to list the Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk
Factors -- Absence of Public Market."

     The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, the Depository Trust Company ("DTC" or the "Depository") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global note representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. So long as DTC or its nominee is the registered owner or holder of the global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the Indenture. Payments of the principal of, premium (if any), interest and liquidated damages (if any) on, the global note will be made to DTC or its nominee, as the case may be, as the registered owners thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest. After the initial issuance of such global note, Exchange Notes in certificated form will be issued in exchange for the global note only in accordance with the terms and conditions set forth in the Indenture. See "Description of the Notes -- Book Entry."

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Notes offered hereby, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus, or in any document incorporated by reference herein, as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference.

     The Company is also subject to the informational requirements of the Securities Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports and other information with the Commission. Copies of the Registration Statement and reports, proxy statements and other information concerning the Company may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the fees prescribed by the Commission or may be examined without charge at the offices of the Commission. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are publicly available through the Commission's Website (http://www.sec.gov). In addition, such reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Common Stock of the Company is traded.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which the Company has filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in, and shall be deemed to be a part of, this Prospectus:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission on March 30, 1998 (Commission file #001-13815);

     (b) The Company's amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 filed with the Commission on April 6, 1998 (Commission file #001-13815);

     (c) The Company's Proxy Statement dated April 13, 1998 relating to the Annual Meeting of Stockholders to be held on May 15, 1998 filed with the Commission on April 13, 1998 (Commission file #001-13815); and

     (d) The Company's Current Report on Form 8-K filed with the Commission on April 21, 1998 (Commission file #001-13815).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part thereof from the respective dates of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be directed to the attention of Andrew D. Hutton, Vice President, General Counsel and Secretary, Signature Resorts, Inc., 1875 South Grant Street, Suite 650, San Mateo, California 94402 (Telephone: (650) 312-7171).

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and notes thereto, included elsewhere or incorporated by reference in this Prospectus. Unless the context otherwise indicates, the "Company" means Signature Resorts, Inc. and its subsidiaries and affiliates. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

     Unless the context otherwise indicates, the "Company" refers to Signature Resorts, Inc. and includes its corporate and partnership predecessors and wholly-owned subsidiaries and affiliates including AVCOM International, Inc. ("AVCOM") and its subsidiaries, which were acquired in February 1997 (the "AVCOM Acquisition"); Plantation Resorts Group, Inc. ("PRG") and its subsidiaries, which were acquired in May 1997 (the "PRG Acquisition"); LSI Group Holdings, plc ("LSI") and its subsidiaries, which were acquired in August 1997 (the "LSI Acquisition"); Marc Hotels & Resorts, Inc. ("Marc"), which was acquired in October 1997 (the "Marc Acquisition"); Vacation Internationale, Ltd. ("VI") and its subsidiaries, which were acquired in November 1997 (the "VI Acquisition"); and Global Development Ltd. and certain of its subsidiaries (the "Global Group") which was acquired in December 1997 (the "Global Acquisition").

                                  THE COMPANY

     Signature Resorts, Inc. is the world's largest vacation ownership company, as measured by the number of resort locations. The Company currently has 82 resort locations in eight North American and European countries. The Company also manages units at an additional 22 resorts in Hawaii. The Company's resort locations are in a variety of popular vacation destinations, including California, Hawaii, Arizona, Florida, the Caribbean, Mexico, France, the United Kingdom, Spain and the Canary Islands. Through both internal development and strategic acquisitions, the Company has expanded the number of its vacation ownership resort locations and its owner family base from nine resort locations and approximately 25,000 owner families at the time of its August 1996 initial public offering to its current 82 resort locations and approximately 200,000 owner families. As a result of the successful implementation of the Company's growth and operations strategy, the Company's revenues have grown to $337.7 million in 1997 from $219.8 million in 1996 and $168.3 million in 1995. By taking advantage of synergies resulting from the implementation of the Company's business strategy, the Company has increased 1997 EBITDA (as defined) by 91% over 1996 EBITDA and increased EBITDA as a percentage of total revenues to 25.3% in 1997 from 20.3% in 1996.

     The Company's operations consist of (i) marketing and selling vacation ownership interests at its resort locations, which entitle the buyer to use a fully-furnished vacation residence, generally for a one-week period each year in perpetuity ("Vacation Intervals"), and vacation points which may be redeemed for occupancy rights at participating resort locations ("Vacation Points," and together with Vacation Intervals, "vacation interests"), (ii) acquiring, developing and operating vacation ownership resorts and (iii) providing consumer financing to individual purchasers for the purchase of vacation interests at its resort locations. The Company also provides resort management and maintenance services for which it receives fees paid by the resorts' homeowners' associations.

     The Company markets resort locations as Sunterra Resorts, Embassy Vacation Resorts and Westin Vacation Club Resorts and offers points-based vacation clubs in Europe and North America. The Company's Sunterra Resorts are marketed under the Company's Sunterra brand. The Company's Embassy Vacation Resorts and Westin Vacation Club resort are operated under agreements with Promus Hotel Corporation ("Promus") (the owner of the Embassy Suites brand) and Westin Hotels & Resorts ("Westin"), respectively. The Company offers points-based vacation clubs in Europe through its LSI and Global Group subsidiaries, and in North America through its VI subsidiary.

     The Company provides mortgage financing for approximately 75% of its vacation ownership sales. In addition to enhancing the sales process, financing customer receivables generates attractive profit margins and cash flows from the spread between interest rates charged by the Company on its mortgage receivables and the Company's cost of capital. This financing is typically collateralized by the underlying Vacation Interval or Vacation Points.

     The Company's principal executive offices are located at 1875 South Grant Street, Suite 650, San Mateo, California 94402, and its telephone number is
(650) 312-7171.

                               BUSINESS STRATEGY

     The Company's objective is to capitalize on its position as the world's largest vacation ownership company, as measured by resort locations, and its base of approximately 200,000 owner families by continuing to (i) expand sales at its resort locations, (ii) strategically acquire and develop resort inventory and acquire operating companies and other vacation ownership-related assets,
(iii) improve operating margins by reducing operating costs through efficiencies gained by operating as a large multi-resort system and (iv) develop and introduce new vacation ownership products including its planned "Club Sunterra" worldwide points-based vacation exchange system.

     Signature has expanded to its current 82 resort locations from nine at the time of its August 1996 initial public offering through the successful implementation of its growth and operations strategy. The Company believes it has achieved sufficient size to enable it to capitalize on the strategic advantages of operating and purchasing leverage and the ability to provide choice and flexibility to its customers. The key elements of the Company's growth strategy are described below:

     Expand Sales. The Company intends to expand sales of vacation ownership interests at its existing resorts by adding additional inventory through the construction of new development units and through broader marketing efforts. As of December 31, 1997, the Company had available inventory of 29,168 Vacation Intervals and 599,554 Vacation Points. The Company believes it is well positioned to continue to expand its existing supply of inventory.

     Acquisition and Development. Signature has achieved its leading position in the industry by identifying and acquiring resorts in desirable locations at prices which the Company believes will allow it to achieve excellent returns. The Company's acquisition and development of new resort locations allows it to add new vacation ownership inventory and increase the number of owner families within the Company's resort system. The Company targets operating companies, resort properties and other vacation ownership assets for potential acquisition and development opportunities to generate a high return on invested capital to replenish vacation ownership sales inventory while entering new markets and creating a larger resort and customer base from which to develop and market its products.

     The Company evaluates each acquisition candidate based on certain criteria, including return on invested capital, the strategic location of the resort properties and consumer demand for vacation ownership inventory, in each case taking into consideration the Company's existing locations and operations. The Company analyzes the potential economic impact of each transaction to maximize its return on investment, as well as potential strategic synergies. Management believes that its proven acquisition and development record and public company status give the Company a competitive advantage in acquiring assets, businesses and operations in the fragmented vacation ownership industry.

     Improve Operating Margins. As the Company continues to expand the number of its resort locations as well as its owner family base, management believes that it will be able to realize improved operating margins through the realization of increased efficiencies, reduced on-site administrative requirements and reduced operating costs through its multi-resort management system. In addition, the Company believes that additional acquisitions will allow it to experience increased margins by leveraging operating and corporate overhead costs over a larger revenue base.

     Signature's base of approximately 200,000 owner families also provides an established market to which to sell additional vacation and leisure products which the Company believes will reduce marketing and advertising expenses as a percentage of sales. Because existing owners of vacation ownership interests are, in effect, a pre-screened pool of potential customers, repeat sales and customer referrals increase sales while marketing expenses associated with these sales are significantly reduced. As the Company's owner family base continues to expand and these type of sales represent a larger percentage of overall sales, the Company believes operating margins will continue to improve.

     Develop New Vacation Ownership Products. The Company believes its growing resort portfolio and base of approximately 200,000 owner families will enable it to offer a wider variety of vacation ownership products. The Company's planned Club Sunterra worldwide points-based vacation exchange system is one such product that will allow owners to create vacations custom tailored to their individual needs. Member families will be able to purchase intervals entitling them to an annual allotment of "points" to use as a currency to reserve the specific resort location, season, unit type and length of stay they desire from among Club Sunterra's resort locations throughout the world. This type of points-based system will provide the consumer more flexibility in their vacation plans compared to traditional one week intervals.

                               INDUSTRY OVERVIEW

     The Market. The vacation ownership industry represents one of the fastest growing segments of the lodging industry. According to the American Resort Development Association ("ARDA") and other industry sources, during the seventeen year period ending in 1997, worldwide vacation ownership sales volume increased from $490 million in 1980 to an estimated $6.2 billion in 1997, a compounded annual growth rate of 16.1%.

     As shown in the following charts, according to ARDA, the worldwide vacation ownership industry has expanded significantly since 1980 both in vacation interest sales volume and in the number of vacation interest owners.

Year                                80        81        82        83        84        85        86        87        88
Vacation Interest Sales Volume
($ in billions)                   0.49     0.965     1.165      1.34     1.735      1.58      1.61      1.94      2.39
Year                                80        81        82        83        84        85        86        87        88
No. of Vacation
Interest Owners                  0.155      0.22     0.335      0.47      0.62     0.805      0.97     1.125      1.31
(in millions)
Year                                89        90        91        92        93        94        95e       96e       97e
Vacation Interest Sales Volume
($ in billions)                   2.97      3.24      3.74      4.25     4.505      4.76       5.2       5.7      5.95
Year                                89        90        91        92        93        94        95e       96e       97e
No. of Vacation
Interest Owners                   1.53       1.8      2.07     2.363      2.76     3.144      3.49      3.98      4.48
(in millions)

    Source: ARDA (includes, with respect to 1995, 1996 and 1997, unpublished estimates provided by ARDA)

     The vacation ownership industry traditionally has been highly fragmented and dominated by a large number of local and regional resort developers and operators, each with small resort portfolios generally of differing quality. The Company believes that one of the most significant factors contributing to the current success of the vacation ownership industry is the entry into the market of some of the world's major lodging, hospitality and entertainment companies.

     The Consumer. According to the most recent information compiled by ARDA, the three primary reasons cited by consumers for purchasing vacation interests are (i) the ability to exchange vacation interests for accommodations at other resorts through exchange networks (cited by 75% of vacation interest purchasers), (ii) the money savings over traditional resort vacations (cited by 72% of purchasers), and (iii) the quality service and upkeep of the resort at which they purchased vacation interests (cited by 80% of purchasers). According to ARDA, vacation interest purchasers have a high rate of repeat purchases: approximately 41% of all vacation interest owners own more than one vacation interest representing approximately 65% of the industry inventory and approximately 51% of all owners who bought their first vacation interest before 1985 have since purchased a second vacation interest. In addition, ARDA indicates that customer satisfaction increases with length of ownership, age, income, multiple location ownership and accessibility to vacation interest exchange networks.

                              RECENT DEVELOPMENTS

     Securitized Notes. The Company expects to securitize approximately $100 million of its mortgages receivable, of which $50 million has been pre-committed. The Company expects to convey the mortgages receivable to a bankruptcy remote subsidiary, which would issue notes secured by such mortgages receivable (the "Securitized Notes"). The Securitized Notes would be nonrecourse to the Company. The Company is finalizing negotiations and expects to complete the securitization by May 1998. If completed, the securitization would be treated as a financing transaction for accounting purposes. The mortgages receivable and the Securitized Notes would remain on the Company's balance sheet. The Company would recognize no gain or loss on the Securitized Notes transaction.

     Name Change. The Company's Board of Directors has approved, subject to stockholder approval, a proposal to change the Company's corporate name to "Sunterra Corporation." The name change proposal will be presented for stockholder approval at the Company's May 15, 1998 annual meeting.

     Senior Credit Facility. On February 18, 1998, the Company entered into a $100 million Senior Bank Credit facility (as amended from time to time, the "Senior Credit Facility"). The Senior Credit Facility has variable borrowing based on the percentage of the Company's mortgage receivables pledged under such facility and the amount of funds advanced thereunder. The interest rate under the Senior Credit Facility will vary between LIBOR plus 7/8% and LIBOR plus
1 3/8%, depending on the amount advanced against mortgage receivables. The Senior Credit Facility has a three-year term and contains customary covenant representations and warranties and conditions to borrow. On April 1, 1998, the Company and its bank syndicate amended the Senior Credit Facility to increase the amount available thereunder to $117.5 million. As of May 1, 1998, no amounts were outstanding under the Senior Credit Facility.

     Acquisition of MMG Holding Corp. and Affiliated Companies. On February 3, 1998, the Company acquired 100% of the capital stock of MMG Holding Corp., MMG Development Corp. and certain affiliated companies ("MMG") for approximately $26.5 million, comprised of $18.5 million in cash and the assumption of approximately $8.0 million of indebtedness (the "MMG Acquisition"). The acquired assets include MMG's approximately $6.6 million mortgages receivable portfolio. MMG is an Orlando, Florida based developer, operator and manager of vacation ownership resorts, with sales or management operations at six resorts in the southeastern United States. In addition, the Company assumed MMG's commitment to purchase an additional resort in Gatlinburg, Tennessee, which the Company purchased on February 18, 1998 and which the Company plans to convert to vacation ownership.

     Acquisition of Westin Carambola Beach Resort. On January 26, 1998, the Company acquired the Westin Carambola Beach Resort (the "Carambola Beach Resort") on the island of St. Croix, United States Virgin Islands for a purchase price of approximately $13.0 million. The Carambola Beach Resort contains 156 one-bedroom suites and one two-bedroom suite located in 27 separate two-story bungalows. The Company plans to begin vacation ownership sales and commence the first phase of renovations at the Carambola Beach Resort during the second quarter of 1998.

     Development Agreement with Westin Hotels & Resorts. On January 19, 1998, the Company and Westin modified their existing joint development agreement to make their relationship non-exclusive. Under their modified relationship, the Company and Westin each will be free to independently pursue all vacation ownership development opportunities. Under the parties' prior exclusive agreement, the Company and Westin each were restricted from developing four and five star vacation ownership resorts with third parties. The Company and Westin, however, will continue to jointly own and operate the Westin Vacation Club St. John, located in the U.S. Virgin Islands. As part of the modification, the Company's and Westin's representatives no longer serve on the other's board of directors.

     Additional Acquisitions and Developments. In addition to the MMG Acquisition and the acquisition of the Carambola Beach Resort, on December 31, 1997, the Company acquired the 46 unit Coral Reef Resort in Miami, Florida, and, during the first and second quarters of 1998, acquired the 105 unit Homewood Suites located in Santa Fe, New Mexico, the 58 unit Club Mougins Resort, located near Cannes, France, a 22 unit property located in the West End of London, England and 10 units at the Sunset View Resort, located in

Tenerife, Canary Islands, in individual transactions with an aggregate purchase price of approximately $30.2 million. The Company intends to begin vacation ownership sales at each of these newly-acquired resorts during the second quarter of 1998. When added to the Company's 70 resort locations at December 31, 1997, as well as the Carambola Beach Resort and the seven resort locations acquired in the MMG Acquisition, these acquisitions currently give the Company 82 resort locations.

     In addition, in March 1998, the Company received final planning, zoning and development approval for the planned development of the 158 unit Westin Vacation Club in Rancho Mirage, California, the Company's second joint venture with Westin. In March 1998, the Company also received final planning, zoning and development approval for the 58 unit Sunterra Harbor Lights Resort in San Diego, California. The Company expects to complete the initial phase of development of each of the Rancho Mirage and San Diego resorts and begin vacation ownership sales at the resorts during 1999.

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Company is hereby offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. The Company will issue Exchange Notes on or promptly after the Expiration Date. As of the date hereof, there is $140,000,000 aggregate principal amount of Private Notes outstanding. See "The Exchange Offer."

                             Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer -- Resale of the Exchange Notes."

Registration Rights
Agreement..................  The Private Notes were sold by the Company on April
                             15, 1998 (the "Offering") to the Initial Purchasers pursuant to a Purchase Agreement, dated April 9, 1998, between the Company and the Initial Purchasers (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into a Registration Rights Agreement, dated as of April 15, 1998 (the "Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes will not be entitled to any exchange or registration rights with respect to the Exchange Notes. See "The Exchange
                             Offer -- Termination of Certain Rights."

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on        , 1998 unless the
                             Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

Accrued Interest on the
  Exchange Notes and the
  Private Notes............  The Exchange Notes will bear interest from the date of the last interest payment on the Private Notes or if no interest has been paid, from the date of original issuance of the Private Notes. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes. See "The Exchange Offer -- Interest on the Exchange Notes."

Conditions to the
  Exchange Offer...........  The Exchange Offer is subject to certain customary conditions that may be waived by the Company. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange. See "The Exchange
                             Offer -- Conditions."

Procedures for Tendering
  Private Notes............  Each holder of Private Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to Norwest Bank Minnesota, National Association, as exchange agent (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, (iii) that if such holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange Offer -- Resale of the Exchange Notes"), (iv) such holder understands that a secondary resale transaction described in clause
                             (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or
                             Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is not a broker-dealer, such holder will be required to represent in the Letter of Transmittal that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes such holder will be required to acknowledge in the Letter of Transmittal that the Private Notes to be exchanged for New securities were acquired by it as a result of market-making activities or other trading activities and that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange
                             Offer -- Procedures for Tendering."

Special Procedures for
  Beneficial Owners........  Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
  Procedures...............  Holders of Private Notes who wish to tender their
                             Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of the Private
  Notes and Delivery of
  the Exchange Notes.......  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Withdrawal Rights..........  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The
                             Exchange Offer -- Withdrawal of Tenders."

Certain Federal Income
  Tax Considerations.......  The exchange of Private Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially from the Private Notes. As a result, no material federal income tax consequences will result to holders exchanging Private Notes for Exchange Notes. See "Certain Federal Income Tax Considerations" for a discussion, which, in the opinion of Latham & Watkins, counsel to the Company, describes the material federal income tax consequences expected to result to holders whose Private Notes are exchanged for Exchange Notes in the Exchange Offer.

Exchange Agent.............  Norwest Bank Minnesota, National Association is
                             serving as the Exchange Agent in connection with the Exchange Offer.

                               THE EXCHANGE NOTES

     The Exchange Offer applies to $140,000,000 aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, an indenture governing the Private Notes and the Exchange Noes dated April 15, 1998 (the "Indenture") among the Company and Norwest Bank Minnesota, National Association, as Trustee (the "Trustee"). The Exchange Notes and the Private Notes are sometimes collectively referred to herein as the "Notes." For further information and for definitions of certain capitalized terms used below, see "Description of Notes."

SECURITIES OFFERED..............   $140 million aggregate principal amount of
                                   the Company's 9 1/4% Senior Notes due 2006.

MATURITY DATE...................   May 15, 2006.

INTEREST PAYMENT DATES..........   May 15 and November 15, commencing November
                                   15, 1998.

RANKING.........................   The Notes will be general unsecured
                                   obligations of the Company and will rank pari passu in right of payment with all existing and future unsubordinated Indebtedness of the Company and will rank senior in right of payment to all subordinated Indebtedness of the Company. The Notes will be effectively subordinated to all secured Indebtedness of the Company to the extent of the security and to all Indebtedness and other obligations
                                   (including trade payables) of the Company's subsidiaries. At December 31, 1997, after giving pro forma effect to the Offering and the application of the estimated net proceeds therefrom and the incurrence of an additional
                                   $108 million of secured Indebtedness
                                   subsequent to December 31, 1997, the Company and its subsidiaries would have had approximately $589.9 million of outstanding indebtedness (including trade payables of
                                   $25.2 million), of which $108.2 million would have been secured or structurally senior in right of payment to the Notes and $341.7 million would have been subordinated in right of payment to the Notes. The Notes are senior in right of payment to the Company's 9 3/4%
                                   Senior Subordinated Notes due 2007 (the
                                   "Senior Subordinated Notes") and the
                                   Company's 5 3/4% Convertible Notes due 2007
                                   (the "Convertible Notes").

OPTIONAL REDEMPTION.............   The Notes will be redeemable, in whole or in
                                   part, at the option of the Company on or after May 15, 2002 at the redemption prices
                                   (expressed as a percentage of principal
                                   amount) set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to May 15, 2001, the Company may redeem up to 40% of the aggregate principal amount of the Notes with the proceeds of one or more Equity Offerings
                                   (as defined), at a redemption price equal to 109.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least

                                   60% of the aggregate principal amount of the Notes originally issued remains outstanding after any such redemption.

CHANGE OF CONTROL...............   Upon a Change of Control (as defined),
                                   Holders of the Notes will have the right to require the Company to repurchase all or a portion of such Holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

CERTAIN COVENANTS...............   The Indenture contains certain covenants
                                   that, among other things, limit the ability of the Company and its Restricted
                                   Subsidiaries (as defined herein) to (i) incur additional indebtedness, (ii) pay dividends or make other distributions with respect to Capital Stock (as defined) of the Company and its Restricted Subsidiaries, (iii) create certain liens, (iv) sell certain assets of the Company or its Restricted Subsidiaries and (v) enter into certain mergers and consolidations. See "Description of the
                                   Notes -- Certain Covenants."

USE OF PROCEEDS.................   The Company will not receive any proceeds
                                   from the issuance of the Exchange Noes
                                   offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Private Notes in like principal amount, the terms of which are identical to the Exchange Notes. The issuance of the Exchange Notes in exchange for the surrender of the Private Notes will not result in any increase in the indebtedness of the Company.

                                  RISK FACTORS

     Prospective investors in the Notes should carefully consider the matters set forth herein under "Risk Factors."

                  SUMMARY CONSOLIDATED AND UNAUDITED PRO FORMA
                                 FINANCIAL DATA

     The following table sets forth summary consolidated and unaudited pro forma financial data of the Company. For all of the periods presented, the financial data presented below gives effect to the AVCOM, PRG and LSI Acquisitions by combining the historical information of AVCOM, PRG, LSI and the Company and restating the historical financial data of the Company using the pooling-of-interests method of accounting. Prior to its acquisition by the Company on February 7, 1997, AVCOM recognized a net loss of $12.4 million for the year ended December 31, 1996. As a result of the pooling-of-interests accounting treatment, this net loss has been reflected in the Company's consolidated financial statements for the year ended December 31, 1996, reducing the Company's 1996 reported consolidated net income. In addition, as a result of the Company's 1997 acquisitions, the Company incurred $10.0 million of non-recurring merger-related costs, reducing the Company's 1997 reported consolidated net income.

     The financial data presented below includes the effect of the exchange of direct and indirect interests in, and obligations of, certain predecessor limited partnerships, limited liability companies and other corporations of the Company for shares of common stock (the "Common Stock") of the Company (the "Consolidation Transactions") and the Company's initial public offering of shares of Common Stock (the "Initial Public Offering"), both of which were consummated on August 20, 1996.

     The following table also sets forth summary unaudited pro forma financial data of the Company as of December 31, 1997, after giving effect to the concurrent offerings of the Convertible Notes and 2,400,000 shares of Common Stock sold by the Company in February 1997 (together, the "Concurrent Offerings"), the Company's offering of the Senior Subordinated Notes in August 1997 (the "Senior Subordinated Note Offering") and the Offering, in each case after giving effect to the application of the proceeds therefrom (excluding the repayment of approximately $111 million due under the Senior Credit Facility, which was incurred subsequent to December 31, 1997) as if such transactions had taken place on January 1, 1997, with respect to the Income Statement Data and Other Data and as of December 31, 1997 with respect to the Balance Sheet Data. The pro forma data do not purport to represent what the consolidated results of operations or consolidated financial position of the Company would have been had the Offering, the Concurrent Offerings and the Senior Subordinated Note Offering and the application of the net proceeds therefrom actually occurred at the beginning of the relevant period, and do not purport to project the consolidated financial position or the consolidated results of operations of the Company for the current year or any future date or period.

     The following financial data should be read in conjunction with "Use of Proceeds," "Selected Financial Data," "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements for the Company and the notes thereto, each of which are contained elsewhere in this Prospectus.

                                                            YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------
                                                                                     PRO FORMA
                                                   1995        1996        1997        1997
                                                 --------    --------    --------    ---------
                                                            (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
  Vacation Interval and Vacation Point sales...  $139,426    $182,300    $281,063    $281,063
  Interest income..............................    20,339      25,415      42,856      42,856
  Other income.................................     8,553      12,132      13,774      13,774
                                                 --------    --------    --------    --------
          Total revenues.......................   168,318     219,847     337,693     337,693
                                                 --------    --------    --------    --------
Costs and operating expenses:
  Vacation Interval and Vacation Point cost of
     sales.....................................  $ 39,810    $ 48,218    $ 71,437    $ 71,437
  Advertising, sales, and marketing............    62,258      89,040     126,739     126,739
  Loan portfolio:
     Interest expense -- treasury..............    10,077      13,482      13,032       9,225
     Other expenses............................     2,034       4,523       5,522       5,522
     Provision for doubtful accounts(a)........     3,666       8,311       8,579       8,579
  General and administrative(a)................    19,263      37,436      42,254      42,254
  Resort property valuation allowance(a).......        --       2,620          --          --
  Depreciation and amortization(a).............     2,514       5,027       6,499       6,499
  Merger-related costs(a)(b)...................        --          --       9,973       9,973
                                                 --------    --------    --------    --------
          Total costs and operating expenses...   139,622     208,657     284,035     280,228
                                                 --------    --------    --------    --------

  Income from operations.......................    28,696      11,190      53,658      57,465
  Interest expense -- other, net...............     1,728       3,763       9,394      29,271
  Equity loss on investment in joint
     ventures..................................     1,649         299         639         639
  Minority interest in income of consolidated
     limited partnership.......................        --         199         181         181
                                                 --------    --------    --------    --------
          Income before provision (benefit) for
            income taxes and extraordinary
            item...............................  $ 25,319    $  6,929    $ 43,444    $ 27,374
                                                 ========    ========    ========    ========
OTHER DATA:

  EBITDA(c)....................................  $ 41,553    $ 44,622    $ 85,424    $ 85,424
  EBITDA margin................................      24.7%       20.3%       25.3%       25.3%
  Net interest expense.........................  $ 15,120    $ 23,968    $ 28,698    $ 43,576(d)
  Ratio of EBITDA to net interest expense......                                           2.0
  Ratio of net debt to EBITDA..................                                           4.6

                                                                         AS OF DECEMBER 31, 1997
                                                                         -----------------------
                                                                          ACTUAL      PRO FORMA
                                                                         ---------    ----------
                                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents, including
     escrow....................................                          $ 47,972      $167,641
  Mortgages receivable, net....................                           331,735       331,735
  Total assets.................................                           761,145       885,614
  Total debt...................................                           435,208       559,677(e)
  Stockholders' equity.........................                           207,910       207,910

---------------

(a) Non-recurring costs for the year ended December 31, 1997, are merger costs relating to the AVCOM, PRG and LSI Acquisitions. Non-recurring costs for the year ended December 31, 1996 include costs incurred at AVCOM for (i) an increase in the provision for doubtful accounts of $2.0 million, (ii) $9.1 million in severance costs, lease cancellations, litigation reserves, other integration costs and a reserve for leases associated with certain property management and related contracts, (iii) a $2.6 million write-down of certain property to estimated fair market value and (iv) a $0.7 million charge relating to amortization of start-up costs over a period of one year.

(b) Merger-related costs include expenses related to fees paid to financial advisors, legal fees, and other transaction expenses in connection with the AVCOM, PRG and LSI Acquisitions.

(c) EBITDA represents net income before interest expense-treasury, interest expense-other, capitalized interest expense included in Vacation Interval and Vacation Point cost of sales, income taxes, non-recurring costs, depreciation and amortization and extraordinary item, net of tax. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be construed as a substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position and cash flows. The EBITDA measure presented herein may not be comparable to EBITDA as presented by other companies. The following table reconciles EBITDA to net income:

                                                                       YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                                                               PRO FORMA
                                                               1995       1996       1997        1997
                                                              -------    -------    -------    ---------
                                                                        (DOLLARS IN THOUSANDS)
Net income..................................................  $21,299    $11,034    $19,522    $  16,446
Interest expense-treasury...................................   10,077     13,482     13,032        9,225
Interest expense-other......................................    1,728      3,763      9,394       29,271
Capitalized interest expense included in Vacation Interval
  and Vacation Point cost of sales..........................    1,915      1,718      3,082        3,082
Income taxes (benefit)......................................    4,020     (4,105)    23,156       10,928
Non-recurring costs.........................................       --     14,381(a)   9,973(a)     9,973(a)
Depreciation and amortization...............................    2,514      4,349(a)   6,499        6,499
Extraordinary item, net of tax..............................       --         --        766           --
                                                              -------    -------    -------    ---------
        EBITDA..............................................  $41,553    $44,622    $85,424    $  85,424
                                                              =======    =======    =======    =========

(d) Net interest expense is defined as interest expense plus capitalized interest less amortization of debt issuance costs. The 1997 pro forma amount gives effect to interest income of approximately $6.3 million (based on an assumed investment rate of 5.25% per annum) on the assumed investment of the net excess proceeds from the Offering of approximately $120 million, including approximately $111 million that the Company applied to the repayment of indebtedness which was outstanding under the Senior Credit Facility as of April 15, 1998 and that was incurred subsequent to December 31, 1997.

(e) Approximately $111 million of the net proceeds from the Offering were used to retire indebtedness under the Senior Credit Facility which was outstanding as of April 15, 1998. The amounts outstanding under the Senior Credit Facility were incurred subsequent to the year ended December 31, 1997 primarily to finance the MMG Acquisition and the acquisition of resort inventory and for other working capital purposes. As of May 1, 1998, no amounts were outstanding under such facility.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing any of the Notes offered hereby. The Company cautions the reader that this list of material risk factors may not be exhaustive.

     The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Certain statements in this Prospectus that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Discussions containing such forward-looking statements may be found in the material set forth under "Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as within this Prospectus generally. In addition, when used in this Prospectus the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and the matters set forth in this Prospectus generally. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

RISK OF INCREASING LEVERAGE; LIQUIDITY

     The Company has, and after giving effect to the Offering will continue to have, significant levels of indebtedness. At December 31, 1997, after giving pro forma effect to the Offering and the application of the estimated net proceeds therefrom and the incurrence of an additional $111.1 million of secured Indebtedness subsequent to December 31, 1997, the Company and its subsidiaries would have had approximately $589.9 million of outstanding indebtedness (including trade payables of $25.2 million), of which $108.2 million would have been secured or structurally senior in right of payment to the Notes and $341.7 million would have been subordinated in right of payment to the Notes. In addition, subject to the restrictions contained in documents governing the Senior Credit Facility, the Notes, the Senior Subordinated Notes and the Convertible Notes, the Company may incur additional senior or other indebtedness from time to time to finance acquisitions or capital expenditures or for other general corporate purposes.

     For the year ended December 31, 1997, the Company had $50.0 million in negative cash flows from operations. On a pro forma basis for the Offering, the Concurrent Offerings and the Senior Subordinated Note Offering and the application of the proceeds therefrom, cash flows from operations would have been insufficient to service the Company's interest costs by an aggregate of $53.1 million. Because the Company typically finances 90% of the purchase price of the vacation interests it sells, it typically incurs significant operating costs in excess of the actual cash proceeds initially received from the sale of vacation interests. To meet the Company's cash requirements to finance these customer receivables, the Company borrows funds available under its credit facilities. The Company expects to repay its credit facilities with proceeds from the issuance of pass-through mortgage-backed securities under which the Company sells the mortgages receivable and principal and interest payments from its portfolio of mortgages receivable. The Company may also sell or factor additional mortgages receivable or borrow under existing or future lines of credit. There can be no assurance that the Company will be able to successfully securitize any of its mortgages receivable or otherwise sell, factor or finance such mortgages receivable on terms favorable to the Company, if at all or that the inability to do so would not have a material adverse effect on the Company's results of operations.

     The level of the Company's indebtedness could have important consequences to the Holders of the Notes, including, but not limited to, the following: (i) the Company's ability to obtain future financing for working capital, capital expenditures, acquisitions, product development or other corporate purposes may be materially limited or impaired; (ii) a significant portion of the Company's cash flow from operations may be dedicated to the interest on its indebtedness, thereby reducing the funds available to the Company to conduct its operations and future business opportunities; (iii) significant amounts of the Company's borrowings will bear interest at variable rates, which could result in higher interest expense in the event of interest rate increases; (iv) the agreements governing the Company's indebtedness contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company; (v) the indebtedness outstanding under the Senior Credit Facility is secured and matures prior to the maturity of the Notes; (vi) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (vii) the Company's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or in its business.

     The Company's ability to make scheduled payments or to refinance its debt obligations will depend upon its future financial and operating performance, which may be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, including interest rates, increased operating costs, regulatory developments and the ability of the Company to repatriate cash generated outside of the United States without incurring a substantial tax liability. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future.

STRUCTURAL SUBORDINATION OF NOTES

     The Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future unsubordinated Indebtedness of the Company and will rank senior in right of payment to all subordinated Indebtedness of the Company. The Notes will be effectively subordinated to all secured Indebtedness of the Company to the extent of the security and to all Indebtedness and other obligations (including trade payables) of the Company's subsidiaries. In the event of bankruptcy, liquidation, or reorganization of the Company, the assets serving as collateral for the Company's secured Indebtedness will be available to pay obligations on the Notes only after all secured Indebtedness has been paid to the full extent of such security, and there may not be sufficient assets to pay any interest, premium, if any, or principal due on any or all of the Notes then outstanding. At December 31, 1997, after giving pro forma effect to the Offering and the application of the estimated net proceeds therefrom and the incurrence of an additional $108 million of secured Indebtedness subsequent to December 31, 1997, the Company and its subsidiaries would have had approximately $589.9 million of outstanding indebtedness (including trade payables of $25.2 million), of which $108.2 million would have been secured or structurally senior in right of payment to the Notes and $341.7 million would have been subordinated in right of payment to the Notes. The incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. In addition, the cash flow and ability of the Company to service debt, including the Notes, is dependent in part upon the ability of its subsidiaries to make cash payments to the Company. Any right of the Company and its creditors to participate in the assets of any such subsidiary will be subject to the prior claims of the subsidiaries and creditors, including trade creditors. Upon any acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, all principal, premium, if any, and interest due on all secured Indebtedness must be paid to the full extent of such security before the Holders of the Notes are entitled to receive any payment as a result of such assets.

FAILURE TO EXCHANGE PRIVATE NOTES

     Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

LIMITATION ON REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     Upon a Change of Control (as defined in the Indenture), each Holder of the Notes will have certain rights, at the holder's option, to require the Company to repurchase all or a portion of such Holder's Notes. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by the Holders thereof. In addition, the Company's repurchase of Notes as a result of the occurrence of a Change of Control may create an event of default under the Company's various credit agreements. The Change of Control provision may not, in some instances, prevent a decrease in the value of the Notes in the event the Company incurs additional leverage through certain types of recapitalizations, leveraged buyouts, or similar transactions. See "Description of Notes -- Change of Control."

ACQUISITION STRATEGY AND RISKS RELATED TO RAPID GROWTH

     A principal component of the Company's strategy is to continue to grow by acquiring additional resort locations and/or vacation ownership operating companies. The Company's future growth and financial success will depend upon a number of factors, including its ability to identify attractive resort acquisition opportunities, consummate the acquisitions of such resorts on favorable terms, convert such resorts to use as vacation ownership resort locations and profitably sell Vacation Intervals and Vacation Points at such resort locations. There can be no assurance that the Company will be successful with respect to such factors and any failure to be successful could have a material adverse effect on the Company's results of operations. Acquisitions involve a number of special risks, including the diversion of management's attention to the assimilation of the operations from other business concerns, difficulties in the integration of operations and systems, the assimilation and retention of the personnel of the acquired companies and potential adverse short-term effects on operating results. The Company's ability to execute its growth strategy depends to a significant degree on the existence of attractive acquisition opportunities (which, in the past, have included completed or nearly completed resort properties), its ability both to consummate acquisitions on favorable terms and to obtain additional debt and equity capital and to fund such acquisitions and any necessary conversion and marketing expenditures. Currently, there are potential buyers of resort real estate which are well capitalized competing to acquire resort properties which the Company may consider attractive resort acquisition opportunities. There can be no assurance that the Company will be able to compete against such other buyers successfully or that the Company will be successful in consummating any such future financing transactions on terms favorable to the Company. The Company's ability to obtain and repay any indebtedness at maturity may depend on refinancing, which could be adversely affected if the Company cannot effect the sale of additional debt or equity through public offerings or private placements on terms favorable to the Company. Factors which could affect the Company's access to the capital markets, or the cost of such capital, include changes in interest rates, general economic conditions, the perception in the capital markets of the vacation ownership industry and the Company's business, results of operations, leverage, financial condition and business prospects.

RISKS RELATED TO DEVELOPMENT OF A POINTS-BASED VACATION EXCHANGE SYSTEM

     The Company currently is developing its Club Sunterra points-based vacation exchange system which will offer points-based exchanges throughout the Company's worldwide network of resorts. The Company has not previously developed or operated a company-wide points-based vacation exchange system and no assurance can be given as to management's ability to efficiently develop or operate such a company-wide system. Although management believes such a system will be developed and placed into operation in the second half of 1998, there can be no assurance that such a system will be developed and placed into operation by such time. Risks associated with the development and operation of the Company's Club Sunterra company-wide points-based vacation exchange system, and expansion of LSI's and VI's existing points-based systems, may include the risks that: such development and/or expansion may be abandoned; the North American and European points-based vacation exchange systems cannot be efficiently combined or operated with the Company's current vacation ownership operations; the North American and European points-based vacation exchange systems may be or become subject to extensive regulation by federal, state and local jurisdictions, or the equivalent thereof in Europe, possibly making such points-based system uneconomical or unprofitable; and financing may not be available on favorable terms for development of a North American points-based vacation exchange system or the expansion of a European points-based vacation exchange system.

RISKS RELATED TO CERTAIN ACQUISITIONS

     Uncertainty as to Future Financial Results. The Company believes that the acquisitions of AVCOM, PRG, LSI, Marc, VI and Global (collectively, the "Acquisitions") each offer opportunities for long-term efficiencies in operations that should positively affect future results of the combined operations of the Company. However, until the Company is able to offset earnings dilution resulting from the issuance of Common Stock in certain of the Acquisitions with the positive effect of expected long-term efficiencies, the Acquisitions may adversely affect the Company's financial performance in 1998 and future years. In addition, the combined companies will be more complex and diverse than the Company prior to the Acquisitions, and the combination and continued operation of their distinct business operations present difficult challenges for the Company's management due to the increased time and resources required in the management effort.

     In order to maintain and increase profitability, the combined companies will need to successfully integrate and streamline overlapping functions. There can be no assurance that such integration will be successfully accomplished or, if successfully accomplished, that such integration will not be more costly to accomplish than contemplated by the Company. The difficulties of such integration may be increased by the necessity of coordinating geographically separate organizations. The integration of certain operations (such as customer service, loan servicing and loan processing) following the Acquisitions will require the dedication of management resources which may distract attention from the day-to-day business of the combined companies in the short and long term. Failure to effectively accomplish the integration of the acquired company's operations could have an adverse effect on the Company's results of operations and financial condition.

     Accounting Treatment. The AVCOM, PRG and LSI Acquisitions have been accounted for by the Company by the pooling-of-interests method of accounting. Under this method of accounting, the recorded assets and liabilities of the Company, AVCOM, PRG and LSI have been carried forward at their book values to the Company and the reported income of the Company, AVCOM, PRG and LSI for prior periods has been combined and restated as income of the Company. Although the Company has received an opinion from its independent public accountants that the Acquisitions will qualify for pooling-of-interests accounting treatment, opinions of accountants are not binding upon the Commission, and there can be no assurance that the Commission will not successfully assert a contrary position. In such case, the purchase method of accounting would be applicable. Under the purchase method, the book value of AVCOM's, PRG's and LSI's assets would be increased to their fair values, which could result in higher operating costs and expenses as the excess of the purchase price over the fair value of AVCOM's, PRG's and LSI's assets would be amortized and expensed over a period of years, which would adversely affect the Company's future earnings. The VI, Marc and Global Acquisitions have been accounted for using the purchase method of accounting.

VARIABILITY OF QUARTERLY RESULTS; ABSENCE OF PUBLIC MARKET FOR THE NOTES; POSSIBLE VOLATILITY OF NOTE PRICE

     The Company's earnings may be impacted by the timing of the implemention of the Company's acquisition and development strategy. Additionally, the Company has historically experienced and expects to continue to experience seasonal fluctuations in its gross revenues and net income from the sale of Vacation

Intervals and Vacation Points. This seasonality may cause significant variations in quarterly operating results. If sales of Vacation Intervals and Vacation Points are below seasonal normalities during a particular period, the Company's annual operating results could be materially adversely affected. In addition, the combination of (i) the possible delay in generating revenue between the time that the Company acquires an additional resort and the commencement of Vacation Interval and Vacation Points sales, and (ii) the expenses associated with start-up unit or room-rental operations, interest expense, amortization and depreciation expenses from such acquisitions may materially adversely impact earnings.

     Due to the foregoing and other factors, the Company believes that its quarterly and annual revenues, expenses and operating results could vary significantly in the future and that period-to-period comparisons should not be relied upon as indications of future performance. Because of the above factors, it is possible that the Company's operating results will be below the expectations of securities market analysts and investors, which could have an adverse effect on the market value of the Notes. Numerous factors, including announcements of fluctuations in the Company's or its competitors' operating results and market conditions for hospitality and vacation ownership industry securities in general, could have a significant impact on the future price of the Notes. In addition, the securities market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Private Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. The Exchange Notes have no established trading market. The Initial Purchasers have advised the Company that they intend to make a market in the Notes. The Initial Purchasers are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of any such Initial Purchaser without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the Exchange Offer. Accordingly, there can be no assurance that an active market for the Notes will develop or be sustained after the Offering or that the market price of the Notes will not decline. If an active market for the Notes fails to develop or be sustained, the trading price of such Notes could be materially adversely affected. The Notes will not be listed on any securities exchange or quoted on the Nasdaq National Market.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

     The Indenture will contain, and the Subordinated Notes Indenture does contain, certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to (i) incur additional indebtedness,
(ii) pay dividends or make other distributions with respect to capital stock of the Company and its Restricted Subsidiaries, (iii) create certain liens, (iv) sell certain assets of the Company or its Restricted Subsidiaries and (v) enter into certain mergers and consolidations. In addition, certain of the Company's other Senior Indebtedness contain other and more restrictive covenants that, among other things, restrict the following: the making of investments, loans, and advances and the paying of dividends and other restricted payments; the incurrence of additional indebtedness; the granting of liens, other than certain permitted liens; mergers, consolidations and sales of all or a substantial part of the Company's business or property; the sale of assets; and the making of capital expenditures.

     Certain of the Company's other Senior Indebtedness, including the Senior Credit Facility, also require the Company to maintain certain financial ratios, including interest coverage, leverage and fixed charge ratios. There can be no assurance that these requirements will be met in the future. If they are not, the holders of the indebtedness under certain of the Company's other Senior Indebtedness may be entitled to declare such indebtedness immediately due and payable.

RISKS OF DEVELOPMENT AND CONSTRUCTION ACTIVITIES

     Risks associated with the Company's development, construction and redevelopment/conversion activities, and expansion activities may include the risks that: acquisition and/or development opportunities may be abandoned; construction costs of a resort may exceed original estimates, possibly making the resort uneconomical or unprofitable; sales of Vacation Intervals at a newly completed resort may not be sufficient to make the resort profitable; financing may not be available on favorable terms for development of, or the continued sales of Vacation Intervals at, a resort; and construction may not be completed on schedule, resulting in decreased revenues and increased interest expense. The failure of the Company to successfully complete its development, construction, redevelopment, conversion and expansion activities may have a material adverse effect on the Company's results of operations.

     In addition, the Company's construction activities typically are performed by third-party contractors, and, accordingly, the timing, quality and completion of which cannot be controlled by the Company. Nevertheless, construction claims may be asserted against the Company for construction defects and such claims may give rise to liabilities. New development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, the ability of the Company to coordinate construction activities with the process of obtaining such permits and authorizations, and the ability of the Company to obtain the financing necessary to complete the necessary acquisition, construction, and/or conversion work at the resorts. The Company currently does not have the financing available to complete all of its planned expansion as set forth in "Business -- Description of the Company's Resort Locations."

RISKS ASSOCIATED WITH PARTNERSHIP INVESTMENTS

     The Company owns, and may in the future acquire, certain resorts through partnerships or other joint ventures. Property ownership through a partnership or other joint venture involves additional risks, including requirements of partner or venturer consents for major decisions (including approval of budgets), capital contributions and entry into material agreements. If the Company and its partner or venturer are unable to agree on major decisions, either partner or venturer may elect to invoke a buy/sell right, which could require the Company to either sell its interest in such partnership or venture or to buy out the interest of its partner or venturer at a time when the Company is not prepared to do so. In addition, under certain circumstances, the other partner or venturer can require the Company to purchase such partner's or venturer's interest or sell its interest to the other partner or venturer, and in either case, such purchase or sale could have a material adverse effect on the Company. If a dispute arises under these types of partnerships or joint ventures, an adverse resolution could have a material adverse effect on the operations of the Company. In addition, as a general partner or venturer, the Company will be subject to certain fiduciary obligations which may obligate it to act in a manner which is not necessarily in the best interest of the Company. Additionally, as a matter of partnership law, if other partners or venturers fail to honor their obligation (including as a result of insolvency), the Company may incur losses in excess of its pro rata share of the partnership or venture. See "Business -- Description of the Company's Resort Locations."

LIMITED OPERATING HISTORY

     The Company was formed in May 1996 in order to effectuate the consolidation of the Company's predecessor partnerships, limited liability companies and corporations (the "Consolidation Transactions") and the Company's initial public offering (the "Initial Public Offering"), each of which was consummated in August 1996. Although predecessors of the Company have operating histories in the vacation ownership and hospitality industries, the Company has limited operating history as an integrated entity both prior to and following the Acquisitions, has limited experience operating as a public company and no experience operating a company-wide points-based vacation exchange system, any of which could result in an adverse impact on the Company's operations and future profitability. The Company conducts its management operations out of a number of geographically diverse locations. As the Company grows and diversifies into additional geographic markets, including new markets entered as a result of the Acquisitions, no assurance can be given as to management's ability to efficiently manage operations and control functions without a centrally located management team.

GENERAL ECONOMIC CONDITIONS; CONCENTRATION IN VACATION OWNERSHIP INDUSTRY

     Any downturn in economic conditions or any price increases (e.g., airfares) related to the travel and tourism industry could depress discretionary consumer spending and have a material adverse effect on the Company's business. Any such economic conditions, including recession, may also adversely affect the future availability of attractive financing rates for the Company or its customers and may materially adversely affect the Company's business. Furthermore, adverse changes in general economic conditions may adversely affect the collectibility of the Company's loans to vacation interest buyers. Because the Company's operations are conducted solely within the vacation ownership industry, any adverse changes affecting the vacation ownership industry such as an oversupply of vacation ownership units, a reduction in demand for vacation ownership units, changes in travel and vacation patterns, changes in governmental regulations of the vacation ownership industry and increases in construction costs or taxes, as well as negative publicity for the vacation ownership industry, could have a material adverse effect on the Company's operations.

RISKS ASSOCIATED WITH CUSTOMER FINANCING

     The Company offers financing to the purchasers of vacation interests at the Company's resort locations who make a down payment generally equal to at least 10% of the purchase price. This financing generally bears interest at fixed rates and is collateralized by a first mortgage on the underlying vacation interest. The Company has entered into agreements with lenders for the financing of customer receivables. As of December 31, 1997, the Company had approximately $199 million of additional borrowing capacity available thereunder.

     Under these arrangements, the Company pledges as security promissory notes to these lenders, who typically lend the Company 85% to 90% of the principal amount of such promissory notes. Payments under these promissory notes are made by the buyer/borrowers directly to a third-party payment processing center and such payments are credited against the Company's outstanding balance with the respective lenders. The Company does not presently have binding agreements to extend the terms of such existing financing arrangements or for any replacement financing arrangements upon the expiration of such funding commitments (which have varying borrowing periods ranging from 18 to 20 months after the initial commitment date), and there can be no assurance that alternative or additional arrangements can be made on terms that are satisfactory to the Company. Accordingly, future sales of vacation interests may be limited by both the availability of funds to finance the initial negative cash flow that results from sales that are financed by the Company and by reduced demand which may result if the Company is unable to provide financing through unaffiliated lenders to buyers of vacation interests. If the Company is required to sell its customer receivables to lenders, discounts from the face value of such receivables may be required by such lenders, if lenders are available at all. The inability to finance the Company's mortgages receivable on terms favorable to the Company or at all could have a material adverse effect on the Company's results of operations.

     The Company has historically derived income from its financing activities. At December 31, 1997, the Company's mortgage portfolio included approximately 37,000 promissory notes totaling approximately $355 million, with a stated maturity of typically seven to ten years and a weighted average interest rate of 14.4% per annum. Additionally, at December 31, 1997, the weighted average maturity of all outstanding consumer loans was approximately 8.4 years and the total borrowings secured by promissory notes were approximately $91 million, bearing a weighted average interest rate of 10.3%. However, because the Company's borrowings bear interest at variable rates and the Company's loans to buyers of vacation interests bear interest at fixed rates (which, as of December 31, 1997, equal 14.4% per annum on a weighted average basis), the Company bears the risk of increases in interest rates with respect to the loans it has from its lenders. The promissory notes are prepayable at any time without penalty. To the extent interest rates on the Company's borrowings decrease, the Company faces an increased risk that customers will pre-pay their loans and reduce the Company's income from financing activities. See "Business -- Customer Financing."

RISKS OF HEDGING ACTIVITIES AND EXCHANGE RATE FLUCTUATIONS

     The Company does not engage in speculative or profit motivated hedging activities. However, to manage risks associated with the Company's borrowings bearing interest at variable rates, the Company may from time to time purchase interest rate caps, interest rate swaps or similar instruments. As of and for the fiscal year ending December 31, 1997, the Company was not engaging in any interest rate hedging transactions. The nature and quantity of any future hedging transactions for the variable rate debt will be determined by the management of the Company based on various factors, including market conditions, and there have been no limitations placed on management's use of certain instruments in such hedging transactions. No assurance can be given that any such hedging transactions will offset the risks of changes in interest rates, or that the costs associated with hedging activities will not increase the Company's operating costs.

     The Company's international operations subject the Company to certain risks, including increased exposure to currency exchange rate fluctuations. Although the Company does not currently engage in foreign currency hedging transactions, as it continues to expand its international operations, exposure to losses in foreign currency transactions may increase or occur. The Company may choose to limit such exposure by the purchase of forward foreign exchange contracts or similar hedging strategies. However, there can be no assurance that any currency hedging strategy would be successful in avoiding exchange-related losses. In addition, there can be no assurance that such exchange-related losses would not have a material adverse effect on the Company's future international revenue and, consequently, on the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH CUSTOMER LOAN DEFAULT

     The Company bears the risk of defaults by buyers who financed the purchase of their vacation interests through the Company. As of December 31, 1997, approximately 4.6% of the Company's consumer loans were considered by the Company to be delinquent (scheduled payment past due by 60 or more days). The Company had completed or commenced foreclosure or deed-in-lieu of foreclosure (which is typically commenced once a scheduled payment is more than 120 days past due) on an additional approximately 2.2% of its consumer loans. As of December 31, 1997, the Company's allowance for doubtful accounts as a percentage of gross mortgages receivable was 6.5%, which management believes is an adequate reserve for expected loan losses.

     If a buyer of a vacation interest defaults on the consumer loan made by the Company and the Company has pledged the mortgage receivable as collateral to a lending institution, the Company generally must take back the mortgage with respect to such vacation interest and replace it with a performing mortgage. In connection with the Company taking back any such vacation interest, the relatively substantial associated marketing costs, other than certain sales commissions, will not have been recovered by the Company and they must be incurred again after their vacation interest has been returned to the Company's inventory for resale (commissions paid in connection with the sale of vacation interests may be recoverable from the Company's sales personnel and from independent contractors upon default in accordance with contractual arrangements with the Company, depending upon the amount of time that has elapsed between the sale and the default and the number of payments made prior to such default). Although private mortgage insurance or its equivalent is available to cover vacation interests, the Company has never purchased such insurance and has no present intention of doing so. In addition, although the Company in many cases may have recourse against vacation interest purchasers, sales personnel and independent contractors for the purchase price paid and for commissions paid, respectively, no assurance can be given that the vacation interest purchase price or any commissions will be fully or partially recovered in the event of a buyer default under such financing arrangements. The Company is subject to the costs and delays associated with the foreclosure process and no assurance can be given that the value of the underlying vacation interests being foreclosed upon at the time of resale will exceed the purchase price of the defaulted loans, taking into consideration the costs of foreclosure and resale or that the costs of any such foreclosures will not have a material adverse effect on the Company's results of operations. See "Business -- Customer Financing."

COMPETITION

     The Company is subject to significant competition at each of its resorts from other entities engaged in the business of resort development, sales and operation, including vacation interest ownership, condominiums, hotels and motels. Many of the world's most recognized lodging, hospitality and entertainment companies have begun to develop and sell vacation interests in resort properties. Other major companies that now operate or are developing or planning to develop vacation ownership resorts include Marriott Ownership Resorts ("Marriott"), The Walt Disney Company ("Disney"), Hilton Hotels Corporation ("Hilton"), Hyatt Corporation ("Hyatt"), Four Seasons Hotels & Resorts ("Four Seasons"), Inter-Continental Hotels and Resorts ("Inter-Continental") and Westin. Many of these entities possess significantly greater financial, marketing, personnel and other resources than those of the Company and may be able to grow at a more rapid rate or more profitably as a result. See "Business -- Competition."

     The Company also competes with companies with non-branded resorts such as Central Florida Investments, Inc. ("CFI"), Vistana, Inc. ("Vistana"), Fairfield Communities, Inc. ("Fairfield"), Silverleaf Resorts, Inc. ("Silverleaf"), Trendwest Resorts, Inc. ("Trendwest") and ILX Incorporated ("ILX"). Under the terms of an exclusive five year agreement, Promus and Vistana will jointly acquire, develop and manage and market vacation ownership resorts in North America under Promus brand names. As part of the exclusive agreement, Promus and Vistana will designate selected markets for development (which markets currently include Kissimmee, Florida and Myrtle Beach, South Carolina, and in which markets Vistana will have exclusive development rights). The Company is not precluded from using the Embassy Vacation Resort name in connection with resorts acquired during the term of the agreement in markets not otherwise exclusive to Vistana. There can be no assurance that Promus will not grant other entities a license to develop Embassy Vacation Resorts or that Promus will not exercise its rights to terminate the Embassy Vacation Resort licenses. Promus has indicated that it intends to expand its branded vacation ownership business only with the Company and Vistana and that additional Embassy Vacation Resort properties to be developed or acquired by the Company and licensed by Promus are under discussion. See "Business -- Competition."

     In addition, the Company also competes with the buyers of its Vacation Intervals who subsequently decide to resell those intervals. While the Company believes, based on experience at its resorts, that the market for resale of Vacation Intervals by buyers is presently limited, such resales are typically at prices substantially less than the original purchase price. The market price of Vacation Intervals sold by the Company at a given resort or by its competitors in the market in which each resort is located could be depressed by a substantial number of Vacation Intervals offered for resale.

DEPENDENCE ON VACATION INTERVAL EXCHANGE NETWORKS; RISK OF INABILITY TO QUALIFY RESORTS

     The attractiveness of vacation interest ownership is enhanced significantly by the availability of exchange networks that allow vacation interest owners to exchange in a particular year the occupancy right in their vacation interest for an occupancy right in another participating network resort. According to ARDA, the ability to exchange vacation interests was cited by buyers as a primary reason for purchasing a vacation interest. Resort Condominiums International ("RCI") and Interval International ("II") provide broad-based vacation interest exchange services and the Company's resort locations are currently qualified for participation in either the RCI and II exchange networks.

     If such exchange networks cease to function effectively, or if the Company's resorts are no longer included in such exchange networks, the Company's sales of vacation interests could be materially adversely affected. See "Business -- Participation in Vacation Interest Exchange Networks."

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a large extent upon the experience and abilities of Messrs. Osamu Kaneko, Andrew J. Gessow and Steven C. Kenninger (the "Founders"), who serve as the Company's Chairman, Chief Executive Officer and President, respectively, as well as the abilities of James E. Noyes and Michael
A. Depatie, the Company's Chief Operating Officer and Chief Financial Officer, respectively. The Company's success in Europe depends to a large extent upon the experience and abilities of Ian Ganney and Richard Harrington, LSI's founders, who serve as LSI's Chairman and Chief Executive Officer, respectively.

     The loss of the services of any of the Founders or Messrs. Noyes, Depatie, Ganney or Harrington could have a material adverse effect on the Company, its operations and its business prospects. The Company does not maintain "keyman" life insurance with respect to any of the Founders or Messrs. Noyes, Depatie, Ganney and Harrington. The Company's success is also dependent upon its ability to attract and maintain qualified development, acquisition, marketing, management, administrative and sales personnel for which there is keen competition among the Company's competitors. In addition, the cost of retaining such key personnel could escalate over time. There can be no assurance that the Company will be successful in attracting and/or retaining such personnel.

APPLICABILITY OF FEDERAL SECURITIES LAWS TO THE SALE OF VACATION INTERESTS

     It is possible that the vacation interests may be deemed to be a security as defined in Section 2(1) of the Securities Act. If the vacation interests were determined to be a security for such purpose, their sale would require registration under the Securities Act. The Company has not registered the sale of the vacation interests under the Securities Act and does not intend to do so in the future. If the sale of the vacation interests were found to have violated the registration provisions of the Securities Act, purchasers of the vacation interests would have the right to rescind their purchases of vacation interests. If a substantial number of purchasers sought rescission and were successful, the Company's business, results of operations and financial condition could be materially adversely affected. The Company has been advised by its vacation ownership counsel, Schreeder, Wheeler & Flint, LLP, that in the opinion of such counsel, based on its review of the Company's description of its Vacation Interval programs and the sales practices utilized in such program, the Vacation Intervals do not constitute a security within the meaning of Section 2(1) of the Securities Act.

REGULATION OF MARKETING AND SALES OF VACATION INTERESTS; OTHER LAWS

     The Company's marketing and sales of vacation interests and other operations are subject to extensive regulation by the federal government and the states and foreign jurisdictions in which its resorts are located and in which vacation interests are marketed and sold. On a federal level, the Federal Trade Commission has taken the most active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which the Company is or may be subject appears in the Truth-in-Lending Act and Regulation Z, the Equal Opportunity Credit Act and Regulation B, the Interstate Land Sales Full Disclosure Act, Telephone Consumer Protection Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Fair Housing Act and the Civil Rights Acts of 1964 and 1968. In addition, many states have adopted specific laws and regulations regarding the sale of vacation ownership programs. The laws of most states, including Florida, California, Arizona, South Carolina, Virginia and Hawaii, require the Company to file with a designated state authority for its approval a detailed offering statement describing the Company and all material aspects of the project and sale of vacation interests. Laws in each state where the Company sells vacation interests generally grant the purchaser of a vacation interest the right to cancel a contract of purchase at any time within a period ranging from three to fifteen calendar days following the earlier of the date the contract was signed or the date the purchaser has received the last of the documents required to be provided by the Company. Most states have other laws which regulate the Company's activities, such as real estate licensure; seller's of travel licensure; anti-fraud laws; telemarketing laws; price, gift and sweepstakes laws; and labor laws. The Company believes that it is in material compliance with all federal, state, local and foreign laws and regulations to which it is currently subject. However, no assurance can be given that the cost of qualifying under vacation ownership regulations in all jurisdictions in which the Company desires to conduct sales will not be significant or that the Company is in fact in compliance with all applicable federal, state, local and foreign laws and regulations. Any failure to comply with applicable laws or regulations could have a material adverse effect on the Company. See
"Business -- Governmental Regulation."

     Certain state and local laws may impose liability on property developers with respect to construction defects discovered or repairs made by future owners of such property. Pursuant to such laws, future owners may recover from the Company amounts in connection with the repairs made to the developed property.

     In addition, from time to time, potential buyers of vacation interests assert claims with applicable regulatory agencies against vacation interest salespersons for unlawful sales practices. Such claims could have adverse implications for the Company in negative public relations and potential litigation and regulatory sanctions. However, the Company does not believe that such claims will have a material adverse effect on the Company or its business.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state, local and foreign environmental, health, safety and land use laws, ordinances, regulations and similar requirements (collectively, "Environmental Laws"), the owner or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances or wastes located on or in, or emanating from, such property, as well as related costs of investigation and associated damages. Such laws may impose liability without regard to whether the owner knew of, or caused, the presence of such hazardous or toxic substances or wastes. The presence of such substances or wastes, or the failure to properly remediate them, may adversely affect an owner's ability to sell or lease a property or to borrow using such real property as collateral. In addition, certain Environmental Laws impose liability on prior owners or operators of property to the extent that hazardous or toxic substances or wastes were present during or resulted from such owner's or operator's prior ownership or operation. Transfer of the property may not relieve an owner of such liability. Thus, a company could incur liability for contamination at or from previously owned properties. Other Environmental Laws may require the removal or encapsulation of asbestos-containing material when such material is in poor condition or in the event of construction, demolition, remodeling or renovation, or impose specific requirements pertaining to the removal of underground storage tanks. Noncompliance with these and other Environmental Laws could adversely impact operations at a property. Further, the owner or operator of a site may be subject to common law claims by third parties based on damages resulting from violations of Environmental Laws or from contamination associated with the site. The Company is not aware of environmental liability that would have a material adverse effect on the Company's business, assets or results of operations, nor has the Company been notified by any governmental authority or any third party, and is not otherwise aware, of any material noncompliance, liability or other claim relating to hazardous or toxic substance or petroleum products in connection with any of its present or former properties. The Company believes that it is in compliance in all material respects with all Environmental Laws. No assurance, however, can be given that the Company is aware of all environmental liabilities or that no prior owner, operator or third party caused a material environmental condition at any such property not currently known to the Company. See
"Business -- Governmental Regulation -- Environmental Matters."

COSTS OF COMPLIANCE WITH LAWS GOVERNING ACCESSIBILITY OF FACILITIES TO DISABLED PERSONS

     A number of state and federal laws, including the Fair Housing Act and the Americans with Disabilities Act (the "ADA"), impose requirements related to access and use by disabled persons on a variety of public accommodations and facilities. These requirements did not become effective until after January 1, 1991. Although the Company believes that its resorts are substantially in compliance with laws governing the accessibility of its facilities to disabled persons, a determination that the Company is not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants. The Company is likely to incur additional costs of complying with the ADA; however, such costs are not expected to have a material adverse effect on the Company's results of operations or financial condition. Additional legislation may impose further burdens or restrictions on property owners with respect to access by disabled persons. If a homeowners' association at a resort was required to make significant improvements as a result of non-compliance with the ADA, vacation interest owners may default on their mortgages and/or cease making required homeowners' association assessment payments. The Company is not aware of any non-compliance with the ADA, the Fair Housing Act or similar laws that management believes would have a material adverse effect on the Company's business, assets or results of operations.

NATURAL DISASTERS; UNINSURED LOSS

     In 1992, prior to the Company's purchase of an interest in the Embassy Vacation Resort Poipu Point, the resort was substantially destroyed by Hurricane Iniki. The resort was rebuilt with insurance proceeds before the Company acquired its interest in the resort, but could suffer similar damage in the future. In September 1995 and July 1996, the Company's St. Maarten resorts were damaged by hurricanes and could suffer similar damage in the future. In addition, the Company's other resorts which are or will be located in Hawaii, Florida, Mexico and the Caribbean (including the St. John resort which was damaged by Hurricane

Marilyn in 1995) may be subject to hurricanes and damaged as a result thereof. The Company's resorts located in California and Hawaii may be subject to damage resulting from earthquakes. The Company currently maintains insurance coverage which, in management's opinion, is at least as comprehensive as the coverage maintained by other prudent entities in the Company's line of business. However, there are certain types of losses (such as losses arising from acts of war and civil unrest) that are not generally insured because they are either uninsurable or not economically insurable and for which the Company does not have insurance coverage. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a resort, as well as the anticipated future revenues from such resort and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could have a material adverse effect on the Company.

RISKS RELATED TO INTERNATIONAL OPERATIONS

     The Company expects that international operations will account for an increasingly significant percentage of the Company's operations. As a result, the Company is subject to a number of risks, including, among other things, difficulties relating to administering its business globally, managing foreign operations, currency fluctuations, restrictions against the repatriation of earnings, export requirements and restrictions and multiple and possibly overlapping tax structures. These risks could have a material adverse effect on the Company's business, results of operations and financial condition. Additionally, changes in inflation, interest rates, taxation, regulation or other social, political, economic or diplomatic developments affecting the countries in which the Company has (or intends to have) international operations could have a material adverse effect on the Company's business, operating results and financial condition.

POTENTIAL CONFLICTS OF INTEREST

     Because affiliates of Messrs. Kaneko and Kenninger have operations in the lodging industry other than those with respect to the development and operation of vacation ownership resorts, potential conflicts of interest exist. Affiliates of KOAR Group, Inc. ("KOAR"), a Los Angeles based real estate acquisition and development company and predecessor of the Company which is owned by Messrs. Kaneko and Kenninger, have developed and currently act as the managing general partner of partnerships which own hotels that are franchised as Embassy Suites hotels (one of which, the Embassy Suites Lake Tahoe, is located in a market served by the Company) and a residential condominium project overlooking the ocean in Long Beach, California (a market in which the Company may operate in the future). Messrs. Kaneko and Kenninger will continue to devote a portion of their time to KOAR's hotel and other businesses and to meeting their duties and responsibilities to investors in such entities. In addition, the Founders will continue to devote a portion of their time to certain funds, limited liability companies or partnerships with investments in commercial or residential real estate developments that do not present a prospect for conversion to vacation ownership or resort related use. The Company's Board of Directors (including the Company's independent directors) has determined that the Company does not presently intend to invest in such commercial or residential real estate developments that do not present a prospect for conversion to vacation ownership or resort related use.

     Additionally, notwithstanding their covenants not to compete, the Founders have the right to pursue certain activities which could divert their time and attention from the Company's business and result in conflicts with the Company's business. The Founders are evaluating the acquisition of other hotel properties in Hawaii, which at a future date may be converted to accommodate vacation ownership operations. However, any such acquisition from the Founders would be subject to the approval of the Company's independent directors and the Founders are prohibited from actively engaging in the vacation ownership business outside of the Company.

RISK OF TAX RE-CLASSIFICATION OF INDEPENDENT CONTRACTORS AND RESULTING TAX LIABILITY

     The Company sells vacation interests at its resort locations through independent sales agents. Such independent sales agents provide services to the Company under contract and, the Company believes, are not employees of the Company. Accordingly, the Company does not withhold payroll taxes from the amounts paid to such independent contractors. Although the Internal Revenue Service has made inquiries regarding the Company's classification of its sales agents at its Branson, Missouri resort, no formal action has been taken and the Company has requested that the inquiry be closed. In the event the Internal Revenue Service or any state or local taxing authority were to successfully classify such independent sales agents as employees of the Company, rather than as independent contractors, and hold the Company liable for back payroll taxes, such reclassification may have a material adverse effect on the Company.

YEAR 2000

     The Company uses software that will be affected by the date change in the year 2000 and recognizes that the arrival of the year 2000 poses challenges that will require modifications of portions of its software to enable it to function properly. As the year 2000 approaches, date sensitive systems will recognize the year 2000 as 1900, or not at all. This may cause systems to process critical financial and operational information incorrectly. The Company, like many other companies, is expected to incur expenditures over the next few years to address this issue. The Company has several information system improvement initiatives under way to determine the full scope and related costs to insure that the Company's systems continue to meet its needs and those of its customers. These initiatives include upgrading and replacing some computer systems and the conversion of others to be Year 2000 compliant. Although final cost estimates have yet to be determined, it is anticipated that these Year 2000 costs will result in an increase to Company expenses during 1998 and 1999. Suppliers, customers, mortgage receivable servicers and creditors of the Company also face Year 2000 issues. Their failure to successfully address the Year 2000 issue could have a material adverse effect on the Company's business or results of operations.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Private Notes were sold by the Company on April 15, 1998 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes (i) to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A and (ii) in offshore transactions in reliance on Regulation S. As a condition to the sale of the Private Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on April 15, 1998. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 75 days after the Issue Date (as defined herein), (ii) cause such Registration Statement to become effective under the Securities Act not later than 150 days after the Issue Date, (iii) promptly commence the Exchange Offer upon the effectiveness of the Registration Statement and (iv) keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice thereof is mailed to Holders of the Private Notes. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

     With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities; provided such Private Notes do not constitute any portion of an unsold allotment from the original sale of the Private Notes. To the extent necessary to ensure that this Prospectus is available for sales of Exchange Notes by broker-dealers, and notice is given by such broker-dealers to the Company of such fact within 30 days of the effective date of the Registration Statement, the Company has agreed to use its best efforts to keep the Registration Statement continuously effective, supplemented and amended as required by the Registration Rights Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of 180 days from the date the Exchange Offer is consummated, or such shorter period as will terminate when all Private Notes covered by the Registration Statement have been sold. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, $140 million in aggregate principal amount of the Private Notes are outstanding and registered in the name of Cede & Co., as nominee for the Depository Trust Company (the "Depositary"). Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

     Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

     Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Private Notes, up to a maximum of $35,000), other than commissions or concessions of any brokers or dealers and certain taxes described below under "-- Fees and Expenses," and will indemnify the holders of the Private Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on
            , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "-- Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at a rate equal to 9 1/4% per annum. Interest on the Exchange Notes will be payable semi-annually on each May 15 and November 15, commencing November 15, 1998. Holders of Exchange Notes will receive interest on November 15, 1998 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Private Notes from the date of the last interest payment thereon or if no interest has been paid, from the date of original issuance of the Private Notes (April 15, 1998) to the date of exchange thereof for Exchange Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

     Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

     The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

     If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "-- Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is not a broker-dealer, such holder will be required to acknowledge in the Letter of Transmittal that such holder is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes, such holder will be required to acknowledge in the Letter of Transmittal that the Private Notes to be exchanged for new securities were acquired by it as a result of market-making activities or other trading activities and that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

     If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

     To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer -- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

     If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

     All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to use its reasonable best efforts to keep the Registration Statement continuously effective during the Exchange Offer and (iii) to provide copies of the latest version of the Prospectus to broker-dealers upon their request during the Exchange Offer.

SHELF REGISTRATION

     In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 45 days after the date on which the Registration Statement of which this Prospectus is a part is declared effective by the Commission, or, if any Initial Purchaser so requests with respect to Private Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, or if any Holder of Private Notes (other than an Initial Purchaser) is not eligible to participate in the Exchange Offer, or in the case of any Initial Purchaser that participates in but does not receive freely tradeable (except for certain prospectus delivery requirements) Exchange Notes in exchange for Private Notes constituting an unsold allotment from the original sale of the Private Notes in the Exchange Offer, the Company will at its cost,
(a) as promptly as practicable (but in no event more than 75 days after so required or requested), file a shelf registration statement covering resales of the Notes (a "Shelf Registration Statement"), (b) use its best efforts to cause such Shelf Registration Statements to be declared effective under the Securities Act within the time period specified in the Registration Rights Agreement and
(c) use its best efforts to keep such Shelf Registration Statement effective until one year after its effective date (or shorter period that will terminate when all of the applicable Notes have been sold thereunder). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder that sells its Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

LIQUIDATED DAMAGES

     If (i) within 75 days after the Issue Date, the Registration Statement has not been filed with the Commission, or the Shelf Registration Statement has not been filed with the Commission within 75 days after such obligation arises; (ii) within 150 days after the Issue Date, the Registration Statement has not been declared effective; (iii) within 45 days after the date on which the Registration Statement is declared effective by the Commission, the Exchange Offer has not been consummated, or within the time period specified in the Registration Rights Agreement, the Shelf Registration Statement has not been declared effective; or (iv) after either the Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv), a "Registration Default"), then the Company will pay liquidated damages ("Liquidated Damages") from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Liquidated Damages will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.00% per annum.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the registration statement of which this Prospectus is a part.

EXCHANGE AGENT

     Norwest Bank Minnesota, National Association has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

           By Hand:             By Registered or Certified Mail:      By Overnight Courier:

Northwest Bank Minnesota, N.A.   Norwest Bank Minnesota, N.A.      Norwest Bank Minnesota, N.A.
   Northstar East Building        Corporate Trust Operations         Corporate Trust Services
   608 Second Avenue South               P.O. Box 1517              Sixth and Marquette Avenue
          12th Floor              Minneapolis, MN 55480-1517        Minneapolis, MN 55479-0113
   Corporate Trust Services
       Minneapolis, MN

                                 By Facsimile:
                                 (612) 667-4927
                             Confirm by Telephone:
                                 (612) 667-9764

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $75,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. See "Risk Factors -- Failure to Exchange Private Notes."

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the issuance of the Exchange Noes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Private Notes in like principal amount, the terms of which are identical to the Exchange Notes. The issuance of the Exchange Notes in exchange for the surrender of the Private Notes will not result in any increase in the indebtedness of the Company.

                          CONSOLIDATED CAPITALIZATION

     The following table sets forth, as of December 31, 1997, the total consolidated capitalization of the Company. The unaudited as adjusted information gives effect to the Offering and the application of the net proceeds therefrom (excluding the repayment of approximately $111 million due under the Senior Credit Facility, which was incurred subsequent to December 31, 1997). This table should be read in conjunction with the historical financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. See "Selected Financial Data."

                                                                    AS OF DECEMBER 31, 1997
                                                           ------------------------------------------
                                                                     (DOLLARS IN THOUSANDS)
                                                                                       AS ADJUSTED
                                                            ACTUAL    THE OFFERING   FOR THE OFFERING
                                                           --------   ------------   ----------------
Cash and cash equivalents(a).............................  $ 47,972     $119,669         $167,641
                                                           ========     ========         ========
Debt:
  Notes payable(b).......................................  $ 97,208     $(15,531)        $ 81,677
  9 1/4% Senior Notes due 2006...........................        --      140,000          140,000
  9 3/4% Senior Subordinated Notes due 2007..............   200,000           --          200,000
  5 3/4% Convertible Notes due 2007......................   138,000           --          138,000
                                                           --------     --------         --------
          Total debt(a)..................................   435,208      124,469          559,677
                                                           --------     --------         --------
Stockholders' equity.....................................   207,910           --          207,910
                                                           --------     --------         --------
  Total capitalization...................................  $643,118     $124,469         $767,587
                                                           ========     ========         ========

------------------------------
(a) Approximately $111 million of the net proceeds from the Offering were used to retire indebtedness under the Senior Credit Facility which was outstanding as of April 15, 1998. The amounts outstanding under the Senior Credit Facility were incurred subsequent to the year ended December 31, 1997 primarily to finance the MMG Acquisition and the acquisition of resort inventory and for other working capital purposes. As of May 1, 1998, no amounts were outstanding under such facility.

(b) Includes notes collateralized by mortgages receivable.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following are the consolidated ratios of earnings to fixed charges for the Company for each of the years ended December 31, 1997, 1996, 1995, 1994 and 1993.

           YEAR ENDED DECEMBER 31,
  -----------------------------------------
  1997     1996     1995     1994     1993
  -----    -----    -----    -----    -----
    2.3      1.1      2.5      2.4      2.4

     The ratio of earnings to fixed charges has been computed by dividing earnings before income tax, plus fixed charges (excluding capitalized interest) and amortization of previously capitalized interest by fixed charges. Fixed charges consist of interest and other finance expenses and capitalized interest.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial data included elsewhere herein. The unaudited pro forma statements of operations data for the year ended December 31, 1997, give effect, individually and in the aggregate, to the Concurrent Offerings, the Senior Subordinated Note Offering and the Offering, in each case after giving effect to the application of the net proceeds therefrom (excluding the repayment of approximately $111 million due under the Senior Credit Facility, which was incurred subsequent to December 31,
1997) as if each had occurred at the beginning of the period. The Company's actual statement of operations data reflects the combined operations of the Company, AVCOM, PRG and LSI using pooling-of-interests accounting for business combinations for the period presented. The Company's actual statements of operations data also give effect to the Marc, the VI and the Global Acquisitions since their respective acquisition dates using purchase accounting for business combinations. The unaudited pro forma data do not purport to represent what the consolidated results of operations or consolidated financial position of the Company would have been had the Offering, the Concurrent Offerings and the Senior Subordinated Note Offering and the application of the net proceeds therefrom actually occurred at the beginning of the relevant period, and do not purport to project the consolidated financial position or the consolidated results of operations of the Company for the current year or any future date or period. The summary financial data set forth below should be read in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                   YEAR ENDED DECEMBER 31, 1997
                                                    -----------------------------------------------------------
                                                               CONCURRENT OFFERINGS/
                                                                   SR. SUB. NOTE           THE
                                                     ACTUAL         OFFERING(A)        OFFERING(B)    PRO FORMA
                                                    --------   ---------------------   -----------    ---------
                                                                      (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
  Vacation Interval and Vacation Point sales......  $281,063                                          $281,063
  Interest income.................................    42,856                                            42,856
  Other income....................................    13,774                                            13,774
                                                    --------         --------           --------      --------
         Total revenues...........................   337,693               --                 --       337,693
                                                    --------         --------           --------      --------
Costs and operating expenses:
  Vacation Interval and Vacation Point cost of
    sales                                             71,437                                            71,437
  Advertising, sales, and marketing...............   126,739                                           126,739
  Loan portfolio:
    Interest expense-treasury.....................    13,032         $ (2,201)          $ (1,606)(c)     9,225
    Other expenses................................     5,522                                             5,522
    Provision for doubtful accounts...............     8,579                                             8,579
  General and administrative......................    42,254                                            42,254
  Depreciation and amortization...................     6,499                                             6,499
  Merger-related costs............................     9,973                                             9,973
                                                    --------         --------           --------      --------
         Total costs and operating expenses.......   284,035           (2,201)            (1,606)      280,228
                                                    --------         --------           --------      --------
  Income from operations..........................    53,658            2,201              1,606        57,465
  Interest expense-other, net.....................     9,394           12,610              7,267        29,271
  Equity loss on investment in joint venture......       639                                               639
  Minority interest in income of consolidated
    limited partnership...........................       181                                               181
                                                    --------         --------           --------      --------
         Income before provision (benefit) for
           income taxes and extraordinary item....    43,444          (10,409)            (5,661)       27,374
                                                    --------         --------           --------      --------
  Provision (benefit) for income taxes from
    continuing operations.........................    17,196           (4,060)            (2,208)       10,928
  Provision for deferred income taxes resulting
    from the cumulative effect of previously
    non-taxable acquired entities(d)..............     5,960           (5,960)(d)
                                                    --------         --------           --------      --------
  Total provision (benefit) for income taxes......    23,156          (10,020)            (2,208)       10,928
                                                    --------         --------           --------      --------
         Income before extraordinary item.........    20,288             (389)            (3,453)       16,446
  Extraordinary item, net of income taxes.........       766             (766)(d)
                                                    --------         --------           --------      --------
         Net income...............................  $ 19,522         $    377           $ (3,453)     $ 16,446
                                                    ========         ========           ========      ========
OTHER DATA:
  EBITDA(e).......................................  $ 85,424                                          $ 85,424
  Net interest expense............................    28,698                                            43,576(f)

---------------
(a) Reflects the Concurrent Offerings and the Senior Subordinated Note Offering and the application of the proceeds therefrom as if such transactions had occurred on January 1, 1997.

(b) Gives effect to the issuance of the Notes and the application of the net proceeds therefrom (excluding the repayment of approximately $103 million due under the Senior Credit Facility, which was incurred subsequent to December 31, 1997) as if such transactions had occurred on January 1, 1997. See footnote (f) below.

(c) Reflects the elimination or reduction of interest expense due to the retirement of $15.5 million of indebtedness as if such transactions had occurred on January 1, 1997.

(d) Reflects the elimination of a non-recurring provision for deferred income taxes resulting from the cumulative effect of previously non-taxable acquired entities and the extraordinary loss from the early extinguishment of debt.

(e) EBITDA represents net income before capitalized interest expense included in Vacation Interval and Vacation Point cost of sales, interest expense-treasury, interest expense-other, income taxes, merger-related costs, depreciation and amortization and extraordinary item, net of income tax. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be construed as a substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position and cash flows. The EBITDA measure presented herein may not be comparable to EBITDA as presented by other companies. The following table reconciles actual and pro forma EBITDA to net income.

                                                              YEAR ENDED
                                                           DECEMBER 31, 1997
                                                       -------------------------
                                                       (ACTUAL)     (PRO FORMA)
                                                       --------    -------------
                                                        (DOLLARS IN THOUSANDS)
Net income...........................................  $19,522        $16,446
Capitalized interest expense included in Vacation
  Interval and Vacation Point cost of sales..........    3,082          3,082
Interest expense -- treasury.........................   13,032          9,225
Interest expense -- other............................    9,394         29,271
Income taxes.........................................  23,156..        10,928
Merger-related costs.................................    9,973(g)       9,973
Depreciation and amortization........................    6,499          6,499
Extraordinary item, net of tax.......................      766             --
                                                       -------        -------
  EBITDA.............................................  $85,424        $85,424
                                                       =======        =======

(f) Net interest expense is defined as interest expense plus capitalized interest less amortization of debt issuance costs. The 1997 pro forma amount gives effect to interest income of approximately $6.3 million (based on an assumed investment rate of 5.25% per annum) on the assumed investment of the net excess proceeds from the Offering of approximately $120 million, including approximately $111 million that the Company applied to the repayment of indebtedness which was outstanding under the Senior Credit Facility as of April 15, 1998 and that was incurred subsequent to December 31, 1997.

(g) Merger-related costs include expenses related to fees paid to financial advisers, legal fees, and other transaction expenses in connection with the AVCOM, PRG and LSI Acquisitions.

                            SELECTED FINANCIAL DATA

     The following table sets forth summary consolidated financial data of the Company. For all of the periods presented, the financial data presented below gives effect to the AVCOM, PRG and LSI Acquisitions by combining the historical information of AVCOM, PRG, LSI and the Company and restating the historical financial data of the Company using the pooling-of-interests method of accounting.

     Prior to its acquisition by the Company on February 7, 1997, AVCOM recognized a net loss of $12.4 million for the year ended December 31, 1996. As a result of the pooling-of-interests accounting treatment, this net loss has been reflected in the Company's consolidated financial statements for the year ended December 31, 1996, reducing the Company's 1996 reported consolidated net income. In addition, as a result of the Company's 1997 acquisitions, the Company incurred $10.0 million of non-recurring merger-related costs, reducing the Company's 1997 reported consolidated net income.

     The financial data presented below includes the effect of the Consolidation Transactions and the Initial Public Offering, both of which were consummated on August 20, 1996. The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements for the Company and the notes thereto, each of which are contained elsewhere in this Prospectus.

                                                             YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------------
                                                1993         1994       1995       1996       1997
                                             -----------   --------   --------   --------   --------
                                             (UNAUDITED)
                                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
  Vacation Interval and Vacation Point
     sales.................................    $68,867     $116,356   $139,426   $182,300   $281,063
  Interest income..........................     12,770       15,965     20,339     25,415     42,856
  Other income.............................      1,110        1,547      8,553     12,132     13,774
                                               -------     --------   --------   --------   --------
          Total revenues...................     82,747      133,868    168,318    219,847    337,693
                                               -------     --------   --------   --------   --------
Costs and operating expenses:
  Vacation Interval and Vacation Point cost
     of sales..............................     18,548       33,082     39,810     48,218     71,437
  Advertising, sales and marketing.........     32,711       54,098     62,258     89,040    126,739
  Loan portfolio:
     Interest expense -- treasury..........      7,435        8,224     10,077     13,482     13,032
     Other expenses........................        840        1,466      2,034      4,523      5,522
     Provision for doubtful accounts(a)....      1,703        2,045      3,666      8,311      8,579
  General and administrative(a)............      6,852       12,629     19,263     37,436     42,254
  Resort property valuation allowance(a)...         --           --         --      2,620         --
  Depreciation and amortization(a).........        616        1,196      2,514      5,027      6,499
  Merger-related costs(a)(b)...............         --           --         --         --      9,973
                                               -------     --------   --------   --------   --------
          Total costs and operating
            expenses.......................     68,705      112,740    139,622    208,657    284,035
                                               -------     --------   --------   --------   --------
  Income from operations...................     14,042       21,128     28,696     11,190     53,658
  Interest expense -- other, net...........        519        1,517      1,728      3,763      9,394
  Equity loss on investment in joint
     venture...............................         --          271      1,649        299        639
  Minority interest in income of
     consolidated limited partnership......         --           --         --        199        181
                                               -------     --------   --------   --------   --------
          Income before provision (benefit)
            for income taxes and
            extraordinary item.............     13,523       19,340     25,319      6,929     43,444
                                               -------     --------   --------   --------   --------
  Provision (benefit) for income taxes from
     continuing operations.................      3,064        2,768      4,020     (4,105)    17,196
  Provision for deferred income taxes
     resulting from the cumulative effect
     of previously non-taxable acquired
     entities..............................         --           --         --         --      5,960
                                               -------     --------   --------   --------   --------
  Total provision (benefit) for income
     taxes.................................      3,064        2,768      4,020     (4,105)    23,156
                                               -------     --------   --------   --------   --------
     Income before extraordinary item......     10,459       16,572     21,299     11,034     20,288
  Extraordinary item, net of tax...........         --           --         --         --        766
                                               -------     --------   --------   --------   --------
          Net income.......................    $10,459     $ 16,572   $ 21,299   $ 11,034   $ 19,522
                                               =======     ========   ========   ========   ========
  Pro forma net income(c)..................    $ 8,249     $ 11,954   $ 15,310   $  4,380   $ 19,522

                                                            YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1993       1994       1995       1996       1997
                                              --------   --------   --------   --------   --------
                                                 (DOLLARS IN THOUSANDS, EXCEPT AVERAGE PRICES)
OTHER DATA (UNAUDITED FOR ALL PERIODS):
  EBITDA(d).................................  $ 22,622   $ 31,553   $ 41,553   $ 44,622   $ 85,424
  Ratio of earnings to fixed charges(e).....       2.4        2.4        2.5        1.1        2.3
  Number of resorts at period end...........         5         16         20         31         70
  Number of Vacation Intervals sold.........     5,917     10,695     10,024     11,946     17,271
  Number of Vacation Intervals in inventory
     at period end..........................     2,830      6,915     23,439     30,399     29,168
  Average price of Vacation Intervals
     sold...................................  $ 11,639   $ 10,078   $ 12,298   $ 13,146   $ 13,885
  Number of Vacation Points in inventory at
     period end.............................        --    233,802    205,943    291,674    599,554(f)
  Number of Vacation Points sold............        --     65,325    102,270    132,878    194,055(g)
  Average price of Vacation Points sold.....  $     --   $    198   $    181   $    186   $    213(h)
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents, including
     escrow.................................  $ 16,451   $ 17,015   $ 22,779   $ 22,469   $ 47,972
  Mortgages receivable, net.................    78,079    102,470    147,405    215,518    331,735
  Total assets..............................   136,607    210,218    295,771    445,884    761,145
  Total debt................................    87,839    123,009    177,032    236,122    435,208
  Stockholders' equity......................    34,232     61,187     75,448    126,425    207,910

---------------
(a) Non-recurring costs for the year ended December 31, 1997, are merger costs relating to the AVCOM, PRG and LSI Acquisitions. Non-recurring costs for the year ended December 31, 1996 include costs incurred at AVCOM for (i) an increase in the provision for doubtful accounts of $2.0 million, (ii) $9.1 million in severance costs, lease cancellations, litigation reserves and other integration costs and a reserve for losses associated with certain property management and related contracts, (iii) a $2.6 million write-down of certain property to estimated fair market value and (iv) a $0.7 million charge relating to amortization of start-up costs over a period of one year.

(b) Merger-related costs include expenses related to fees paid to financial advisors, legal fees, and other transaction expenses in connection with the AVCOM, PRG and LSI Acquisitions.

(c) Reflects the effect on the historical statement of operations data, assuming the combined Company had been treated as a C corporation rather than as individual limited partnerships and limited liability companies for federal income tax purposes, and reflects actual net income for December 31, 1997.

(d) EBITDA represents net income before interest expense-treasury, interest expense-other, capitalized interest expense included in Vacation Interval and Vacation Point cost of sales, income taxes, non-recurring costs, depreciation and amortization and extraordinary item, net of tax. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be construed as a substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position and cash flows. The EBITDA measure presented herein may not be comparable to EBITDA as presented by other companies. The following table reconciles EBITDA to net income:

                                                              YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------------
                                                  1993       1994       1995       1996       1997
                                                --------   --------   --------   --------   --------
                                                               (DOLLARS IN THOUSANDS)
    Net income................................  $ 10,459   $ 16,572   $ 21,299   $ 11,034   $ 19,522
    Interest expense-treasury.................     7,435      8,224     10,077     13,482     13,032
    Interest expense-other....................       519      1,517      1,728      3,763      9,394
    Capitalized interest expense included in
      Vacation Interval and Vacation Point
      cost of sales...........................       529      1,276      1,915      1,718      3,082
    Income taxes (benefit)....................     3,064      2,768      4,020     (4,105)    23,156
    Non-recurring costs.......................        --         --         --     14,381(a)   9,973(a)
    Depreciation and amortization.............       616      1,196      2,514      4,349(a)   6,499
    Extraordinary item, net of tax............        --         --         --         --        766
                                                --------   --------   --------   --------   --------
             EBITDA...........................  $ 22,622   $ 31,553   $ 41,553   $ 44,622   $ 85,424
                                                ========   ========   ========   ========   ========

(e) The ratio of earnings to fixed charges has been computed by dividing earnings before income tax, plus fixed charges (excluding capitalized interest) and amortization of previously capitalized interest by fixed charges. Fixed charges consist of interest and other finance expenses and capitalized interest.

(f) Includes 461,473 Vacation Points in Grand Vacation Club and 138,081 Vacation Points in the Vacation Time Share Program (the "VTS Program"). Vacation Points assumed through the Global Acquisition have been converted to the Grand Vacation Club at a rate of ten to one.

(g) Includes 180,426 Vacation Points sold by the Grand Vacation Club and 13,629 Vacation Points sold by the VTS Program. Vacation Points assumed through the Global Acquisition have been converted into the Grand Vacation Club at a rate of ten to one.

(h) Calculated as the weighted average price per Vacation Point of Grand Vacation Club ($220 per Vacation Point) and the VTS Program ($119 per Vacation Point). Vacation Points assumed through the Global Acquisition have been converted to the Grand Vacation Club at a rate of ten to one.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the preceding Selected Financial Data and the Company's Financial Statements and the notes thereto and the other financial data included elsewhere in this Prospectus. Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

RESULTS OF OPERATIONS

     The following discussion of the results of operations includes the Company's corporate and partnership predecessors and wholly-owned subsidiaries and affiliates including AVCOM, PRG, LSI and their subsidiaries. The AVCOM, PRG and LSI Acquisitions were accounted for using pooling-of-interests accounting treatment for business combinations. Under such accounting treatment, the results of operations are restated to include the operations of each acquired entity of the years ended December 31, 1997, 1996 and 1995. The following discussion also includes the results of operations for Marc, VI and the Global Group. The Marc, VI and Global Acquisitions were each accounted for using the purchase method of accounting for the business combinations.

     Prior to its acquisition by the Company on February 7, 1997, AVCOM recognized a net loss of $12.4 million for the year ended December 31, 1996. As a result of applying pooling-of-interests accounting treatment to the AVCOM Acquisition, this net loss has been reflected in the Company's consolidated financial statements for the year ended December 31, 1996, reducing the Company's 1996 reported consolidated net income. In addition, as a result of the Company's 1997 acquisitions, the Company incurred $10.0 million of non-recurring merger-related costs, reducing the Company's 1997 reported consolidated net income. Therefore, to allow for a more meaningful comparison of the 1997 and 1996 financial results and management's discussion and analysis of such financial results, reported total revenues and operating expenses have been adjusted for non-recurring charges resulting from the AVCOM, PRG and the LSI Acquisitions. The following table details the adjustments to reported total revenues and costs and operating expenses for such non-recurring charges and revenues:

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1995      1996      1997
                                                              ------    ------    ------
                                                                (DOLLARS IN MILLIONS)
Total reported revenues.....................................  $168.3    $219.8    $337.7
Other income(a).............................................      --      (1.7)       --
                                                              ------    ------    ------
          Adjusted total revenues...........................  $168.3    $218.1    $337.7
                                                              ======    ======    ======
Total reported costs and expenses...........................  $139.6    $208.7    $284.0
Provision for doubtful accounts(b)..........................      --      (2.0)       --
General and administrative expenses(b)......................      --      (9.1)       --
Resort property valuation allowance(b)......................      --      (2.6)       --
Merger-related costs(c).....................................      --        --     (10.0)
Amortization of start-up costs(b)...........................      --      (0.7)       --
                                                              ------    ------    ------
          Adjusted total costs and expenses.................  $139.6    $194.3    $274.0
                                                              ======    ======    ======
          Adjusted operating income.........................  $ 28.7    $ 23.8    $ 63.7
                                                              ======    ======    ======

---------------
(a) For the year ended December 31, 1996, the Company recognized $1.7 million of other income as the result of the settlement of certain receivables from the former owners of the St. Maarten Resorts.

(b) As the result of the AVCOM Acquisition, the Company recognized the following non-recurring charges for the year ended December 31, 1996: (i) $2.0 million in the provision for doubtful accounts; (ii) $9.1 million in general and administrative expenses for severance costs, lease cancellations, litigation reserves, and a reserve for losses associated with certain property management and related expenses;

    (iii) $2.6 million in resort property valuation allowance for the write-down of certain property to fair market value; and (iv) $0.7 million in depreciation and amortization for the amortization of startup costs over a period of one year.

(c) For the year ended December 31, 1997, the Company recognized $10.0 million in non-recurring merger costs for the AVCOM, PRG and LSI Acquisitions. These charges include investment banking, legal, accounting and other professional fees.

     The following table sets forth certain operating information, as adjusted for the non-recurring charges and revenues described above.

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1995       1996       1997
                                                              -------    -------    -------
AS A PERCENTAGE OF TOTAL REVENUES:
Vacation Interval and Vacation Point sales..................     82.8%      83.6%      83.2%
Interest income.............................................     12.1%      11.6%      12.7%
Other income................................................      5.1%       4.8%       4.1%
                                                              -------    -------    -------
Total revenues..............................................    100.0%     100.0%     100.0%
AS A PERCENTAGE OF VACATION INTERVAL AND VACATION POINT
  SALES:
Vacation Interval and Vacation Point cost of sales..........     28.6%      26.4%      25.4%
Advertising, sales and marketing............................     44.7%      48.8%      45.1%
AS A PERCENTAGE OF TOTAL REVENUES:
General and administrative..................................     11.4%      13.0%      12.5%
SELECTED OPERATING DATA:
Vacation Intervals sold.....................................   10,024     11,946     17,271
Vacation Points sold........................................  102,270    132,878    194,055(a)
Average sales price per Vacation Interval...................  $12,298    $13,146    $13,885
Average sales price per Vacation Point......................  $   181    $   186    $   213(b)
Number of Vacation Intervals in inventory at end period.....   23,439     30,399     29,168
Number of Vacation Points in inventory at end period........  205,943    291,674    599,554(c)
Number of resorts at period end(d)..........................       20         31         70

---------------
(a) Includes 180,426 Vacation Points sold by the Grand Vacation Club and 13,629 Vacation Points sold by the VTS Program. Vacation Points assumed through the Global Acquisition have been converted into the Grand Vacation Club at a rate of ten to one.

(b) Calculated as the weighted average price per Vacation Point of Grand Vacation Club ($220 per Vacation Point) and the VTS Program ($119 per Vacation Point). Vacation Points assumed through the Global Acquisition have been converted to the Grand Vacation Club at a rate of ten to one.

(c) Includes 461,473 Vacation Points in Grand Vacation Club and 138,081 Vacation Points in the VTS Program. Vacation Points assumed through the Global Acquisition have been converted to the Grand Vacation Club at a rate of ten to one.

(d) Includes resort locations of AVCOM, PRG and LSI acquired by the Company in 1997 and accounted for by the pooling-of-interests method.

COMPARISON OF 1996 TO 1997

     The following discussion of financial results adjusts the reported statement of operations data for the non-recurring charges incurred during the years ended December 31, 1997 and 1996. For the year ended December 31, 1997, the Company recognized $10.0 million in non-recurring merger-related expenses for the acquisition by merger of AVCOM, PRG and LSI and a $6.0 million charge to record deferred taxes related to cumulative temporary differences between financial and tax reporting for entities acquired in the PRG Acquisition that were previously taxed as partnerships at the partner level. For the year ended December 31, 1996, the Company incurred the following non-recurring charges related to the AVCOM Acquisition:

(i) general and administrative expense increased by $9.1 million for severance costs, lease cancellations, litigation reserves, reserves for losses associated with certain property management and related contracts; (ii) provision for doubtful accounts increased by $2.0 million; (iii) resort property valuation allowance increased by $2.6 million to write down certain property to market value for projects initiated by AVCOM which were subsequently abandoned; and
(iv) depreciation and amortization increased by $0.7 million related to the amortization of startup costs over a period of one year. Also, in 1996, the Company recognized $1.7 million of other income as the result of a settlement of certain receivables from the former owners of the St. Maarten resorts.

     In 1997, total reported revenues were $337.7 million, compared with adjusted total revenues of $218.1 million in 1996, an increase of $119.6 million, or 55%. This increase was due primarily to a 53% increase in Vacation Interval sales, a 66% increase in Vacation Points sales, and a 69% increase in interest income. The growth in Vacation Interval sales was due to both an increase in the number of Vacation Intervals sold to 17,271 in 1997 from 11,946 in 1996, an increase of 45%, and an increase in the average price of Vacation Intervals sold to $13,885 in 1997 from $13,146 in 1996, a 6% increase. The average sales price will change from period to period depending upon the mix of resorts in sales and the types of intervals sold.

     Vacation Points sales during 1997 increased 66% to $41.1 million from $24.7 million in 1996. The number of Vacation Points sold in 1997 increased 46%, to 194,055, from 132,878 in 1996, while the average price per Vacation Point sold increased 15% to $213 from $186 in 1996. The increase in the number of Vacation Points sold in 1997 is the result of a 30% increase in Vacation Points sold in LSI, along with the addition of Vacation Points sales by VI, which was acquired in November 1997, and the Global Group, which was acquired in December 1997.

     Interest income increased 69% to $42.9 million from $25.4 million in 1996. The increase is the result of an increase in portfolio interest income from increased gross mortgages receivable, and interest income from investments. Gross mortgages receivable increased $121.9 million, or 52%, to $354.7 million in 1997 from $232.8 million in 1996. Interest income from investments increased by $4.9 million in 1997. Other income, which includes rental income, management fees, commissions on the sale of European receivables, and other interest income, increased $3.4 million to reported other income of $13.8 million in 1997 from adjusted other income of $10.4 million in 1996, an increase of 33%.

     Vacation Interval and Vacation Point cost of sales, as a percentage of Vacation Interval and Vacation Point sales, was 25% for 1997, compared with 26% for the prior year as the Company continued to purchase and construct vacation units at a discount to historical development costs, reducing the unit cost on average for each vacation interest sold.

     Advertising, sales and marketing expenses increased $37.7 million to $126.7 million for 1997 from $89.0 million for 1996. As a percentage of Vacation Interval and Vacation Point sales, advertising, sales and marketing expenses decreased to 45% for 1997 from 49% for 1996. The decrease resulted primarily from decreased expenses at the resorts acquired in the AVCOM Acquisition as well as from the company-wide application of best marketing practices taken from the Company's best performing resorts.

     Interest expense-treasury decreased as a percentage of reported total revenues to 4% in 1997 from 6% of adjusted total revenues in the prior year. The Company began financing mortgages receivable with the proceeds from the Concurrent Offerings and the Senior Subordinated Note Offering, rather than with hypothecation debt. Interest expense relating to these offerings is classified as interest expense-other. Other loan portfolio expenses increased $1.0 million during 1997 to $5.5 million from $4.5 million during the prior year. However, as a percentage of gross mortgages receivable, other loan portfolio expense decreased to 1.6% in 1997 from 1.9% in 1996.

     The provision for doubtful accounts increased $2.3 million during 1997 to $8.6 million at year end from an adjusted $6.3 million at the end of 1996. The allowance for doubtful accounts as a percentage of gross mortgages receivable decreased to a reported 6.5% at December 31, 1997 from an adjusted 6.6% at December 31, 1996. The charge off rate as a percentage of the average mortgages receivable loan balance was 0.7% for 1997 compared to 2.1% for 1996.

     General and administrative expenses increased to a reported $42.3 million in 1997 from adjusted general and administrative expenses of $28.3 million in 1996, an increase of 49%. General and administrative expenses were 13% of 1997 reported total revenues and 1996 adjusted total revenues. The increase in general and administrative expenses was the result of (i) the addition of a number of senior officers and key executives in order to build the management and organizational infrastructure necessary to efficiently manage the Company's growth, (ii) increased overhead due to the acquisition of additional resorts, and (iii) added salary, travel and office expenses attributable to the growth in the size of the Company.

     Depreciation and amortization increased $2.2 million, or 51%, to a reported $6.5 million during 1997 from adjusted depreciation and amortization of $4.3 million in 1996, reflecting an increase in capital expenditures and intangible assets. Depreciation and amortization was 1.9% of reported total revenues in 1997 and 2.0% of adjusted total revenues in 1996.

     Interest expense-other, reported net of capitalized interest of $6.8 million and $6.7 million at December 31, 1997 and 1996, respectively, increased $5.6 million, or 147%, to $9.4 million for 1997 from $3.8 million in 1996. The increase was due primarily to the interest on the Convertible Notes and the Senior Subordinated Notes issued in 1997.

     As a result of the factors discussed above and the $2.6 million resort property valuation allowance, total costs and operating expenses increased by $79.7 million, or 41%, to an adjusted $274.0 million in 1997 from an adjusted $194.3 million in 1996. Total adjusted costs and operating expenses as a percentage of reported total revenues was 81% in 1997. This represents a decrease of 8% from adjusted total costs and operating expenses as a percentage of adjusted total revenues of 89% in 1996.

     In addition, as a result of the factors discussed above, adjusted income before provision for income taxes and extraordinary item and non-recurring costs increased 172% to $53.4 million in 1997 from $19.6 million for 1996. An extraordinary item of $0.8 million, net of income taxes, was charged to net income in 1997 as the result of the early retirement of notes payable to financial institutions.

     For 1997, income taxes increased $27.3 million over 1996, reflecting a change in the Company's status to a C corporation subsequent to its August 1996 initial public offering, as well as a $6.0 million charge to income tax expense taken in the fourth quarter resulting from recording deferred taxes for previously non-taxable entities acquired in the PRG Acquisition. Previously, the Company's predecessor entities only incurred federal income taxes with regard to AVCOM and foreign income taxes with respect to LSI and the Company's wholly-owned subsidiaries located in St. Maarten, Netherlands Antilles.

     Income before extraordinary item and non-recurring charges (net of taxes) was $20.3 million for 1997, an increase of $9.3 million, or 85%, from $11.0 million in 1996. Net income was $19.5 million for 1997, compared with $11.0 million for 1996, an increase of $8.5 million or 77%. Assuming the Company had been taxed as a C corporation in 1996, pro forma net income would have been $4.4 million, compared with $19.5 million net income for 1997, an increase of 343%.

COMPARISON OF 1995 TO 1996

     The following discussion of financial results adjusts the reported statement of operations data for the following non-recurring charges and revenues. In 1996, the Company incurred the following non-recurring charges related to the AVCOM Acquisition: (i) general and administrative expense increased by $9.1 million for severance costs, lease cancellations, litigation reserves, reserves for losses associated with certain property management and related contracts; (ii) provision for doubtful accounts increased by $2.0 million; (iii) resort property valuation allowance increased by $2.6 million to write down certain property to market value for projects initiated by AVCOM which were subsequently abandoned; and (iv) depreciation and amortization increased by $0.7 million related to the amortization of startup costs over a period of one year. Also, in 1996, the Company recognized $1.7 million of other income as the result of a settlement of certain receivables from the former owners of the St. Maarten resorts.

     For 1996, the Company achieved adjusted total revenues of $218.1 million, compared with reported total revenues of $168.3 million for 1995, an increase of $49.8 million or 30%. The increase was due to the growth of

Vacation Intervals sold to 11,946 in 1996 from 10,024 in 1995, a 19% increase, coupled with a 7% increase in the average sales price to $13,146 in 1996 from $12,298 in 1995. The growth in Vacation Intervals sold was due to the commencement of sales at Sunterra Resorts San Luis Bay, Sedona Summit and Scottsdale Villa Mirage and Embassy Vacation Resort Lake Tahoe, combined with a full year of Vacation Interval sales at Sunterra Resorts Royal Palm Beach and Sunterra Resorts Flamingo Beach. The average price per Vacation Point sold at the Company's European resorts increased 3% to $186 for 1996 from $181 in 1995. In addition, Vacation Point sales at the Company's European resorts increased 30% to 132,878 sold in 1996 from 102,270 sold in 1995.

     Interest income increased $5.1 million, or 25%, due to an increase in gross mortgages receivable to $232.8 million in 1996 from $160.7 million in 1995. Other income, which includes rental income, management fees, other interest income, commission on the sale of European receivables, and portfolio income from the $10.2 million portfolio acquired with the two St. Maarten resorts in 1995, increased $1.8 million to an adjusted $10.4 million in 1996 from a reported $8.6 million in 1995.

     As a percentage of Vacation Interval and Vacation Point sales, Vacation Interval and Vacation Point cost of sales decreased to 26% in 1996, compared with 29% in 1995, as the Company was able to purchase and construct vacation units at a discount to historical development costs, reducing the unit cost and points cost on average for each Vacation Interval and Vacation Point sold.

     Advertising sales and marketing expenses increased $26.7 million to $89.0 million in 1996 from $62.3 million in 1995. As a percentage of Vacation Interval and Vacation Point sales, advertising, sales and marketing expenses increased to 49% for 1996 from 45% in 1995. The increase was primarily due to advertising, sales and marketing expenses incurred at AVCOM which were 58% and 42% of total Vacation Interval and Vacation Point sales in 1996 and 1995, respectively.

     Interest expense-treasury increased $3.4 million to $13.5 million in 1996 from $10.1 million in 1995, as the result of notes payable to financial institutions and notes payable to related parties increasing from $177.0 million to $236.1 million, or 33%, and the prime rate increasing during the year. Other expenses increased 125% to $4.5 million in 1996 from $2.0 million in 1995. Other expenses increased to 2% of adjusted total revenues in 1996 from 1% of reported total revenues in 1995. The provision for doubtful accounts increased by $2.6 million to an adjusted $6.3 million from a reported $3.7 million in 1995.

     General and administrative expenses increased $9.0 million to an adjusted $28.3 million in 1996 from reported general and administrative expenses of $19.3 million in 1995. As a percentage of adjusted total revenues, adjusted general and administrative expenses were 13% in 1996. This amount compares to reported general and administrative expenses as a percentage of reported total revenues of 11% in 1995. The increase in adjusted general and administrative expenses was the result of (i) the addition of a number of senior officers and key executives in connection with building the Company's management and organizational infrastructure necessary to efficiently manage the Company's future growth, (ii) the Company's expenses and reporting obligations as a public company, (iii) increased overhead due to the acquisition and development of additional resorts, and (iv) added salary, travel, and office expenses attributable to the then current and planned growth of the Company.

     Depreciation and amortization increased $1.8 million, or 72%, to an adjusted $4.3 million in 1996 from a reported depreciation and amortization of $2.5 million in 1995, reflecting an increase in capital expenditures and intangible assets.

     As a result of the factors discussed above, costs and operating expenses for 1996 increased by $54.7 million to an adjusted $194.3 million in 1996 from a reported $139.6 million in 1995. Adjusted costs and operating expenses increased to 89% of adjusted total revenues in 1996, compared with 83% of reported costs and operating expenses as a percentage of reported total revenues in 1995.

     Equity loss on investment in joint venture decreased to $0.3 million in 1996 from $1.6 million in 1995 due to increased Vacation Interval sales and higher hotel occupancy at Embassy Vacation Poipu Point during 1996. In 1996, 1,146 Vacation Intervals were sold at the Embassy Vacation Poipu Point, while 281 Vacation Intervals were sold at the Embassy Vacation Poipu Point in 1995.

     Income before provision for income taxes decreased to $6.9 million in 1996 from $25.3 million in 1995, primarily due to the significant charges incurred by AVCOM during the fourth quarter of 1996, as discussed previously. However, income before provision for taxes for the Company (excluding AVCOM) increased 17%, to $27.3 million in 1996, from $23.4 million in 1995. AVCOM's (loss) income before provision for taxes decreased to $(20.4) million in 1996 from $1.9 million in 1995, primarily as a result of $13.6 million of non-recurring charges related to accrued expenses and the write-down and write-off of certain assets of AVCOM.

     Provision (benefit) for income taxes changed from an expense of $4.0 million in 1995 to a tax benefit of $4.1 million in 1996. The 1996 tax benefit results from the recognition of AVCOM's operating loss carryforward. Previously, the Company's predecessor entities incurred federal income taxes only with respect to AVCOM, as well as foreign income taxes with respect to LSI and the Company's wholly-owned subsidiaries in St. Maarten, Netherlands Antilles.

     As a result of the factors discussed above, net income decreased 48% to $11.0 million in 1996 from $21.3 million in 1995.

     The Company has grown significantly from its August 1996 Initial Public Offering from nine to 70 resort locations at December 31, 1997. This growth has been achieved in part through the acquisition for cash of individual properties and operating companies and by the issuance of Common Stock for operating companies which were accounted for using the pooling-of-interests method of accounting for business combinations. An indication of the change in the financial results of the Company as a result of these acquisitions is shown in the table below which reconciles the Company's total revenues, EBITDA and income before provision for income taxes as reported for the years ended December 31, 1996 and 1995 in its Annual Reports on Form 10-K to the restated and combined amounts for the same periods reflecting pooling-of-interests accounting:

                                                                         EFFECT OF          REPORTED
                                                       FORM 10-K    POOLING TRANSACTIONS     HEREIN
                                                       ---------    --------------------    --------
                                                                  (DOLLARS IN THOUSANDS)
YEAR ENDED DECEMBER 31, 1996
Total revenues.......................................   $95,054           $124,793          $219,847
EBITDA...............................................    27,678             16,944            44,622
Income before provision for income taxes.............    17,243            (10,314)            6,929

YEAR ENDED DECEMBER 31, 1995
Total revenues.......................................   $72,608           $ 95,710          $168,318
EBITDA...............................................    19,057             22,496            41,553
Income before provision for income taxes.............    11,554             13,765            25,319

LIQUIDITY AND CAPITAL RESOURCES

     The Company generates cash for operations from the sale of vacation ownership interests, the financing of the sales of vacation interest units, the rental of unsold vacation interests, and the receipt of management fees. With respect to the sale of vacation interests, the Company generates cash from (i) vacation ownership interests, (ii) the receipt of down payments from customers, and (iii) the financing of mortgages receivable ranging from 85% to 90% of the amount borrowed. The Company generates cash from the financing of vacation interests from the interest charged on mortgages receivable, which averaged approximately 14.4% for the year ended December 31, 1997.

     The Company entered into a $100 million Senior Credit Facility on February 18, 1998. On April 1, 1998, the Senior Credit Facility was amended to increase the amount available thereunder to $117.5 million. The Senior Credit Facility has a variable borrowing rate based on the percentage of the Company's mortgages receivable pledged under such facility and the amount of funds advanced thereunder. The interest rate will vary between LIBOR plus 7/8% and LIBOR plus 1 3/8%, depending on the amount of advances against mortgages receivable. The Senior Credit Facility has a three-year term and contains customary covenants, representations and warranties and conditions to borrow the funds. As of May 1, 1998, no amounts were outstanding under the Senior Credit Facility.

     The Company expects to securitize approximately $100 million of its mortgages receivable, of which $50 million has been pre-committed. The Company expects to convey the mortgages receivable to a bankruptcy remote subsidiary, which would issue the Securitized Notes. The Securitized Notes would be nonrecourse to the Company. The Company is finalizing negotiations and expects to complete the securitization by May 1998. If completed, the securitization would be treated as a financing transaction for accounting purposes. The mortgages receivable and the Securitized Notes would remain on the Company's balance sheet. The Company would recognize no gain or loss on the Securitized Notes transaction.

     For the year ended December 31, 1997, the Company had $50.0 million in negative cash flows from operations. Because the Company typically finances 90% of the purchase price of the vacation interests it sells, it typically incurs significant operating costs in excess of the actual cash proceeds initially received from the sale of a vacation interest. To meet the Company's cash requirements to finance these customer receivables, the Company borrows funds available under its credit facilities. The Company expects to repay its credit facilities with proceeds from the issuance of pass-through mortgage-backed securities under which the Company sells the mortgages receivable and principal or interest payments from its portfolio of mortgages receivable. The Company may also sell or factor additional mortgages receivable or borrow under existing or future lines of credit.

     In August 1997, the Company consummated the $200.0 million Senior Subordinated Note Offering. After deducting underwriters discounts and expenses, and giving effect to original issue discount of approximately $1.5 million, the net proceeds to the Company were $191.0 million. The Company has exchanged new registered notes (the "Senior Subordinated Exchange Notes") for the privately-issued Senior Subordinated Notes, such exchange being registered with the Securities and Exchange Commission. The form and terms of the Senior Subordinated Exchange Notes are identical to the Senior Subordinated Notes, except that the Senior Subordinated Exchange Notes are registered under the Securities Act of 1933, as amended.

     In February 1997, the Company consummated its public offering of $138.0 million aggregate principal amount of Convertible Notes and its offering of 6.0 million shares of Common Stock (comprised of 2.4 million newly-issued shares sold by the Company and 3.6 million secondary shares sold by certain selling stockholders). The net proceeds to the Company from the sale of the 2.4 million newly-issued shares of Common Stock and from the sale of the $138.0 million aggregate principal amount of Convertible Notes, based on a public price of 100% of the principal amount thereof, in each case after deducting underwriting discounts and expenses, were $53.2 million and $134.9 million, respectively. The Convertible Notes may be exchanged for shares of the Company's Common Stock at any time prior to maturity on January 15, 2007 at a conversion price of $30.417 per share, subject to adjustment under certain circumstances as stated in the related indenture.

     The Company requires funds to finance the future acquisition and development of vacation ownership resorts and properties and to finance customer purchases of vacation interests. Such capital has been provided by secured financings on vacation ownership inventory, secured financings on mortgages receivable generally funded by third-party lenders and unsecured notes (including the Convertible Notes and the Senior Subordinated Notes issued in
1997). As of December 31, 1997, the Company had approximately $199 million of additional borrowing capacity under certain third-party lending agreements. As of December 31, 1997, the Company had $91.0 million outstanding under its notes payable secured by mortgages receivable and $6.2 million outstanding under its notes payable secured by unsold vacation interest inventory or other assets.

     During 1997, the Company spent approximately $137 million for expansion and development activities at the Company's resort locations. The Company funded these expenditures primarily with the net proceeds of the Concurrent Offerings, the Senior Subordinated Note Offering, available capacity on credit facilities, and cash generated from operations.

     The Company expects to incur approximately $20 million in 1998 to complete projects currently under construction. For a description of potential expansion plans, see "Business -- Description of the Company's Resort Locations."

     The Company intends to pursue a growth-oriented strategy. From time to time, the Company may acquire, among other things, additional vacation ownership properties, resorts and completed vacation interests; land upon which additional vacation ownership resorts may be built; management contracts; loan portfolios of vacation interval mortgages; portfolios which include properties or assets which may be integrated into the Company's operations; and operating companies providing or possessing management, sales, marketing, development, administration and/or other expertise with respect to the Company's operations in the vacation ownership industry.

     In the future, in addition to the financing activities described, the Company may issue corporate debt, equity securities, or collateralized mortgage-backed securities to finance its acquisition activities. Any debt incurred or issued by the Company may be secured or unsecured, fixed or variable rate interest, and may be subject to such terms as management deems prudent.

     The Company believes that, with respect to its current operations, the Senior Credit Facility and borrowing capacity under certain third-party lending agreements, together with cash generated from operations, future borrowings, and securities offerings, will be sufficient to meet the Company's working capital and capital expenditure needs for the period ended December 31, 1998. However, depending upon conditions in the capital and other financial markets, other factors and the Company's growth, development and expansion plans, the Company may from time to time consider the issuance of other debt or equity securities, the proceeds of which would be used to finance acquisitions, refinance debt, finance mortgage receivables or for other purposes.

AVCOM ACQUISITION AND RELATED EXPENSES

     In February 1997, the Company consummated the AVCOM Acquisition, acquiring AVCOM for 1,324,554 shares of the Company's Common Stock, representing on a pro forma basis approximately 4.4% of the shares of the Company's Common Stock outstanding following such acquisition. Based upon the closing price of the Common Stock on February 7, 1997, the 1,324,554 shares issued in the AVCOM Acquisition were valued at an aggregate of approximately $32.2 million. The Company also assumed approximately $68.3 million in debt and $53.7 million of mortgages receivable in the AVCOM Acquisition. The Company has accounted for the AVCOM Acquisition under the pooling-of-interests method of accounting for business combinations.

     Transaction costs relating to the negotiation of, preparation for, and consummation of the AVCOM Acquisition and the combination of certain operations of the Company and AVCOM resulted in a one-time charge to the Company's earnings of $1.7 million in the first quarter of 1997. This charge includes the fees and expenses payable to financial advisors, legal fees and other transaction expenses related to the AVCOM Acquisition.

PRG ACQUISITION AND RELATED EXPENSES

     On May 15, 1997, the Company consummated its merger with PRG, a developer, marketer and operator of two vacation ownership resorts in Williamsburg, Virginia. The PRG Acquisition was consummated through the issuance of 3,601,844 shares of the Company's Common Stock, representing on a pro forma basis approximately 10.7% of the shares of the Company's Common Stock outstanding following such merger. Based upon the closing price of the Common Stock on May 15, 1997, the shares issued in the PRG Acquisition were valued at an aggregate of $59.1 million. The Company also assumed approximately $58.4 million of debt, $66.0 million of mortgages receivable and $5.7 million in cash in the PRG Acquisition. The Company has accounted for the PRG Acquisition under the pooling-of-interests method of accounting for business combinations.

     The Company recorded a one-time charge of $4.2 million during the second quarter 1997 for charges related to the PRG Acquisition including fees paid to financial advisors, legal, and other transaction-related expenses. Certain entities acquired in the PRG Acquisition were taxed as partnerships at the partner level. As a result of the PRG Acquisition, the Company recorded a deferred tax liability for cumulative temporary differences between financial and tax reporting. This liability was established through a charge to the Company's provision for income taxes in 1997.

LSI ACQUISITION AND RELATED EXPENSES

     On August 28, 1997, the Company consummated the LSI Acquisition, acquiring 100% of LSI's capital stock in exchange for 1,996,401 newly issued shares of the Company's Common Stock, representing on a pro forma basis approximately 5.6% of the shares of the Company's Common Stock outstanding as of June 30, 1997. Based upon the closing price of the Common Stock on August 28, 1997, the 1,996,401 shares issued in the LSI Acquisition were valued at an aggregate of approximately $48.2 million. In addition to the Common Stock issued in the LSI Acquisition, the Company also assumed $0.5 million in debt, $1.7 million of mortgages receivable and $6.0 million in cash. The Company also paid cash consideration of approximately $1 million to a former LSI shareholder. The Company has accounted for the LSI Acquisition under the pooling-of-interests method of accounting for business combinations.

     Transaction costs relating to the negotiation of and preparation for the LSI Acquisition and the anticipated combination of certain operations resulted in a one-time charge to the Company's earnings of $4.1 million in the third quarter of 1997. These charges include the fees and expenses payable to financial advisors, legal fees and other transaction expenses related to the LSI Acquisition.

MARC HOTELS & RESORTS ACQUISITION

     On October 10, 1997, the Company consummated the Marc Acquisition acquiring 100% of the capital stock of Marc Resorts for 212,717 newly issued shares of the Company's Common Stock. The Company has accounted for the Marc Acquisition using the purchase method of accounting for business combinations.

VACATION INTERNATIONALE ACQUISITION

     On November 7, 1997, the Company consummated its acquisition of 100% of the capital stock of VI for approximately $24.3 million, comprised of $8.0 million in cash and promissory notes and the assumption of approximately $16.3 million of long-term indebtedness. The Company has accounted for the VI Acquisition using the purchase method of accounting for business combinations.

ACQUISITION OF EMBASSY SUITES RESORT AT KAANAPALI BEACH

     On November 14, 1997, a partnership of which the Company is a managing general partner consummated its acquisition of the Embassy Suites Resort at Kaanapali Beach, Maui, Hawaii for approximately $78 million. The acquiring entity is a partnership formed by a wholly-owned subsidiary of the Company (as the managing general partner), the Whitehall Street Real Estate Limited Partnership VII and Apollo Real Estate Advisors, L.P. The Company's subsidiary owns a 24% partnership interest in the acquiring entity.

ACQUISITION OF GLOBAL GROUP

     On December 5, 1997, the Company consummated its acquisition of the European vacation ownership business of the Global Group through an asset purchase for cash consideration of approximately $18 million. The Company assumed no debt as part of this transaction, but assumed approximately $7.0 million in current liabilities and acquired assets valued at approximately $15.8 million. The Company has accounted for the Global Acquisition using the purchase method of accounting.

YEAR 2000

     The Company uses software that will be affected by the date change in the year 2000 and recognizes that the arrival of the year 2000 poses challenges that will require modifications of portions of its software to enable it to function properly. As the year 2000 approaches, date sensitive systems will recognize the year 2000 as 1900, or not at all. This may cause systems to process critical financial and operational information incorrectly. The Company, like many other companies, is expected to incur expenditures over the next few years to address this issue. The Company has several information system improvement initiatives under way to determine the full scope and related costs to insure that the Company's systems continue to meet its needs and those of its customers. These initiatives include upgrading and replacing some computer systems and the conversion of others to be Year 2000 compliant. Although final cost estimates have yet to be determined, it is anticipated that these Year 2000 costs will result in an increase to Company expenses during 1998 and 1999. Suppliers, customers, mortgages receivable servicers and creditors of the Company also face Year 2000 issues. Their failure to successfully address the Year 2000 issue could have a material adverse effect on the Company's business or results of operations.

                                    BUSINESS

THE COMPANY

     Signature Resorts, Inc. is the world's largest vacation ownership company, as measured by the number of resort locations. The Company currently has 82 resort locations in eight North American and European countries. The Company also manages units at an additional 22 resorts in Hawaii. The Company's resort locations are in a variety of popular vacation destinations, including California, Hawaii, Arizona, Florida, the Caribbean, Mexico, France, the United Kingdom, Spain and the Canary Islands. Through both internal development and strategic acquisitions, the Company has expanded the number of its resort locations and its owner family base from nine resort locations and approximately 25,000 owner families at the time of its August 1996 initial public offering to its current 82 resort locations and approximately 200,000 owner families. As a result of the successful implementation of the Company's growth and operations strategy, the Company's revenues have grown to $337.7 million in 1997 from $219.8 million in 1996 and $168.3 million in 1995. By taking advantage of synergies resulting from the implementation of the Company's business strategy, the Company has increased 1997 EBITDA (as defined) by 91% over 1996 EBITDA and increased EBITDA as a percentage of total revenues to 25.3% in 1997 from 20.3% in 1996.

     The Company's operations consist of (i) marketing and selling Vacation Intervals and Vacation Points, (ii) acquiring, developing and operating vacation ownership resorts and (iii) providing consumer financing to individual purchasers for the purchase of vacation interests at its resort locations. The Company also provides resort management and maintenance services for which it receives fees paid by the resorts' homeowners' associations.

     The Company markets resort locations as Sunterra Resorts, Embassy Vacation Resorts and Westin Vacation Club Resorts and offers points-based vacation clubs in Europe and North America. The Company's Sunterra Resorts are marketed under the Company's Sunterra brand. The Company's Embassy Vacation Resorts and Westin Vacation Club resort are operated under agreements with Promus (the owner of the Embassy Suites brand) and Westin, respectively. The Company offers points-based vacation clubs in Europe through its LSI and Global Group subsidiaries, and in North America through its VI subsidiary.

     The Company provides mortgage financing for approximately 75% of its vacation ownership sales. In addition to enhancing the sales process, financing customer receivables generates attractive profit margins and cash flows from the spread between interest rates charged by the Company on its mortgage receivables and the Company's cost of capital. This financing is typically collateralized by the underlying Vacation Interval or Vacation Points.

BUSINESS STRATEGY

     The Company's objective is to capitalize on its position as the world's largest vacation ownership company, as measured by resort locations, and its base of approximately 200,000 owner families by continuing to (i) expand sales at its resort locations, (ii) strategically acquire and develop resort inventory and acquire operating companies and other vacation ownership-related assets,
(iii) improve operating margins by reducing operating costs through efficiencies gained by operating as a large multi-resort system and (iv) develop and introduce new vacation ownership products including its planned "Club Sunterra" worldwide points-based vacation exchange system.

     Signature has expanded to its current 82 resort locations from nine at the time of its August 1996 initial public offering through the successful implementation of its growth and operations strategy. The Company believes it has achieved sufficient size to enable it to capitalize on the strategic advantages of operating and purchasing leverage and the ability to provide choice and flexibility to its customers. The key elements of the Company's growth strategy are described below:

     Expand Sales. The Company intends to expand sales of vacation ownership interests at its existing resorts by adding additional inventory through the construction of new development units and through broader marketing efforts. As of December 31, 1997, the Company had available inventory of 29,168 Vacation

Intervals and 599,554 Vacation Points. The Company believes it is well positioned to continue to expand its existing supply of inventory.

     Acquisition and Development. Signature has achieved its leading position in the industry by identifying and acquiring resorts in desirable locations at prices which the Company believes will allow it to achieve excellent returns. The Company's acquisition and development of new resort locations allows it to add new vacation ownership inventory and increase the number of owner families within the Company's resort system. The Company targets operating companies, resort properties and other vacation ownership assets for potential acquisition and development opportunities to generate a high return on invested capital to replenish vacation ownership sales inventory while entering new markets and creating a larger resort and customer base from which to develop and market its products.

     The Company evaluates each acquisition candidate based on certain criteria including return on invested capital, the strategic location of the resort properties and consumer demand for vacation ownership inventory, in each case taking into consideration the Company's existing locations and operations. The Company analyzes the potential economic impact of each transaction to maximize its return on investment, as well as potential strategic synergies. Management believes that its proven acquisition and development record and public company status give the Company a competitive advantage in acquiring assets, businesses and operations in the fragmented vacation ownership industry.

     Improve Operating Margins. As the Company continues to expand the number of its resort locations as well as its owner family base, management believes that it will be able to realize improved operating margins through the realization of increased efficiencies, reduced on-site administrative requirements and reduced operating costs through its multi-resort management system. In addition, the Company believes that additional acquisitions will allow it to experience increased margins by leveraging operating and corporate overhead costs over a larger revenue base.

     Signature's base of approximately 200,000 owner families also provides an established market to which to sell additional vacation and leisure products which the Company believes will reduce marketing and advertising expenses as a percentage of sales. Because existing owners of vacation ownership interests are, in effect, a pre-screened pool of potential customers, repeat sales and customer referrals increase sales while marketing expenses associated with these sales are significantly reduced. As the Company's owner family base continues to expand and these type of sales represent a larger percentage of overall sales, the Company believes operating margins will continue to improve.

     Develop New Vacation Ownership Products. The Company believes its growing resort portfolio and base of approximately 200,000 owner families will enable it to offer a wider variety of vacation ownership products. The Company's planned Club Sunterra worldwide points-based vacation exchange system is one such product that will allow owners to create vacations custom tailored to their individual needs. Member families will be able to purchase intervals entitling them to an annual allotment of "points" to use as a currency to reserve the specific resort location, season, unit type and length of stay they desire from among Club Sunterra's resort locations throughout the world. This type of points-based system will provide the consumer more flexibility in their vacation plans compared to traditional one week intervals.

     In general, under a points-based vacation exchange system, members purchase an annual allotment of points which can be redeemed for occupancy rights at the club's participating resorts. Compared to other vacation ownership arrangements, the points-based system provides members significant flexibility in planning vacations as the number of points that are required for a stay at any one resort varies depending upon a variety of factors, including the resort location, the size of the unit, the vacation season and the length of stay. Under this system, members can select vacations according to their schedules, space needs and available points. Subject to certain restrictions, members are typically allowed to carry over for one year any unused points and to "borrow" points from the forthcoming year. In addition, members are required to pay annual fees for certain maintenance and management costs associated with the operation of the resorts based on the number of points to which they are entitled.

THE VACATION OWNERSHIP INDUSTRY

     The Market. The resort component of the leisure industry primarily is serviced by two separate alternatives for overnight accommodations: commercial lodging establishments and vacation ownership resorts. Commercial lodging consists of hotels and motels in which a room is rented on a nightly, weekly or monthly basis for the duration of the visit and is supplemented by rentals of privately-owned condominium units or homes. For many vacationers, particularly those with families, a lengthy stay at a quality commercial lodging establishment can be very expensive, and the space provided to the guest relative to the cost (without renting multiple rooms) is not economical for some vacationers. Also, room rates and availability at such establishments are subject to change periodically. In addition to providing improved lifestyle benefits to owners, vacation ownership presents an economical alternative to commercial lodging for vacationers.

     The vacation ownership industry represents one of the fastest growing segments of the lodging industry. According to ARDA and other industry sources, during the seventeen year period ending in 1997, worldwide vacation ownership sales volume increased from $490 million in 1980 to an estimated $6.2 billion in 1997, a compounded annual growth rate of 16.1%.

     As shown in the following charts, according to ARDA, the worldwide vacation ownership industry has expanded significantly since 1980 both in vacation interest sales volume and in the number of vacation interest owners.

Year                                80        81        82        83        84        85        86        87        88
Vacation Interest Sales Volume
($ in billions)                   0.49     0.965     1.165      1.34     1.735      1.58      1.61      1.94      2.39
Year                                80        81        82        83        84        85        86        87        88
No. of Vacation
Interest Owners                  0.155      0.22     0.335      0.47      0.62     0.805      0.97     1.125      1.31
(in millions)
Year                                89        90        91        92        93        94        95e       96e       97e
Vacation Interest Sales Volume
($ in billions)                   2.97      3.24      3.74      4.25     4.505      4.76       5.2       5.7      5.95
Year                                89        90        91        92        93        94        95e       96e       97e
No. of Vacation
Interest Owners                   1.53       1.8      2.07     2.363      2.76     3.144      3.49      3.98      4.48
(in millions)

    Source: ARDA (includes, with respect to 1995, 1996 and 1997, unpublished estimates provided by ARDA)

     ARDA reports and other industry data indicate that during the past decade the following factors have contributed to the increased acceptance of the vacation ownership concept among the general public and the substantial growth of the vacation ownership industry:

     - increased consumer awareness of the value and benefits of vacation ownership, including the cost savings relative to other lodging alternatives;

     - increased flexibility of vacation ownership due to the growth of international exchange organizations;

     - improvement in the quality of accommodations and management of vacation ownership resorts;

     - increased consumer confidence resulting from new consumer protection regulations and the entrance of brand name national lodging companies to the industry; and

     - increased availability of consumer financing for purchasers of vacation interests.

     The vacation ownership industry traditionally has been highly fragmented and dominated by a large number of local and regional resort developers and operators, each with small resort portfolios generally of differing quality. The Company believes that one of the most significant factors contributing to the current success of the vacation ownership industry is the entry into the market of some of the world's major lodging, hospitality and entertainment companies. Such major companies which now operate or are developing Vacation Interval resorts include Marriott, Disney, Hilton, Hyatt, Four Seasons, Inter-Continental, Promus and Westin. Unlike the Company, however, the vacation ownership operations of each of Marriott, Disney,

Hilton, Hyatt, Four Seasons, Inter-Continental, Westin and Promus comprise only a small portion of such companies' overall operations.

     The Company believes that national lodging and hospitality companies are attracted to the vacation ownership concept because of the industry's relatively rapid recent growth rate and relatively high profit margins. In addition, such companies recognize that Vacation Intervals provide an attractive alternative to the traditional hotel-based vacation and allow the hotel companies to leverage their brands into additional resort markets where demand exists for accommodations beyond traditional hotels.

     The Consumer. According to the most recent information compiled by ARDA, the three primary reasons cited by consumers for purchasing vacation interests are (i) the ability to exchange vacation interests for accommodations at other resorts through exchange networks (cited by 75% of vacation interest purchasers), (ii) the money savings over traditional resort vacations (cited by 72% of purchasers) and (iii) the quality service and upkeep of the resort at which they purchased a vacation interest (cited by 80% of purchasers). According to ARDA, vacation interest purchasers have a high rate of repeat purchases: approximately 41% of all vacation interest owners own more than one vacation interest representing approximately 65% of the industry inventory and approximately 51% of all owners who bought their first vacation interest before 1985 have since purchased a second vacation interest. In addition, ARDA indicates that customer satisfaction increases with length of ownership, age, income, multiple location ownership and accessibility to vacation interest exchange networks.

     The Company believes it is well positioned to take advantage of current demographic trends, primarily because of the variety and quality of its resort locations and its participation in the RCI and II exchange networks. The Company expects the vacation ownership industry to continue to grow as the baby-boom generation continues to enter the 40-55 year age bracket, according to ARDA, the age group most likely to purchase Vacation Intervals and Vacation Points.

DESCRIPTION OF THE COMPANY'S RESORT LOCATIONS

     The Company has 82 resort locations, which include 35 resort locations sold as Vacation Intervals and 47 resort locations sold in points-based vacation exchange systems. Of the 35 resort locations sold as Vacation Intervals, 22 resort locations are currently in sales, sales have yet to begin at four resort locations, and sales at nine resort locations have been substantially completed. Of the 47 resort locations sold in points-based vacation exchange systems, the Company owns or has sold, in the aggregate, all of the unit inventory at 26 of the resort locations and owns a portion of the unit inventory at the other 21 resort locations.

     Through its primary resort brands, the Company offers Vacation Intervals in each of the three principal price segments of the market (value, upscale (characterized by high quality accommodations and service) and luxury (characterized by elegant accommodations and personalized service)). In addition, the Company operates points-based vacation clubs in North America and Europe.

     Sunterra Resorts. The Company's Sunterra Resorts, includes resorts in both the value and upscale price segments which are not affiliated with any hotel chain. Vacation Intervals at the Company's Sunterra Resorts generally sell for $6,000 to $25,000 and are targeted to buyers with annual incomes ranging from $35,000 to $80,000. The Company believes its Sunterra Resorts offer buyers an economical alternative to resorts affiliated with brand-name lodging companies (such as Embassy Vacation Resorts and Westin Vacation Club resorts) and traditional vacation lodging alternatives.

     Embassy Vacation Resorts. The Company's Embassy Vacation Resorts are positioned in the upscale price segment of the market and are characterized by high quality accommodations and service. Vacation Intervals at the Company's four Embassy Vacation Resorts generally sell for $14,000 to $20,000 and are targeted to buyers with annual incomes ranging from $60,000 to $150,000. Embassy Vacation Resorts are designed to provide vacation ownership accommodations that offer the same high quality and value that is represented by the more than 140 Embassy Suites hotels throughout North America. The Company is one of two licensees and operators of Embassy Vacation Resorts, and is currently evaluating additional resorts that could be operated as Embassy Vacation Resorts.

     Westin Vacation Club Resort. The Company's Westin Vacation Club resort is positioned in the luxury price segment of the market and is characterized by elegant accommodations and personalized service. Vacation Intervals at Westin Vacation Club resort generally sell for $16,000 to $25,000 and are targeted to buyers with annual incomes ranging from $80,000 to $250,000.

     LSI's Grand Vacation Club. As a result of the LSI Acquisition, the Company acquired LSI's Grand Vacation Club points-based system and as a result of the Global Acquisition, the Company acquired the Global Group's Global Vacation Club, which it is integrating into the LSI system. Grand Vacation Club allows members to purchase an annual allotment of points that can be redeemed for occupancy rights at Grand Vacation Club's European resorts and at other participating resorts. The Company markets the Grand Vacation Club in the United Kingdom, Spain, France and Austria. Points in the Grand Vacation Club can typically be purchased for approximately $220 a point. A typical one week stay at a Grand Vacation Club resort requires approximately 46 points. Each Grand Vacation Club member receives a new allotment of points each year throughout the term of its membership in the club.

     VI's Vacation Time Share Program. As a result of the VI Acquisition, the Company acquired VI's VTS Program which it markets to buyers in the United States, Canada and Mexico. The VTS Program is a points-based system much like LSI's Grand Vacation Club in that it allows members to purchase points that are redeemed for occupancy rights at participating VTS Program resorts. Points in the VTS Program typically can be purchased for approximately $119 a point. A typical one week stay at a VI resort requires approximately 91 points. Each VTS Program member receives a new allotment of points each year throughout the term of its membership in the program.

     The following tables set forth certain information, as of December 31, 1997, regarding each of the Company's 70 resort locations on such date, including location, date acquired by the Company, the number of existing and total potential units at the resort and, where applicable, the number of Vacation Intervals or Vacation Points currently available for sale and occupancy and additional expansion potential. Of the resort locations set forth below, the Embassy Vacation Resorts Poipu Point and Kaanapali Beach, the Sunterra Resorts NorthBay at Lake Arrowhead and the Westin Vacation Club St. John are partially owned by the Company. In addition, the Company only owns a portion of the units comprising five of the Grand Vacation Club Resorts and 16 of the Vacation Internationale Resorts. The exact number of units, Vacation Intervals and Vacation Points ultimately achieved may differ from the following estimates based on future land planning and site layout considerations, as well as other factors described under "Risk Factors."

                                                                                       UNITS AT RESORT
                                                                              ---------------------------------
                                                                   DATE                     POTENTIAL
            RESORT                        LOCATION               ACQUIRED     CURRENT(A)   EXPANSION(B)   TOTAL
------------------------------  ----------------------------  --------------  ----------   ------------   -----
SUNTERRA RESORTS
 Sunterra Resorts Cypress                                     November  1992      224           276(e)      500
 Pointe.......................  Lake Buena Vista, Florida
 Sunterra Resorts The                                         July      1993      130           286(f)      416
 Plantation at Fall Creek.....  Branson, Missouri
 Sunterra Resorts Royal                                       April     1994       40            15(g)       55
 Dunes........................  Hilton Head, S. Carolina
 Sunterra Resorts Royal Palm                                  July      1995      140            --(h)      140
 Beach........................  St. Maarten, Netherlands
                                Antilles
 Sunterra Resorts Flamingo                                    July      1995      172            85(i)      257
 Beach........................  St. Maarten, Netherlands
                                Antilles
 Sunterra Resorts San Luis                                    June      1996       98            32(j)      130
 Bay..........................  Avila Beach, California
 Sunterra Resorts Scottsdale                                  February  1997       64           104(k)      168
 Villa Mirage.................  Scottsdale, Arizona
 Sunterra Resorts The Ridge on                                February  1997       12           106(l)      118
 Sedona Golf..................  Sedona, Arizona
 Sunterra Resorts Sedona                                      February  1997       40            --          40
 Springs......................  Sedona, Arizona
 Sunterra Resorts Sedona                                      February  1997       60            --          60
 Summit.......................  Sedona, Arizona
 Sunterra Resorts Villas at                                   February  1997       33            --          33
 Poco Diablo..................  Sedona, Arizona
 Sunterra Resorts Villas of                                   February  1997       40            --          40
 Sedona.......................  Sedona, Arizona
 Sunterra Resorts NorthBay at                                 February  1997       13            --          13
 Lake Arrowhead(m)............  Lake Arrowhead, California
 Sunterra Resorts Tahoe Beach                                 February  1997      140            --         140
 & Ski........................  South Lake Tahoe, California
 Sunterra Resorts Villas on                                   February  1997       37            64(n)      101
 the Lake.....................  Montgomery, Texas
 Sunterra Resorts Powhatan                                    May       1997      419            81(o)      500
 Plantation...................  Williamsburg, Virginia
 Sunterra Resorts Greensprings                                May       1997       76           424(p)      500
 Plantation...................  Williamsburg, Virginia
 Sunterra Resorts The Savoy on                                August    1997       40            28(q)       68
 South Beach..................  Miami Beach, Florida
 Sunterra Resorts Bent Creek                                  September 1997       --           217(r)      217
 Golf Village.................  Gatlinburg, Tennessee
 Sunterra Resorts Coral                                       December  1997       --            46(s)       46
 Reef.........................  Miami Beach, Florida
                                                                                -----         -----       -----
       TOTAL................................................................    1,778         1,764       3,542
OTHER SUNTERRA AFFILIATED
 RESORTS
 Tahoe Seasons(t).............  South Lake Tahoe, California  February  1997       21            --          21
 Other(u).....................                                                     --            --          --
                                                                                -----         -----       -----
       TOTAL................................................................       21            --          21
EMBASSY VACATION RESORTS
 Embassy Vacation Resort Poipu                                November  1994      219(w)         --         219
 Point(v).....................  Kauai, Hawaii
 Embassy Vacation Resort Grand                                January   1995      126           248(x)      374
 Beach........................  Orlando, Florida
 Embassy Vacation Resort Lake                                 May       1996      102           108(y)      210
 Tahoe........................  South Lake Tahoe, California
 Embassy Vacation Resort                                      November  1997       --           157(z)      157
 Kaanapali Beach(z)...........  Maui, Hawaii
                                                                                -----         -----       -----
       TOTAL................................................................      447           513         960
WESTIN VACATION CLUB
 Westin Vacation Club St.                                     May       1997       48            48          96(bb)
 John(aa).....................  St. John, U.S. Virgin
                                Islands
                                                                                -----         -----       -----
       TOTAL................................................................       48            48          96
                                                                                -----         -----       -----
 TOTAL VACATION UNITS AND VACATION INTERVALS................................    2,294         2,325       4,619

                                          VACATION INTERVAL
                                         INVENTORY AT RESORT
                                -------------------------------------
                                  CURRENT       POTENTIAL
            RESORT              INVENTORY(C)   EXPANSION(D)    TOTAL
------------------------------  ------------   ------------   -------
SUNTERRA RESORTS
 Sunterra Resorts Cypress             779         14,076(e)    14,855
 Pointe.......................
 Sunterra Resorts The               1,116         14,586(f)    15,702
 Plantation at Fall Creek.....
 Sunterra Resorts Royal               165            765(g)       930
 Dunes........................
 Sunterra Resorts Royal Palm          842             --          842
 Beach........................
 Sunterra Resorts Flamingo          1,337          4,335(i)     5,672
 Beach........................
 Sunterra Resorts San Luis          1,443          1,632(j)     3,075
 Bay..........................
 Sunterra Resorts Scottsdale          446          5,304(k)     5,750
 Villa Mirage.................
 Sunterra Resorts The Ridge on         90          5,406(l)     5,496
 Sedona Golf..................
 Sunterra Resorts Sedona               61             --           61
 Springs......................
 Sunterra Resorts Sedona              602             --          602
 Summit.......................
 Sunterra Resorts Villas at            71             --           71
 Poco Diablo..................
 Sunterra Resorts Villas of           220             --          220
 Sedona.......................
 Sunterra Resorts NorthBay at          92             --           92
 Lake Arrowhead(m)............
 Sunterra Resorts Tahoe Beach         634             --          634
 & Ski........................
 Sunterra Resorts Villas on         1,111          3,264(n)     4,375
 the Lake.....................
 Sunterra Resorts Powhatan            913          4,131(o)     5,044
 Plantation...................
 Sunterra Resorts Greensprings        819         21,624(p)    22,443
 Plantation...................
 Sunterra Resorts The Savoy on      2,040          1,428(q)     3,468
 South Beach..................
 Sunterra Resorts Bent Creek           --         11,067(r)    11,067
 Golf Village.................
 Sunterra Resorts Coral                --          2,346(s)     2,346
 Reef.........................
                                   ------         ------      -------
       TOTAL..................     12,781         89,964      102,745
OTHER SUNTERRA AFFILIATED
 RESORTS
 Tahoe Seasons(t).............        201             --          201
 Other(u).....................         62             --           62
                                   ------         ------      -------
       TOTAL..................        263             --          263
EMBASSY VACATION RESORTS
 Embassy Vacation Resort Poipu      8,512             --        8,512
 Point(v).....................
 Embassy Vacation Resort Grand      1,913         12,648(x)    14,561
 Beach........................
 Embassy Vacation Resort Lake       3,984          5,508(y)     9,492
 Tahoe........................
 Embassy Vacation Resort               --          8,007(z)     8,007
 Kaanapali Beach(z)...........
                                   ------         ------      -------
       TOTAL..................     14,409         26,163       40,572
WESTIN VACATION CLUB
 Westin Vacation Club St.           1,715          2,448        4,163
 John(aa).....................
                                   ------         ------      -------
       TOTAL..................      1,715          2,448        4,163
                                   ------         ------      -------
 TOTAL VACATION UNITS AND VACA     29,168        118,575      147,743

                                                                                                                    VACATION POINTS
                                                                                        UNITS AT RESORT               AT RESORT
                                                                              -----------------------------------   -------------
                                                                   DATE                       POTENTIAL                CURRENT
            RESORT                        LOCATION               ACQUIRED     CURRENT(DD)   EXPANSION(EE)   TOTAL   INVENTORY(FF)
------------------------------  ----------------------------  --------------  -----------   -------------   -----   -------------

GRAND VACATION CLUB
 RESORTS(CC)
 The Alpine Club..............  Schladming, Austria           August    1997        68             --          68E
 Club del Carmen..............  Lanzarote, Canary Islands     August    1997        67             --          67G
 Flanesford Priory Country                                    August    1997        16             --          16G
 Estate.......................  Herefordshire, England
 Los Amigos Beach Club........  Costa del Sol, Spain          August    1997       140             50         190G
 Pine Lake Resort.............  Lancashire, England           August    1997       100             --         100G
 Royal Oasis Club at Benal                                    August    1997       108             --         108G
 Beach........................  Costa del Sol, Spain
 Royal Oasis Club at La                                       August    1997        68             --          68G
 Quinta.......................  Costa del Sol, Spain
 White Sands Beach Club.......  Menorca, Balearic Islands     August    1997        48             --          48G
 White Sands Country Club.....  Menorca, Balearic Islands     August    1997        51             --          51G
 Woodford Bridge Country                                      August    1997        72             50         122G
 Club.........................  North Devon, England
 Wychnor Park Country Club....  Stratfordshire, England       August    1997        44             20          64F    461,473
 Burnside Park Owners Club....  Lancashire, England           December  1997        14             --          14G
 Kenmore Club.................  Perthshire, Scotland          December  1997        26             --          26G
 Los Claveles.................  Tenerife, Canary Islands      December  1997         5             --           5G
 Le Moulin de Connelles.......  Normandy, France              December  1997         3             --           3G
 Playa Paraiso................  Mallorca, Spain               December  1997         3             --           3G
 Royal Sunset Beach Club......  Tenerife, Canary Islands      December  1997       126             --         126G
 Royal Tenerife Country                                       December  1997        77             --          77G
 Club.........................  Tenerife, Canary Islands
 Sahara Sunset Club...........  Costa del Sol, Spain          December  1997       150             --         150G
 Sunset Bay Club..............  Tenerife, Canary Islands      December  1997       206             --         206G
 Sunset Harbour Club..........  Tenerife, Canary Islands      December  1997       124             --         124G
 Malibu Village...............  Roussilon, France             December  1997         3             --           3G
 Marina Baie des Anges........  Nice, France                  December  1997        22             --          22G
                                                                                 -----          -----       -----
       TOTAL..................                                                   1,541            120       1,661H

VACATION INTERNATIONALE
 RESORTS
 Clock Tower..................  Whistler, British Columbia    November  1997        15             --          15E
 Sea Mountain.................  Big Island, Hawaii            November  1997        28             --          28G
 Elkhorn Village..............  Sun Valley, Idaho             November  1997        20             --          20G
 Embarcadero..................  Newport, Oregon               November  1997        41             --          41G
 Fairway Villa................  Oahu, Hawaii                  November  1997        19             --          19G
 Hololani.....................  Maui, Hawaii                  November  1997         9             --           9G
 Kapaa Shore..................  Kauai, Hawaii                 November  1997        14             --          14G
 Kihei Kai Nani...............  Maui, Hawaii                  November  1997         6             --           6G
 Kingsbury....................  Stateline, Nevada             November  1997        20             --          20G
 Oasis Resort.................  Palm Springs, California      November  1997       116             --         116G
 Marina Inn...................  Oceanside, California         November  1997         7             --           7F    138,081
 Papakea......................  Maui, Hawaii                  November  1997        25             --          25G
 Point Brown Resort...........  Ocean Shores, Washington      November  1997        24             --          24G
 Pono Kai.....................  Kauai, Hawaii                 November  1997        22             --          22G
 Royal Kuhio..................  Oahu, Hawaii                  November  1997        14             --          14G
 Sea Village..................  Big Island, Hawaii            November  1997        51             --          51G
 The Pines....................  Sunriver, Oregon              November  1997        68             --          68G
 The Village at Steamboat.....  Steamboat Springs, Colorado   November  1997        26            263         289G
 Torres Mazatlan..............  Mazatlan, Mexico              November  1997       126             --         126G
 Vallarta Torre...............  Puerto Vallarta, Mexico       November  1997        64             --          64G
 Valley Isle..................  Maui, Hawaii                  November  1997        21             --          21G
                                                                                 -----          -----       -----
       TOTAL..................                                                     736            263         999H

                                  VACATION POINTS
                                       AT RESORT
                                -----------------------
                                  POTENTIAL
            RESORT              EXPANSION(GG)    TOTAL
------------------------------  -------------   -------
GRAND VACATION CLUB
 RESORTS(CC)
 The Alpine Club..............
 Club del Carmen..............
 Flanesford Priory Country
 Estate.......................
 Los Amigos Beach Club........
 Pine Lake Resort.............
 Royal Oasis Club at Benal
 Beach........................
 Royal Oasis Club at La
 Quinta.......................
 White Sands Beach Club.......
 White Sands Country Club.....
 Woodford Bridge Country
 Club.........................
 Wychnor Park Country Club....    276,000       737,473
 Burnside Park Owners Club....
 Kenmore Club.................
 Los Claveles.................
 Le Moulin de Connelles.......
 Playa Paraiso................
 Royal Sunset Beach Club......
 Royal Tenerife Country
 Club.........................
 Sahara Sunset Club...........
 Sunset Bay Club..............
 Sunset Harbour Club..........
 Malibu Village...............
 Marina Baie des Anges........
       TOTAL..................
VACATION INTERNATIONALE
 RESORTS
 Clock Tower..................
 Sea Mountain.................
 Elkhorn Village..............
 Embarcadero..................
 Fairway Villa................
 Hololani.....................
 Kapaa Shore..................
 Kihei Kai Nani...............
 Kingsbury....................
 Oasis Resort.................
 Marina Inn...................  1,192,626       1,330,707
 Papakea......................
 Point Brown Resort...........
 Pono Kai.....................
 Royal Kuhio..................
 Sea Village..................
 The Pines....................
 The Village at Steamboat.....
 Torres Mazatlan..............
 Vallarta Torre...............
 Valley Isle..................
       TOTAL..................

---------------

(a) Current units at each resort represents only those units that have received their certificate of occupancy as of December 31, 1997. The Company generally is able to sell 51 Vacation Intervals with respect to each unit at its resorts (the 52nd week is generally utilized for maintenance).

(b)  Potential expansion units at each resort includes, as of December 31, 1997,
     (i) units then under construction that have not yet received their certificate of occupancy and (ii) units planned to be developed on land then owned by the Company or under option to be acquired which have not yet received their certificate of occupancy and which were not then under construction.

(c) Current inventory of Vacation Intervals at each resort represents only those unsold Vacation Intervals that have received their certificate of occupancy as of December 31, 1997.

(d) Potential expansion of Vacation Intervals at each resort includes, as of December 31, 1997, (i) Vacation Intervals then under development that have not yet received their certificate of occupancy and (ii) Vacation Interval development potential on land then owned by the Company or under option to be acquired which have not yet received their certificate of occupancy and which were not then under construction.

(e) Includes an estimated 276 units which the Company plans to construct on land which it owns at the Sunterra Resorts Cypress Pointe and for which all necessary governmental approvals and permits (except building permits) have been obtained. Should the Company elect to construct a higher percentage of three bedroom units, rather than its current planned mix of one, two and three bedroom units, the actual number of planned units will be lower than is indicated above.

(f) Includes an estimated 270 units which the Company plans to construct on land that it acquired in September 1997. An additional 16 units were completed during the first quarter 1998.

(g) Includes the construction of 15 units that were completed in the first quarter 1998.

(h) The Company has not committed to any expansion of the Sunterra Resorts Royal Palm Beach. The Company is considering the acquisition of additional land adjacent to the Sunterra Resorts Royal Palm Beach for the addition of an estimated 60 units (and a corresponding number of Vacation Intervals) but has yet to enter into an agreement with respect to such additional land or to obtain the necessary governmental approvals and permits for such expansion.

(i) In May 1996, the Company acquired a five-acre parcel of land adjacent to the Sunterra Resorts Flamingo Beach on which, as of December 31, 1997, the Company planned to develop approximately 85 units (and create a corresponding number of Vacation Intervals). During the first quarter of 1998, the Company increased the number of units to be developed on such land from 85 to 127. The Company plans to begin construction on 10 units during the second quarter 1998.

(j) Includes an estimated 32 units currently under construction which should be completed during the third quarter of 1998. The Company is considering the acquisition of additional land near the Sunterra Resorts San Luis Bay for the addition of an estimated 100 units, but has yet to enter into an agreement with respect to such land or to obtain any of the necessary governmental approvals and permits for such proposed expansion.

(k) Includes 64 units currently under construction and scheduled to be completed during the second quarter of 1998. The Company plans to commence construction on an additional 40 units during 1999. All necessary discretionary approvals and permits have been received for all units to be constructed at the resort.

(l) Construction began in December 1996 on Sunterra Resorts The Ridge on Sedona Golf, which, upon completion, will consist of 118 units. The first 12 units received certificates of occupancy during the fourth quarter 1997. Currently, 22 of the additional 106 units are under construction and scheduled to be completed during the third quarter of 1998. Governmental approvals and permits have not been sought or received for the remaining planned 84 units. Vacation Interval sales began in May 1997.

(m) The Company owns or has the power to vote 80% of the partnership interests of Trion Capital Corporation. Trion is the General Partner of Arrowhead Capital Partners, L.P., which is the developer of Sunterra Resorts NorthBay at Lake Arrowhead. The General Partner is entitled to receive 1% of the profits of Arrowhead Capital Partners, L.P., but under certain circumstances, is entitled to receive substantially higher profits. AVCOM has an exclusive sales and marketing contract for sales at Sunterra Resorts NorthBay at Lake Arrowhead, and is the property manager of the resort. Although Arrowhead Capital Partners, L.P. owns undeveloped land and buildings under construction at the Sunterra Resorts NorthBay at Lake Arrowhead, no definitive expansion plans have been made.

(n) Sunterra Resorts Villas on the Lake consists of 37 existing units purchased in February 1996 currently in the final phase of renovation. Land included in the initial purchase is able to accommodate construction of an additional 64 units in Phase II. The Phase II construction is scheduled to begin during the second quarter of 1998 and all necessary discretionary government approvals and permits have been received for the additional 64 units.

(o) Includes 14 units that were completed during the fourth quarter of 1997 but did not receive certificates of occupancy until the first quarter of 1998. The Company's development schedule for the remaining 67 units will be determined based on market demand and other factors.

(p) Includes 30 units that were completed and received certificates of occupancy during the first quarter 1998. The Company's development schedule for the remaining 394 units will be determined based on market demand and other factors.

(q) Construction of an additional 28 units is scheduled to begin during the second quarter of 1998.

(r) The Company acquired the Sunterra Resorts Bent Creek Golf Village and surrounding property in September 1997. The Company plans to convert the property into 108 units and develop an additional 109 units. Construction of four units is in process and sales are expected to begin in the second quarter of 1998.

(s) In December 1997, the Company purchased a 46 unit apartment complex which it plans to convert to vacation ownership. The property is already registered and renovations are scheduled to begin during the second quarter of 1998.

(t) Prior to being acquired by the Company, AVCOM purchased a portfolio of 1,057 defaulted consumer notes at the Tahoe Seasons Resort in March 1996 which are secured by Vacation Intervals. Of the notes purchased, 414 notes have been converted to inventory of which 160 Vacation Intervals have been sold by the Company and 41 of the notes have been reaffirmed by the original buyers. The Company intends to continue foreclosing on the remaining notes and acquiring clear title to the applicable Vacation Intervals.

(u) Includes weekly intervals owned by the Company at three additional properties that are not owned or managed by the Company.

(v) The Company acquired a 30.43% partnership interest in the Embassy Vacation Resort Poipu Point in November 1994. The Company owns, directly or indirectly, 100% of the partnership interests in one of the two co-managing general partners of Poipu Resort Partners L.P., a Hawaii limited partnership ("Poipu Partnership"), the partnership which owns the Embassy Vacation Resort Poipu Point. The managing general partner owned by the Company holds a 0.5% partnership interest for purposes of distributions, profits and losses. The Company also holds a 29.93% limited partnership interest in the Poipu Partnership for purposes of distributions, profits and losses, for a total partnership interest of 30.43%. In addition, following repayment of any outstanding partner loans, the Company is entitled to receive a 10% per annum return on the Founders' and certain former limited partners' initial capital investment of approximately $4.6 million in the Poipu Partnership.

     After payment of such preferred return and the return of approximately $4.6 million of capital to the Company on a pari passu basis with the other general partner in the partnership, the Company is entitled to receive approximately 50% of the net profits of the Poipu Partnership. In the event certain internal rates of return specified in the Poipu Partnership agreement are achieved, the Company is entitled to receive approximately 55% of the net profits of the Poipu Partnership.

(w) Includes 179 units that the Company currently rents on a nightly basis, pending their sale as Vacation Intervals.

(x) The Company is currently constructing 30 units which are expected to be completed during the third quarter of 1998. The Company has received all necessary governmental approvals and permits to construct an additional 218 units on land which it owns at the Embassy Vacation Resort Grand Beach (excluding building permits which have not yet been applied for by the Company). The Company plans to apply for and obtain these building permits on a building-by-building basis.

(y) The Company has received all necessary governmental approvals and permits (excluding building permits which the Company intends to apply for and obtain on a phase-by-phase basis) to construct an additional estimated 108 units on land that it owns at the Embassy Vacation Resort Lake Tahoe. The Company, subject to market demand, currently plans to commence construction of an additional 40 of such units in the second quarter of each of 1998 and 1999 and the remaining 28 units commencing in May 2000.

(z) In November 1997, a partnership of which the Company is a managing general partner acquired the Embassy Suites Resort at Kaanapali Beach, Maui, Hawaii. A subsidiary of the Company owns a 24% partnership interest in the acquiring entity. The Company intends to convert 157 of the 413 suites at the resort into vacation ownership units. Sales are expected to commence during the second quarter of 1998.

(aa) The Company owns 50% of the entity which has acquired the unsold Vacation Intervals at this resort. The acquisition closed in May of 1997 and sales of Vacation Intervals commenced in the fourth quarter of 1997.

(bb) Includes 48 units which are completed and in sales. Also includes an additional 48 units which will require the installation of utilities, furniture, fixtures and equipment, and interior finishes before occupancy. The Company currently anticipates beginning the renovation of such 48 additional units during the second quarter of 1998 and completing all renovations by year-end 1998. The Company also owns adjacent land at the St. John resort which may accommodate the development of additional units but with respect to which no permits or approvals have been sought or obtained. The Company has not yet determined the number of potential additional units which may be constructed on such adjacent land or the timing of such potential development.

(cc)  Includes resorts acquired as a result of the Global Acquisition.

(dd) Represents the aggregate number of units and Vacation Intervals (as opposed to Vacation Points) within the Company's Grand Vacation Club system and the VTS Program. Certain of these resorts are not wholly-owned by the Company and current units at these resorts represent only those units owned by the Company.

(ee) Potential expansion units at each resort includes, as of December 31, 1997, (i) units currently under construction that have not yet received their certificate of occupancy (or other equivalent certificate) and (ii) units planned to be developed on land currently owned by Grand Vacation Club or VI or under option to be acquired which have not yet received their certificate of occupancy (or other equivalent certificate) and which are not currently under construction.

(ff) Current inventory of Vacation Points represents, as of December 31, 1997, the number of unsold Vacation Points in the Grand Vacation Club system and VTS Program, as well as the number of points allocable to current unit inventory owned by LSI or VI but not yet contributed to the Grand Vacation Club system or VTS Program, respectively.

(gg) Potential expansion of Vacation Points represents, as of December 31, 1997, the estimated number of Vacation Points assignable to potential expansion units within the Grand Vacation Club system and the VTS Program.

     The following table sets forth certain information, as of December 31, 1997, with respect to the Company's resorts owned on such date. All of the units are fully-furnished, including telephones, televisions, VCRs and stereos, and all but the studio units feature full kitchens. Most of the units contain a washer and dryer, microwave and private outdoor barbecue grill. Many units also include a private deck.

                                                                                                 RESORT AMENITIES
                                                        TYPES OF UNITS OFFERED     --------------------------------------------
                                                      --------------------------            SWIMMING   WHIRLPOOL/   RESTAURANT/
         RESORTS                   LOCATION            S   1BR   2BR   3BR   4BR   TENNIS     POOL      JACUZZI       LOUNGE
         -------                   --------           ---  ---   ---   ---   ---   ------   --------   ----------   -----------
SUNTERRA RESORTS:
Sunterra Resorts Cypress   Lake Buena Vista, Florida   X   X     X     X            X        X           X
  Pointe
Sunterra Resorts The       Branson, Missouri           X   X     X                  X        X           X            X
  Plantation at Fall
  Creek
Sunterra Resorts Royal     Hilton Head, South                          X                     X           X
  Dunes                    Carolina
Sunterra Resorts Royal     St. Maarten, Netherlands        X     X     X                     X                        X
  Palm Beach               Antilles
Sunterra Resorts Flamingo  St. Maarten, Netherlands    X   X                        X        X                        X
  Beach                    Antilles
Sunterra Resorts San Luis  Avila Beach, California     X   X                                 X           X            X
  Bay
Sunterra Resorts           Scottsdale, Arizona         X   X     X                           X           X            X
  Scottsdale Villa Mirage
Sunterra Resorts The       Sedona, Arizona             X   X     X                  X        X           X            X
  Ridge on Sedona Golf
Sunterra Resorts Sedona    Sedona, Arizona             X   X     X                  X        X
  Springs
Sunterra Resorts Sedona    Sedona, Arizona             X   X     X                           X           X
  Summit
Sunterra Resorts Villas    Sedona, Arizona             X   X                                 X           X
  at Poco Diablo
Sunterra Resorts Villas    Sedona, Arizona                 X     X                  X        X           X
  of Sedona
Sunterra Resorts NorthBay  Lake Arrowhead,             X   X     X                           X           X
  at Lake Arrowhead        California
Sunterra Resorts Tahoe     South Lake Tahoe,               X                                 X           X            X
  Beach and Ski            California
Sunterra Resorts Villas    Lake Conroe, Texas                    X     X                     X
  on the Lake
Sunterra Resorts Powhatan  Williamsburg, Virginia          X     X     X            X        X           X            X
  Plantation
Sunterra Resorts           Williamsburg, Virginia                X           X               X           X            X
  Greensprings Plantation
Sunterra Resorts The       Miami Beach, Florida        X   X     X                                       X            X
  Savoy on South Beach
Sunterra Resorts Bent      Gatlinburg, Tennessee       X   X                                 X                        X
  Creek Golf Village
Sunterra Resorts Coral     Miami Beach, Florida        X   X                                 X
  Reef

OTHER SUNTERRA AFFILIATED
  RESORTS:
Tahoe Seasons              South Lake Tahoe,           X   X     X     X                     X           X            X
                           California

EMBASSY VACATION RESORTS:
Embassy Vacation Resort    Kauai, Hawaii                         X     X            X        X           X
  Poipu Point
Embassy Vacation Resort    Orlando, Florida                            X                     X           X
  Grand Beach
Embassy Vacation Resort    South Lake Tahoe,           X   X                                 X           X            X
  Lake Tahoe               California
Embassy Vacation Resort    Maui, Hawaii,                   X     X                           X           X            X
  Kaanapali Beach

WESTIN VACATION CLUB:
Westin Vacation Club St.   St. John, U.S. Virgin       X   X     X     X            X        X           X            X
  John                     Islands

                                                                                                 RESORT AMENITIES
                                                        TYPES OF UNITS OFFERED     --------------------------------------------
                                                      --------------------------            SWIMMING   WHIRLPOOL/   RESTAURANT/
         RESORTS                   LOCATION            S   1BR   2BR   3BR   4BR   TENNIS     POOL      JACUZZI       LOUNGE
         -------                   --------           ---  ---   ---   ---   ---   ------   --------   ----------   -----------
GRAND VACATION CLUB RESORTS:
The Alpine Club            Schladming, Austria         X   X     X                  X        X           X            X
Burnside Park Owners Club  Lancashire, England
Club del Carmen            Lanzarote, Canary Islands       X     X                           X           X            X
Flanesford Priory Country  Herefordshire, England      X   X     X     X
  Estate
Kenmore Club               Loch Tay, Scotland              X     X     X            X        X           X            X
Los Claveles               Tenerife, Canary Islands    X   X     X                           X                        X
Le Moulin de Connelles     Normandy, France            X   X     X                  X        X                        X
Los Amigos Beach Club      Costa del Sol, Spain        X   X     X     X            X        X           X            X
Malibu Village             Roussilon, France
Marina Baie des Anges      Nice, France                X   X     X                  X        X                        X
Pine Lake Resort           Lancashire, England         X         X                  X        X           X            X
Playa Paraiso              Mallorca, Spain                             X
Royal Oasis Club at Benal  Costa del Sol, Spain            X     X                           X           X            X
  Beach
Royal Oasis Club at La     Costa del Sol, Spain            X     X                           X           X            X
  Quinta
Royal Sunset Beach Club    Tenerife, Canary Islands    X   X     X                           X           X            X
Royal Tenerife Country     Tenerife, Canary Islands        X     X                  X        X                        X
  Club
Sahara Sunset Club         Costa del Sol, Spain        X   X     X                           X           X            X
Sunset Bay Club            Tenerife, Canary Islands    X   X     X     X                     X                        X
Sunset Harbor Club         Tenerife, Canary Islands    X   X     X                           X                        X
White Sands Beach Club     Menorca, Spain                  X     X     X                     X           X            X
White Sands Country Club   Menorca, Spain                  X     X     X                     X
Woodford Bridge Country    North Devon, England        X   X     X                           X           X            X
  Club
Wychnor Park Country Club  Stratfordshire, England         X     X     X            X        X           X            X

VACATION INTERNATIONALE:
Clock Tower Village        Whistler, British           X   X
                           Columbia
Sea Mountain               Big Island, Hawaii          X   X     X                  X        X           X
Elkhorn Village            Sun Valley, Idaho           X   X     X                  X        X           X            X
Embarcadero                Newport, Oregon             X   X     X                           X           X            X
Fairway Villa              Oahu, Hawaii                X   X     X                           X
Hololani                   Maui, Hawaii                          X                           X
Kapaa Shore                Kauai, Hawaii                   X     X                  X        X           X
Kihei Kai Nani             Maui, Hawaii                    X                                 X
Kingsbury of Tahoe         Stateline, Nevada                     X     X            X                    X
The Oasis Resort           Palm Springs, California    X   X     X                  X        X           X
Marina Inn                 Oceanside, California           X     X                           X           X
Papakea                    Maui, Hawaii                X   X                        X        X           X
Point Brown Resort         Ocean Shores, Washington        X     X     X                     X           X
Pono Kai                   Kauai, Hawaii                   X     X                  X        X           X
Royal Kuhio                Oahu, Hawaii                    X                                 X
Sea Village                Big Island, Hawaii              X     X                  X        X           X
The Pines                  Sunriver, Oregon            X   X     X                  X        X           X
The Village at Steamboat   Steamboat Springs,          X   X     X                  X        X           X
                           Colorado
Torres Mazatlan            Mazatlan, Mexico                X     X     X            X        X           X            X
Vallarte Torre             Puerto Vallarta, Mexico         X     X     X                     X           X            X
Valley Isle                Maui, Hawaii                X   X     X                           X                        X

CUSTOMER FINANCING

     A typical Vacation Interval entitles the buyer to a one-week per year stay at one of the Company's resorts and ranges in price from approximately $6,000 to $8,000 for a studio residence to approximately $12,000 to $25,000 for a three bedroom residence. The Company offers consumer financing to the purchasers of vacation interests at the Company's resort locations who make a down payment generally equal to at least 10% of the purchase price. This financing generally bears interest at fixed rates and is collateralized by a first mortgage on the underlying vacation interest.

     The Company has entered into agreements with lenders for the Company's financing of customer receivables. At December 31, 1997, the Company had approximately $199 million of additional borrowing capacity available.

     At December 31, 1997, the Company's mortgage portfolio included approximately 37,000 promissory notes totaling approximately $355 million, with a stated maturity of typically seven to ten years and a weighted average interest rate of 14.4% per annum. As of December 31, 1997, approximately 4.6% of the Company's consumer loans were considered by the Company to be delinquent (scheduled payment past due by 60 or more days). The Company had completed or commenced foreclosure or deed-in-lieu of foreclosure (which is typically commenced once a scheduled payment is more than 120 days past due) on an additional approximately 2.2% of its consumer loans. During 1997, the Company charged off approximately 0.7% of the average outstanding principal balance of its consumer loans. As of December 31, 1997, the Company's allowance for doubtful accounts as a percentage of gross mortgages receivable was 6.5%, which management believes is an adequate reserve for expected loan losses.

     The Company has historically derived income from its financing activities. Because the Company's borrowings bear interest at variable rates and the Company's loans to purchasers of Vacation Intervals bear interest at fixed rates, the Company bears the risk of increases in interest rates with respect to the loans it has from its lenders. The Company may engage in interest rate hedging activities from time to time in order to reduce the risk and impact of increases in interest rates with respect to such loans, but there can be no assurance that any such hedging activity will be adequate at any time to fully protect the Company from any adverse changes in interest rates.

     The Company also bears the risk of purchaser default. The Company's practice has been to continue to accrue interest on its loans to purchasers of Vacation Intervals until such loans are deemed to be uncollectible (which is generally 120 days after the date a scheduled payment is due), at which point it expenses the interest accrued on such loan, commences foreclosure proceedings and, upon obtaining title, returns the Vacation Interval or Vacation Points to the Company's inventory for resale. The Company closely monitors its loan accounts and determines whether to foreclose on a case-by-case basis.

     LSI currently contracts with a third-party bank to provide financing to purchasers of points in its Grand Vacation Club. LSI is paid an upfront commission of approximately 14% (which includes a 1% commission contingent on the Company meeting certain volume thresholds) of the principal amount of eligible consumer loans on a non-recourse basis.

SALES AND MARKETING

     As the world's largest vacation ownership company, as measured by the number of resort locations, the Company believes that it has acquired the skill and expertise in the development, management and operation of vacation ownership resorts and in the marketing of Vacation Intervals and Vacation Points. The Company's primary means of selling Vacation Intervals and Vacation Points is through on-site sales forces at each of its resorts. A variety of marketing programs are employed to generate prospects for these sales efforts, which include targeted mailings, overnight mini-vacation packages, gift certificates, seminars and various destination-specific local marketing efforts. Additionally, incentive premiums are offered to guests to encourage resort tours, in the form of entertainment tickets, hotel stays, gift certificates or free meals. The Company's sales process is tailored to each prospective buyer based upon the marketing program that brought the prospective buyer to the resort for a sales presentation. Prospective target customers are identified through various means of profiling, and are intended to include current owners of Vacation Intervals and Vacation Points. Cross-marketing targets current owners of Vacation Intervals and Vacation Points at the Company's resort locations, both to sell additional Vacation Intervals and Vacation Points at the owner's home resort, or to sell a Vacation Interval or Vacation Points at another of the Company's resort locations. The Company also sells Vacation Points through 13 off-site sales centers.

ACQUISITION PROCESS

     The Company obtains information with respect to resort acquisition opportunities through interaction by the Company's management team with resort operators, real estate brokers, lodging companies or financial institutions with which the Company has established business relationships. From time to time, the Company is also contacted by lenders and property owners who are aware of the Company's development, management, operations and sales expertise with respect to Vacation Interval and Vacation Point properties.

     The Company has expertise in all areas of resort development including, but not limited to, architecture, construction, finance, management, operations and sales. With relatively little lead time, the Company is able to analyze potential acquisition and development opportunities. After completing an analysis of the prospective market and the general parameters of the property or the site, the Company generates a conceptual design to determine the extent of physical construction or renovation that can occur on the site in accordance with the requirements of the local governing agencies. For most properties, the predominant factors in determining the physical design of the site include density of units, maximum construction height, land coverage and parking requirements. Following the preparation of such a conceptual design, the Company analyzes other aspects of the development process, such as construction cost and phasing, to match the projected sales flow in the relevant market. At this stage of analysis, the Company compares sales, construction cost and phasing, debt and equity structure, cash flow, financing and overall project cost to the acquisition cost. The Company's procedures when considering a potential acquisition are generally set forth below.

     Economic and Demographic Analysis. To evaluate the primary economic and demographic indicators for the resort area, the Company considers the following factors, among others, in determining the viability of a potential new vacation ownership resort in a particular location: (i) supply/demand ratio for vacation ownership resorts in the relevant market, (ii) the market's growth as a vacation destination, (iii) the ease of converting a hotel or condominium property into a vacation ownership resort location and the resulting demand for the converted units, (iv) the availability of additional land at or nearby the property for future development and expansion, (v) competitive accommodation alternatives in the market, (vi) uniqueness of location, and (vii) barriers to entry that would limit competition. The Company examines the competitive environment in which the proposed resort is located and all existing or to-be-developed resorts. In addition, information respecting characteristics, amenities and financial information at competitive resorts is collected and organized. This information is used to assess the potential to increase revenues at the resort by making capital improvements.

     Pro Forma Operating Budget. The Company develops a comprehensive pro forma budget for the resort location, utilizing available financial information in addition to the other information collected from a variety of sources. The estimated sales of units are examined, including the management fees associated with such unit. Finally, the potential for overall capital appreciation and alternate uses of the resort are considered, including the prospects for obtaining liquidity through sale or refinancing of the resort location.

     Environmental and Legal Review. In conjunction with each prospective acquisition or development, the Company conducts real estate and legal due diligence on the property. This due diligence includes an environmental investigation and report by environmental consulting firms. The Company also obtains a land survey of the property and inspection reports from licensed engineers or contractors on the physical condition of the resort. In addition, the Company conducts customary real estate due diligence, including the review of title documents, operating leases and contracts, zoning, and governmental permits and licenses and a determination of whether the property is in compliance with applicable laws.

OTHER OPERATIONS

     Room Rental Operations. In order to generate additional revenue at certain of its resorts that have rentable inventory of Vacation Intervals and Vacation Points, the Company rents units with respect to such unsold or unused Vacation Intervals and Vacation Points for use as a hotel. The Company offers these unoccupied units both through direct consumer sales, travel agents and/or vacation package wholesalers. In addition to providing the Company with supplemental revenue, the Company believes its room-rental operations provide it with a good source of lead generation for the sale of Vacation Intervals and Vacation Points. As part of the management services provided by the Company to Vacation Interval and Vacation Points owners, the Company receives a fee for services provided to rent an owner's Vacation Interval in the event the owner is unable to use or exchange the Vacation Interval. In addition, the Embassy Vacation Resort Poipu Point was acquired as a traditional resort condominium and the Sunterra Resorts Carambola Beach and Embassy Vacation Resort Kaanapali Beach were acquired as traditional hotels, with the intention of converting each such resort location to a vacation ownership property. Until such time as a unit at each resort is sold as Vacation Intervals, the Company continues (or will continue) to rent such unit on a nightly basis. In the future, other acquired resorts may be operated in this fashion during the start-up of Vacation Interval sales.

     Resort Management. The Company's resorts are (i) generally managed by the Company pursuant to management agreements with homeowner associations with respect to each of the Company's Sunterra Resorts, (ii) managed by Promus pursuant to management agreements with the Company with respect to the Company's Grand Beach and Lake Tahoe Embassy Vacation Resorts are managed by Westin with respect to the Westin Vacation Club resort. The Company manages 27 of its Sunterra Resorts, two of its Embassy Vacation Resorts, 19 of its VI resorts and 18 of its Grand Vacation Club resorts. The Company's Marc Resorts subsidiary manages units at an additional 22 resorts in Hawaii. The remaining resort locations are managed by third party management companies. The Company pays Promus a licensing fee of 2% of Vacation Interval sales at the Embassy Vacation Resorts.

     At each of the Company's managed resort locations, the Company enters into a management agreement to provide for management and maintenance of the resort. Pursuant to each such management agreement the Company is typically paid a monthly management fee equal to 10% of monthly maintenance fees (15% of monthly maintenance fees with respect to its Grand Vacation Club resorts). The management agreements are typically for a three-year period, renewable annually automatically unless notice of non-renewal is given by either party. Pursuant to each management agreement, the Company has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the managed resort locations, including administrative services, procurement of inventories and supplies and promotion and publicity. With respect to each managed resort location, the Company also obtains comprehensive and general public liability insurance, all-risk property insurance, business interruption insurance and such other insurance as is customarily obtained for similar properties. The Company also provides all managerial and other employees necessary for the managed resort locations, including review of the operation and maintenance of the resorts, preparation of reports, budgets and projections, employee training, and the provision of certain in-house legal services. At the Company's Grand Beach and Lake Tahoe Embassy Vacation Resorts, Promus provides these services.

VACATION INTERVAL OWNERSHIP

     The purchase of a Vacation Interval typically entitles the buyer to use a fully-furnished vacation residence, generally for a one-week period each year, in perpetuity. Typically, the buyer acquires an ownership interest in the vacation residence, which is often held as tenant in common with other buyers of interests in the property.

     The owners of Vacation Intervals manage the property through a non-profit homeowners' association, which is governed by a board consisting of representatives of the developer and owners of Vacation Intervals at the resort. The board hires an agent, delegating many of the rights and responsibilities of the homeowners' association to a management company, as described above, including grounds landscaping, security, housekeeping and operating supplies, garbage collection, utilities, insurance, laundry and repair and maintenance.

     Each vacation interest owner is required to pay the homeowners' association a share of all costs of maintaining the property. These charges can consist of an annual maintenance fee plus applicable real estate taxes (generally $300 to $700 per interval) and special assessments, assessed on an as-needed basis. If the owner does not pay such charges, the owner's use rights may be suspended and the homeowners' association may foreclose on the owner's Vacation Interval.

POINTS-BASED VACATION OWNERSHIP PROGRAMS

     In general, under a points-based system, owners (usually referred to as members) purchase points which act as an annual currency entitlement for occupancy rights at any of the club's participating resorts. The Company's Club Sunterra points-based system will operate on a basis very similar to the standard vacation interval ownership structure in that members have a home resort, and have a deeded, fee-simple interest in a particular unit at that home resort. The advantages of a points-based system relate to the flexibility given to members with respect to the usage of their points versus the usage of a traditional interval. In traditional interval ownership, owners can generally only use their interval for a one week stay in a specific unit size in a specific resort or exchange through an external exchange organization (i.e. RCI or II). Under a points-based system, members can select vacations according to their schedules and space needs, based on their available points. Owners can "spend" their points as they wish, for example using them all for one extended stay or dividing them up into multiple shorter stays. Owners may also choose between larger or smaller units which have different point values. (The number of points required for a stay varies depending upon a variety of factors, including the resort location, the size of the unit, the vacation season and the length of stay.) Additionally, in a points-based system, owners can redeem their points for a stay in any one of the resorts included in the club without having to exchange through an external exchange company such as RCI or II. Members of the proposed Club Sunterra points system will, however, be able to exchange through RCI or II for vacation stays at resorts outside of their club systems if they desire.

     The Company currently operates two points-based vacation ownership programs: the Grand Vacation Club (consisting of the Company's 26 European resorts) and the VTS Program (consisting of 21 resorts in North America). Over time, the Company intends to continue its expansion of the Grand Vacation Club system in Europe. It also intends to integrate the VTS Program and the Company's 29 Sunterra Resorts into Club Sunterra. Club Sunterra will operate as an umbrella points-based vacation exchange program for its European and North American operations. In addition to attracting new owners, the Company will market Club Sunterra to its existing base of owner families.

PARTICIPATION IN VACATION INTEREST EXCHANGE NETWORKS

     The Company believes that its vacation interests are made more attractive by the Company's participation in vacation interest exchange networks operated by RCI and II. In a 1997 study sponsored by ARDA, the exchange opportunity was cited by purchasers of vacation interests as one of the most significant factors in determining whether to purchase a vacation interest. Participation in RCI and II allows the Company's customers to exchange in a particular year their occupancy right in the unit in which they own a vacation interest for an occupancy right at the same time or a different time in another participating resort, based upon availability and the payment of a variable exchange fee. Members may exchange their vacation interests for occupancy rights in another participating resort by listing their vacation interests as available with the exchange organization and by requesting occupancy at another participating resort, indicating the particular resort or geographic area to which the member desires to travel, the size of the unit desired and the period during which occupancy is desired. Both RCI and II assign ratings to each listed vacation interest, based upon a number of factors, including the location and size of the unit, the quality of the resort and the period during which the vacation interest is available, and attempts to satisfy the exchange request by providing an occupancy right in another vacation interest with a similar rating. If RCI or II is unable to meet the member's initial request, it suggests alternative resorts based on availability.

     Founded in 1974, RCI has grown to be the world's largest vacation interest exchange organization, which has a total of more than 3,000 participating resort facilities and over 2.2 million members worldwide. The cost of the annual membership fee in RCI, which typically is at the option and expense of the owner of the vacation
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

interest, is $78 per year, plus an exchange fee of $110 and $145 for domestic and international exchanges, respectively. RCI has assigned high ratings to the vacation interests in the Company's resort locations, and such vacation interests have in the past been exchanged for vacation interests at other highly-rated member resorts. Established in 1976, II has more than 1,500 participating resort facilities and over 750,000 members worldwide. The cost of the annual membership fee in II, which typically is at the option and expense of the owner of the vacation interest, is $68 per year, plus an exchange fee of $99 and $119 for domestic and international exchanges, respectively. II has assigned high ratings to the vacation interests in the Company's resort properties, and such vacation interests have in the past been exchanged for vacation interests at other highly-rated member resorts.

COMPETITION

     Although major lodging and hospitality companies such as Marriott, Disney, Hilton, Hyatt, Four Seasons and Inter-Continental, as well as Promus and Westin, have established or declared an intention to establish vacation ownership operations in the past decade, the industry remains largely unbranded and highly fragmented, with a vast majority of North America's approximately 2,000 vacation ownership resorts being owned and operated by smaller, regional companies. Many of these entities possess significantly greater financial, marketing, personnel and other resources than those of the Company and may be able to grow at a more rapid rate than the Company as result.

     The Company also competes with companies with non-branded resorts such as CFI, Vistana, Fairfield, Silverleaf, Trendwest and ILX. Under the terms of a five-year agreement, Promus and Vistana will jointly acquire, develop, manage and market vacation ownership resorts in North America under Promus brand names. As part of the agreement, Promus and Vistana will designate selected markets for development (which markets currently include Kissimmee, Florida and Myrtle Beach, South Carolina and in which markets Vistana will have exclusive development rights). The Company is not precluded from using the Embassy Vacation Resort name in connection with resorts acquired during the term of the agreement in markets not otherwise exclusive to Vistana. The Company has been identified by Promus as the only other licensee to whom Promus may license the Embassy Vacation Resort name. There can be no assurance that Promus will not grant other entities a license to develop Embassy Vacation Resorts or that Promus will not exercise its rights to terminate the Embassy Vacation Resort licenses.

     As a result of the LSI and Global Acquisitions, the Company is also subject to competition in the European vacation ownership market, which is highly fragmented. In addition to LSI and the Global Group, there is one other operator in Europe operating multi-resort points clubs -- Club la Costa. LSI and the Global Group also have competition from individual vacation ownership resorts (including Marriott) in several of the areas in which it operates.

     In addition, the Company also competes with the buyers of its Vacation Intervals who subsequently decide to resell those intervals. While the Company believes, based on experience at its resorts, that the market for resale of Vacation Intervals by buyers is presently limited, such resales are typically at prices substantially less than the original purchase price. The market price of Vacation Intervals sold by the Company at a given resort or by its competitors in the market in which each resort is located could be depressed by a substantial number of Vacation Intervals offered for resale.

GOVERNMENTAL REGULATION

     General. The Company's marketing and sales of vacation interests are subject to extensive regulations by the federal government and the states and foreign jurisdictions in which its resort properties are located and in which vacation interests are marketed and sold. On a federal level, the Federal Trade Commission has taken the most active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which the Company is or may be subject appears on the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Interstate and Land Sales Full Disclosure Act, Telephone Consumer Protection Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Fair Housing Act and the Civil Rights Act of

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

1964 and 1968. In addition, many states have adopted specific laws and regulations regarding the sale of vacation interest ownership programs. The laws of most states, including Florida, South Carolina and Hawaii require the Company to file with a designated state authority for its approval a detailed offering statement describing the Company and all material aspects of the project and sale of vacation interests. The laws of California require the Company to file numerous documents and supporting information with the California Department of Real Estate, the agency responsible for the regulation of vacation interests. When the California Department of Real Estate determines that a project has complied with California law, it will issue a public report for the project. The Company is required to deliver an offering statement or public report to all prospective purchasers of vacation interests, together with certain additional information concerning the terms of the purchase. The laws of Illinois, Florida, Hawaii and Virginia impose similar requirements. Laws in each state where the Company sells vacation interests generally grant the purchaser of a vacation interest the right to cancel a contract of purchase at any time within a period ranging from 3 to 15 calendar days following the earlier of the date the contract was signed or the date the purchaser has received the last of the documents required to be provided by the Company. Most states have other laws which regulate the Company's activities such as real estate licensure; sellers of travel licensure; anti-fraud laws; telemarketing laws; price gift and sweepstakes laws; and labor laws. The Company believes that it is in material compliance with all federal, state, local and foreign laws and regulations to which it is currently or may be subject. The Company is in the process of determining whether it must offer rescission rights to purchasers of up to 227 Vacation Intervals at the San Luis Bay Resort in order to comply with California Department of Real Estate regulations. Although these sales currently remain in escrow, if any such purchaser exercises a rescission right, the Company would refund the purchaser's deposit and will take the subject Vacation Interval back into inventory to be resold at a later date. No assurance can be given that the cost of qualifying under vacation interest ownership regulations in all jurisdictions in which the Company desires to conduct sales will not be significant. Any failure to comply with applicable laws or regulations could have material adverse effect on the Company.

     In addition, certain state and local laws may impose liability on property developers with respect to construction defects discovered or repairs made by future owners of such property. Pursuant to such laws, future owners may recover from the Company amounts in connection with the repairs made to the developed property.

     The marketing and sales of the Company's Grand Vacation Club points system and its other operations are subject to national and European regulation and legislation. Within the European Community (which includes all the countries in which the Company conducts its operations), the European Timeshare Directive of 1994 regulates vacation ownership activities. For it to have direct effect, the European Timeshare Directive must have been implemented by European Community Member States prior to May 1997. As of the date of this Offering Memorandum, Spain and France have not implemented the Directive. The terms of the Directive require the Company to issue a disclosure statement providing specific information about its resorts and its vacation ownership operations as well as making mandatory a 10 day rescission period and a prohibition on the taking of advance payments prior to the expiration of that rescission period. Member States are permitted to introduce legislation which is more protective of the consumer when implementing the European Timeshare Directive. In the United Kingdom, where the majority of the Company's marketing and sales operations take place, the Directive has been implemented by way of an amendment to the Timeshare Act 1992. In the United Kingdom, a 14 day rescission period is mandatory. There are other United Kingdom laws which the Company is or may be subject to including the Consumer Credit Act 1974, the Unfair Terms in Consumer Contracts Regulations 1994, the Unfair Contract Terms Act 1977, the Data Protection Act 1984 and the Package Travel, Package Holidays and Package Tours Regulations 1992. While Spain and France have no specific timeshare legislation, it is expected that they will implement the Timeshare Directive in the near future. Until they do so, however, the European Timeshare Directive has no direct effect in Spain or France. The Timeshare Act 1992 does appear to have extra-territorial effect in that United Kingdom resident purchasers buying timeshare in other European Economic Area States may rely upon it. All the countries in which the Company operates have consumer and other laws which regulate its activities in those countries. The Company is member of the Timeshare Council which is the United Kingdom's self regulating trade body for vacation ownership companies. As a member, it is obligated to comply with all laws as well as with certain

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

codes of conduct (including a code of conduct for the operating of points systems) promulgated by the Timeshare Council.

     Environmental Matters. Under various Environmental Laws, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or wastes or releases of petroleum products or wastes at such property, and may be held liable to a governmental entity or to third parties for associated damages and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws may impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate the contamination on such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances or wastes at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some Environmental Laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Finally, the owner of a site may be subject to statutory or common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. In connection with its ownership and operation of its properties, the Company potentially may be liable for such costs. In addition, as a result of the consummation of the Acquisitions, the Company could be held liable for the pre-existing environmental and other liabilities of the acquired companies, if any.

     Certain Environmental Laws govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for release of ACMs and may provide for third parties to seek recovery from owners and operators of real properties for personal injury associated with ACMs. In connection with its ownership and operation of its properties, the Company potentially may be liable for such costs.

     In addition, recent studies have linked radon, a naturally-occurring substance, to increased risks of lung cancer. While there are currently no state or federal requirements regarding the monitoring for, presence of, or exposure to, radon in indoor air, the EPA and the Surgeon General recommend testing residences for the presence of radon in indoor air, and the EPA further recommends that concentrations of radon in indoor air be limited to less than 4 picocuries per liter of air (pCi/L) (the "Recommended Action Level"). The presence of radon in concentrations equal to or greater than the Recommended Action Level in one or more of the Company's resorts may adversely affect the Company's ability to sell vacation interests at such resorts and the market value of such resort. In addition, the Company is required to disclose to potential purchasers and owners of vacation interests at the Company's resorts that were constructed prior to 1978 any known lead-paint hazards and failure to so notify could impose damages on the Company.

     The Company has conducted Phase I environmental assessments (which typically involve inspection without soil sampling or groundwater analysis) performed by independent environmental consultants at each of the resort locations at which it has sold or owns a material amount of inventory in order to identify potential environmental concerns. These Phase I assessments have been carried out in accordance with accepted industry practices, and generally have included a preliminary investigation of the sites and identification of publicly known conditions concerning properties in the vicinity of the sites, physical site inspections, review of aerial photographs and relevant governmental records where readily available, interviews with knowledgeable parties, investigation for the presence of above ground and underground storage tanks presently or formerly at the sites, a visual inspection of potential lead-based paint and suspect friable ACMs where appropriate, and the preparation and issuance of written reports.

     The Company's assessments of its resorts have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets or results of operations, nor is the Company aware of any such material environmental liability. Nevertheless, it is possible that the

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

Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. The Company believes that its properties are in compliance in all material respects with all Environmental Laws regarding hazardous or toxic substances or wastes. The Company does not believe that continued compliance with applicable Environmental Laws or regulations will have a material adverse effect on the Company or its financial condition or results of operations.

     In connection with the acquisition and development of the Embassy Vacation Resort Lake Tahoe and Sunterra Resorts San Luis Bay, several areas of environmental concern have been identified. The areas of concern at the Embassy Vacation Resort Lake Tahoe relate to possible soil and groundwater contamination that has migrated onto the resort site from an upgradient source; in addition, residual contamination may exist on the resort site as a result of leaking underground storage tanks that were removed prior to the Company's acquisition of the resort site. California regulatory authorities are monitoring the off-site contamination and have required or are in the process of requiring the responsible parties to undertake remedial action. The Company has been indemnified by Chevron (USA), Inc. for certain costs and expenses in connection with the off-site contamination. The Company does not believe that it will be held liable for this contamination and does not anticipate incurring material costs in connection therewith; however, there can be no assurance that the indemnitor will meet its obligations in a complete and timely manner. Sunterra Resorts San Luis Bay is located in an area of Avila Beach, California which has experienced soil and groundwater contamination resulting from a nearby oil refinery. California regulatory authorities have required the installation of groundwater monitoring wells on the beach near the resort site (among other locations). As of the present time, the Company does not believe that any remedial action has been undertaken. It is possible that the Company's operations could be adversely impacted, including possible temporary interference with access to the resort site, once remediation is underway. The Company does not believe that it is liable for this contamination and does not anticipate incurring material costs in connection therewith; however, there can be no assurance that claims will not be asserted against the Company with respect to this matter. In addition, the Company is evaluating whether any remediation or corrective action may be necessary at its Malaga Bay resorts.

     The Company is not aware of environmental liability that would have a material adverse effect on the Company's business, assets or results of operations, nor has the Company been notified by any governmental authority or any third party, and is not otherwise aware, of any material noncompliance, liability or other claim relating to hazardous or toxic substances or petroleum products in connection with any of its present or former properties. The Company believes that it is in compliance in all material respects with all Environmental Laws. No assurance, however, can be given that the Company is aware of all environmental liabilities or that no prior owner, operator or third party caused a material environmental condition at such property not currently known to the Company. See "Risk Factors -- Possible Environmental Liabilities."

     Other Regulations. Under various state and federal laws governing housing and places of public accommodation the Company is required to meet certain requirements related to access and use by disabled persons. Many of these requirements did not take effect until after January 1, 1991. Although management of the Company believes that its facilities are substantially in compliance with present requirements of such laws, and the Company may incur additional costs of compliance. Additional legislation may impose further burdens or restriction on owners with respect to access by disabled persons. The ultimate amount of the cost of compliance with such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Company, such costs could be substantial. Limitations or restrictions on the completion of certain renovations may limit application of the Company's growth strategy in certain instances or reduce profit margins on the Company's operations.

EMPLOYEES

     As of December 31, 1997, the Company had approximately 4,150 employees. The Company believes that its employee relations are good. Except for certain employees located at the St. Maarten, Netherlands Antilles resorts, none of the Company's employees are represented by a labor union.

     The Company sells Vacation Intervals and Vacation Points at its resorts through approximately 1,250 independent sales agents. Such independent sales agents provide services to the Company under contract and, the Company believes, are not employees of the Company. Accordingly, the Company does not withhold
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

payroll taxes from the amounts paid to such independent contractors. Although the Internal Revenue Service has made inquiries regarding the Company's classification of its sales agents at its Branson, Missouri resort, no formal action has been taken and the Company has requested that the inquiry be closed. In the event the Internal Revenue Service or any state or local taxing authority were to successfully classify such independent sales agents as employees of the Company, rather than as independent contractors, and hold the Company liable for back payroll taxes, such reclassification may have a material adverse effect on the Company.

INSURANCE

     The Company carries comprehensive liability, fire, hurricane, storm, earthquake and business interruption insurance with respect to the Company's resorts locations, with policy specifications, insured limits and deductibles customarily carried for similar properties which the Company believes are adequate. In September 1995 and July 1996, the Company's St. Maarten resorts were damaged by a hurricane. With respect to such September 1995 damage, the Company has recovered amounts from its insurance carriers sufficient to cover 100% of the property damage losses and is in the process of recovering amounts for business interruption. There are, however, certain types of losses (such as losses arising from acts of war) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a resort, as well as the anticipated future revenues from such resort and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could have a material adverse effect on the Company.

TRADEMARKS AND COMPANY NAME

     While the Company owns and controls a number of trade secrets, confidential information, trademarks, trade names, copyrights and other intellectual property rights, including the "Sunterra" and "Own Your World" service marks which, in the aggregate, are of material importance to its business, it is believed that the Company's business, as a whole, is not materially dependent upon any one intellectual property or related group of such properties. The Company is licensed to use certain technology and other intellectual property rights owned and controlled by others, and, similarly, other companies are licensed to use certain technology and other intellectual property rights owned and controlled by the Company.

     The Company's Board of Directors has approved, subject to stockholder approval, a proposal to change the Company's corporate name to "Sunterra Corporation." The name change proposal will be presented for stockholder approval at the Company's May 15, 1998 annual meeting.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table sets forth certain information, as of March 31, 1998, concerning each person who is a director or executive officer of the Company.

                NAME                     AGE                          POSITION
                ----                     ---                          --------
Osamu Kaneko.........................     50    Chairman of the Board
Andrew J. Gessow.....................     40    Director and Chief Executive Officer
Steven C. Kenninger..................     45    Director and President
Michael A. Depatie...................     41    Director, Executive Vice President and Chief
                                                Financial Officer
James E. Noyes.......................     51    Director and Chief Operating Officer
Charles C. Frey......................     43    Senior Vice President, Accounting and Administration
Loren V. Gallagher...................     51    Senior Vice President, Asia
Genevieve Giannoni...................     34    Senior Vice President, Operations
Michael V. Paulin....................     56    Senior Vice President, Hospitality Management
Dewey W. Chambers....................     40    Vice President and Treasurer
Andrew D. Hutton.....................     33    Vice President, General Counsel and Secretary
Timothy D. Levin.....................     41    Vice President, Architecture
David D. Philp.......................     36    Vice President, Acquisitions
Peter J. Shoobridge..................     32    Vice President, Business Development
James D. Wheat.......................     40    Vice President and Corporate Controller
Adam M. Aron.........................     43    Director
Sanford R. Climan....................     42    Director
J. Taylor Crandall...................     43    Director
Joshua S. Friedman...................     42    Director
W. Leo Kiely III.....................     51    Director

     OSAMU KANEKO has served as a Chairman of the Board of the Company since June 1996, previously serving as Chief Executive Officer of the Company from June 1996 to July 1997 and as Co-Chief Executive Officer from July 1997 to February 1998. Mr. Kaneko, a Japanese national, received a B.A. degree from Indiana State University in 1971. From 1974 to 1986, Mr. Kaneko was the Executive Vice President of Hasegawa Komuten (USA) Inc., the American subsidiary of Hasegawa Komuten Ltd., a Japanese real estate development company. In this capacity, Mr. Kaneko was responsible for the development of income producing properties in Hawaii, including resort condominiums and hotels. In 1985, Mr. Kaneko co-founded KOAR Group, Inc. ("KOAR") (a real estate acquisition and development company) with Mr. Kenninger and since that time has served as its Chief Executive Officer.

     ANDREW J. GESSOW has served as a Director of the Company since its inception in May 1996 and as Chief Executive Officer since February 1998, previously serving as Co-Chief Executive Officer since July 1997 and as President since June 1996. Mr. Gessow founded Argosy Group Inc. ("Argosy")(a real estate acquisition and development company and one of the Company's predecessor entities) in 1990 and served as its President from 1990 through August 1996. Prior thereto, Mr. Gessow served as a Partner with Trammell Crow Company (a real estate development, management and investment company) and was President of Trammell Crow Residential Services, Florida and West Coast from 1987 to 1990. From 1981 through 1987, Mr. Gessow was Founder and President of Travel, Inc., and Home Search, Inc. which he co-founded with Citicorp Venture Capital. Mr. Gessow received a B.B.A. degree in Finance from Emory University in 1978 and a M.B.A. degree from Harvard Business School in 1980.

     STEVEN C. KENNINGER has served as a Director of the Company since its inception and as President of the Company since February 1998. Previously, Mr. Kenninger served as Chief Operating Officer and Secretary of the Company from June 1996 to February 1998. Mr. Kenninger co-founded KOAR with Mr. Kaneko in 1985 and most recently served as its President. Mr. Kenninger was a practicing attorney at the law firm of Paul,

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

Hastings, Janofsky & Walker, located in Los Angeles, California from 1977 through 1981 and at the law firm of Riordan & McKinzie, located in Los Angeles, California from 1981 through 1985, where he was a partner. Mr. Kenninger received a B.S. degree in Mechanical Engineering from Purdue University in 1974 and received a J.D. degree from Stanford Law School in 1977. Mr. Kenninger is a member of the Board of Visitors of the Stanford Law School and has been a member of the State Bar of California since 1977.

     MICHAEL A. DEPATIE has served as a Director of the Company since October 1997 and as Executive Vice President and Chief Financial Officer of the Company since November 1996. Prior to joining the Company, Mr. Depatie was Senior Vice President of Finance and Chief Financing Officer of La Quinta Inns, Inc. (a hotel operating company) from July 1992 to August 1996. From April 1989 through June 1992, Mr. Depatie was co-founder and Senior Vice President of Finance of Summerfield Hotel Corporation (a hotel operating company). From April 1988 through April 1989, Mr. Depatie was founder and Managing General Partner of Pacwest Capital Partners. From June 1984 through April 1988, Mr. Depatie served as Senior Vice President of Finance and Development of The Residence Inn Company. Mr. Depatie received a B.A. degree from Michigan State University in 1979 and a M.B.A. degree from Harvard Business School in 1983.

     JAMES E. NOYES has served as a Director of the Company since July 1996 and as Chief Operating Officer since February 1998. Previously, Mr. Noyes served as Executive Vice President of the Company since July 1996. Prior to joining the Company, from 1989 through June 1996 Mr. Noyes served as President of The Trase Miller Group (a travel technology services company), the parent company of MTI Vacations, Inc., with interests in vacation packaging, travel technology and specialized teleservices, and previously served as its Vice President of Marketing and Sales since 1980. Mr. Noyes served in various management positions for Wilson Sporting Goods from 1976 to 1980. Mr. Noyes is a director of Preview Travel, Inc. and Ball Horticultural, Inc. (a horticultural supply company). Mr. Noyes received a B.A. degree in 1970 from Dartmouth College and received a M.B.A. degree in 1974 from Stanford Business School.

     CHARLES C. FREY has served as Senior Vice President, Accounting and Administration of the Company since January 1997. Previously, he served as Senior Vice President and Treasurer of the Company since July 1996. Prior thereto, Mr. Frey had served as Senior Vice President of Administration and Treasurer of Argosy (one of the Company's predecessor entities) since 1992. Prior thereto, Mr. Frey was Vice President and Chief Financial Officer of Trammell Crow Residential Services-Florida from 1986 to 1992. Mr. Frey is a Certified Public Accountant and a licensed real estate broker in Florida. He received a B.S. degree in Accounting and Economics from the Indiana University of Pennsylvania in 1977.

     LOREN V. GALLAGHER has served as Senior Vice President, Asia of the Company since January 1997. Prior to joining the Company, Mr. Gallagher held executive management positions with Vacation Resorts International (a vacation ownership management company) from 1979 through December 1996, most recently serving as its President and Chief Operating Officer. In addition, Mr. Gallagher was a practicing attorney from 1983 to 1996, specializing in real estate acquisition and vacation ownership. Prior thereto, he was an independent real estate broker in California from 1977 to 1979 and was a licensed real estate sales associate at Coldwell-Banker from 1975 to 1977. He is a licensed real estate broker in California and is a member of the State Bar of California. Mr. Gallagher received a B.A. degree from Winona State University, M.A. degrees from San Diego State University and National Chengchi University in Taiwan (Chinese language) and a J.D. degree from Loyola Law School.

     GENEVIEVE GIANNONI has served as Senior Vice President, Operations of the Company since July 1996. Ms. Giannoni joined Argosy (one of the Company's predecessor entities) in May 1992 as Director of Marketing, became a Vice President in 1993, and Senior Vice President, Operations in 1994. Prior to joining Argosy, Ms. Giannoni was a marketing director at Trammell Crow Residential Services-Florida from 1987 to 1992. Ms. Giannoni is a licensed real estate agent in Florida. She received a B.A. degree from Rollins College in 1985 and graduated from the Crummer Management Program at Rollins College in 1990.

     MICHAEL V. PAULIN has served as Senior Vice President, Hospitality Management of the Company since January 1998. Mr. Paulin also serves as President of the Company's Marc Hotels & Resorts subsidiary which he founded in 1987 and the Company acquired in October 1997. Prior to forming Marc Hotels & Resorts, Mr. Paulin served as Senior Vice President of Aston Hotels & Resorts form 1978 to 1987 and Vice President of Colony Hotels from 1970 to 1978. From 1964 to 1970, Mr. Paulin was President and Founder of World Wide Living, Inc., a tourist apartment, home, and yacht rentals provider. Mr. Paulin has served as Chairman of the Hawaii Hotel Association and Chairman of the Pacific Asia Travel Association. Mr. Paulin received a B.S. degree in Business Economics and International Trade from the University of Southern California in 1963.

     DEWEY W. CHAMBERS has served as Vice President and Treasurer of the Company since January 1997. Prior to joining the Company, Mr. Chambers served as Vice President -- Treasurer of La Quinta Inns, Inc. from 1992 through December 1996. Prior thereto, Mr. Chambers served with the accounting firm of KPMG Peat Marwick, L.L.P. from 1983 to 1992, most recently as Senior Manager. Mr. Chambers is a Certified Public Accountant. Mr. Chambers received a B.B.A. degree in Finance from the University of Oklahoma in 1980 and a B.B.A. degree in Accounting from the University of Texas at San Antonio in 1983.

     ANDREW D. HUTTON has served as Vice President and General Counsel of the Company since October 1996 and as Secretary of the Company since February 1998. Prior to joining the Company, from 1991 through October 1996, Mr. Hutton practiced corporate securities and finance law with the law firm of Latham & Watkins, located in Los Angeles, California. Mr. Hutton received a J.D. degree from the University of Minnesota Law School in 1991 and received B.S. and B.A. degrees from the University of Kansas in 1988. Mr. Hutton has been a member of the State Bar of California since 1991.

     TIMOTHY D. LEVIN has served as Vice President, Architecture of the Company since July 1996. Prior thereto, Mr. Levin was Vice President, Architecture, of KOAR since December 1995. From 1989 through December 1995, Mr. Levin was President of Sevelex Consultants, Inc., a project management and design consulting firm affiliated with Messrs. Kaneko and Kenninger. Mr. Levin was the senior design and production manager at Carl Wahlquist AIA Architects, Inc. from 1983 through 1988. Mr. Levin is a member of the American Institute of Architects and has been a licensed General Contractor in the State of California since 1980. Mr. Levin received his Bachelor of Architecture degree from Southern California Institute of Architecture in 1986.

     DAVID D. PHILP has served as Vice President, Acquisitions of the Company since September 1997, previously serving as Senior Director of Acquisitions since February 1996. Prior to joining the Company, Mr. Philp was a Director of Development for Doubletree Hotels Corporation from October 1994 through August 1995 and from 1991 through September 1994 was a Director of the Hospitality Consulting Group for Kenneth Leventhal & Company. Prior thereto, Mr. Philp was a Manager of Development for IDG Development (a real estate development company) from 1990 to 1991, was a Senior Consultant for the accounting firm of Pannell Kerr Forster from 1987 to 1990 and held operations management positions with Hyatt Hotels Corporation from 1984 to 1987. He received a B.A. degree from the Cornell University School of Hotel Administration in 1984.

     PETER J. SHOOBRIDGE has served as Vice President of Business Development of the Company since September 1997. From January 1994 to September 1997 he served as Chief Financial Officer and from July 1996 to September 1997, as Director of Business Development of LSI Group Holdings Plc, which was acquired by the Company in August 1997. Prior to joining LSI, Mr. Shoobridge served with the accounting firm of BDO Sloy Hayward in London, England from January 1984 to August 1987, most recently as manager in the Corporate Finance department. Mr. Shoobridge holds a degree in music from the Royal Northern College of Music in Manchester, England, and is a member of the Institute of Chartered Accountants in England and Wales.

     JAMES D. WHEAT has served as Vice President and Corporate Controller of the Company since November 1997. Prior to joining the Company, Mr. Wheat served with Raychem Corporation (a materials science manufacturing company) from 1991 to November 1997 as internal auditor, division controller and external reporting manager. Mr. Wheat is a Certified Public Accountant, Certified Management Accountant, Certified Internal Auditor and is a licensed real estate broker in California. He received a B.B.A. degree from the University of Michigan in 1980 and a M.B.A. degree from The Wharton School of Business at the University of Pennsylvania in 1985.

     ADAM M. ARON has served as Director of the Company since October 1997. Mr. Aron has served as Chairman of the Board and Chief Executive Officer of Vail Resorts, Inc. since July 1996. Prior to joining Vail Resorts, Mr. Aron served as President and Chief Executive Officer of Norwegian Cruise Line Ltd. from July 1993 to July 1996, as Senior Vice President of Marketing for United Airlines from November 1990 to July 1993 and as Senior Vice President of Marketing for Hyatt Hotels Corporation from 1987 to 1990. Mr. Aron also serves as a director of Florsheim Group, Inc. Mr. Aron holds a B.A. degree from Harvard College and a M.B.A. degree from Harvard Business School.

     SANFORD R. CLIMAN has served as a Director of the Company since August 1996. In June 1997, Mr. Climan returned to Creative Artists Agency, Inc. ("CAA"), a leading literary and talent agency, as a member of its senior executive team. Mr. Climan was formerly a member of CAA's senior executive team from June 1986 to September 1995. From October 1995 through May 1997, Mr. Climan was Executive Vice President and President Worldwide Business Development of Universal Studios, Inc. From 1979 to 1986, Mr. Climan held various positions in the entertainment industry. Mr. Climan also serves as a director of PointCast, Inc. (an internet computer software company). Mr. Climan received a B.A. degree from Harvard College in 1977, a M.B.A. degree from Harvard Business School in 1979 and a Master of Science in Health Policy and Management from the Harvard School of Public Health in 1979.

     J. TAYLOR CRANDALL has served as a Director of the Company since October 1997. Mr. Crandall has served as Vice President and Chief Financial Officer of Keystone, Inc., the principal investment vehicle of Robert M. Bass of Fort Worth, Texas since October 1996 and as President, Director and sole stockholder of Acadia MGP, Inc. (managing general partner of Acadia Investment Partners, L.P., the sole general partner of Acadia Partners, L.P. (an investment partnership)) since 1992. Mr. Crandall also serves as a director of Bell & Howell Company, Quaker State, Specialty Foods Corporation and Washington Mutual. Mr. Crandall holds a B.A. degree from Bowdoin College, where he has served as a trustee.

     JOSHUA S. FRIEDMAN has served as a Director of the Company since August 1996. Mr. Friedman is a founder of Canyon Partners Incorporated, a private merchant banking firm and an affiliate of Canpartners Incorporated, and has been a Managing Partner of Canyon Partners Incorporated since its inception in 1990. From 1984 through 1990, Mr. Friedman served with Drexel Burnham Lambert Incorporated (an investment banking firm), most recently as Executive Vice President and Co-Director, Capital Markets. Mr. Friedman also serves as a director of First Aviation Services, Inc. (an aircraft services supplier) and several privately held companies and charitable organizations. Mr. Friedman received a B.A. degree from Harvard College in 1976, a M.A. degree from Oxford University in 1978, a J.D. degree from Harvard Law School in 1982 and a M.B.A. degree from Harvard Business School in 1982.

     W. LEO KIELY III has served as a Director of the Company since August 1996. Mr. Kiely has been President and Chief Operating Officer of Coors Brewing Company since 1993. From 1982 through 1993, Mr. Kiely held various executive positions with Frito-Lay Inc., a subsidiary of PepsiCo, most recently serving as President of Frito-Lay's Central Division. Prior to joining Frito-Lay, Mr. Kiely was President of Ventura Coastal Corporation, a division of Seven-Up Corporation, from 1979 through 1982. Mr. Kiely also serves as a director of Bell Sports, Inc. (a bicycle helmet manufacturer). He is also on the advisory boards of the National Association of Manufacturers and several educational and charitable organizations. Mr. Kiely received a B.A. degree from Harvard College in 1969 and a M.B.A. degree from the Wharton School of Business at the University of Pennsylvania in 1971.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The Company's indebtedness at December 31, 1997 consists principally of the Senior Subordinated Notes, the Convertible Notes, hypothecated notes and other indebtedness with balances of $200.0 million, $138.0 million, $74.6 million and $22.6 million, respectively. The Company has also entered into a $117.5 million Senior Credit Facility. As of May 1, 1998, no amounts were outstanding under the Senior Credit Facility. The Company is also in negotiations to issue up to approximately $100 million of Securitized Notes. The material terms of such indebtedness are summarized below.

SENIOR SUBORDINATED NOTES

     In August 1997, the Company consummated its offering of the Senior Subordinated Notes. The Senior Subordinated Notes are unsecured senior subordinated obligations of the Company, are limited to an aggregate principal amount of $200 million and will mature on October 1, 2007. The Senior Subordinated Notes bear interest at a rate of 9 3/4% per annum, payable semiannually on April 1 and October 1 of each year. The Senior Subordinated Notes are redeemable, in whole or in part, at the option of the Company on or after October 1, 2002, at certain redemption prices plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to October 1, 2000 the Company, at its option, may redeem up to 40% of the aggregate principal amount of the Senior Subordinated Notes originally issued with the net cash proceeds of one or more equity offerings at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. Upon a change of control, each holder of the Senior Subordinated Notes will have the right to require the Company to repurchase such holder's Senior Subordinated Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, in certain circumstances, the Company will be obligated to offer to repurchase the Senior Subordinated Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase in the event of certain asset sales.

     The Senior Subordinated Notes are subordinated in right of payment to all existing and future senior indebtedness of the Company (including the Notes) and are effectively subordinated to all indebtedness and other obligations of the Company's subsidiaries. The Senior Subordinated Notes are senior in right of payment to the Convertible Notes. The indenture governing the Senior Subordinated Notes contains covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional indebtedness, (ii) pay dividends or make other distributions with respect to capital stock of the Company and its restricted subsidiaries, (iii) create certain liens, (iv) sell material assets of the Company or its restricted subsidiaries and (v) enter into certain mergers and consolidations.

CONVERTIBLE NOTES

     In February 1997, the Company consummated its offering of $138.0 million aggregate principal amount of its Convertible Notes. The Convertible Notes are convertible into Common Stock at any time prior to maturity, unless previously redeemed, at a conversion price of $30.417 per share, subject to adjustment in certain events. The Convertible Notes bear interest at an annual rate of 5.75%, which interest is payable on January 15 and July 15 of each year, commencing on July 15, 1997. The Convertible Notes are redeemable, in whole or in part, at the option of the Company at any time on or after January 15, 2000, at certain redemption prices, plus accrued interest, if any, to the redemption date. If a Change in Control occurs, each holder of Convertible Notes will have the right, subject to certain conditions and restrictions, to require the Company to offer to repurchase for cash (subject to the Company's right to make such offer in Common Stock under certain circumstances) all outstanding Convertible Notes, in whole or in part, owned by such holder at 100% of their principal amount, plus accrued interest, if any, to the date of repurchase. The Convertible Notes are subordinated to all existing and future Senior Indebtedness of the Company including the Notes and the Senior Subordinated Notes and will be effectively subordinated to all indebtedness and other obligations of the Company's subsidiaries.

HYPOTHECATED NOTES

     The Company has entered into hypothecation agreements with lenders for the Company's financing of customer receivables. The hypothecated notes, which totaled $74.6 million at December 31, 1997, typically bear interest from LIBOR plus 3% to the prime rate plus 3% and mature three to seven years from the date of the last advance. Under the Company's hypothecated note arrangements, the Company pledges as security qualified purchaser promissory notes to these lenders, who typically lend the Company 85% to 90% of the principal amount of such promissory notes. Payments under these promissory notes are made by the vacation interest purchaser directly to an unaffiliated payment processing center and such payments are credited against the Company's outstanding balance with the respective lenders. These arrangements currently have varying borrowing periods ranging from 18 to 20 months after the initial commitment date, with corresponding maturities ranging from five to seven years. The Company does not presently have binding agreements to extend the terms of such existing financing arrangements or for any replacement financing arrangements upon the expiration of such funding commitments, and there can be no assurance that alternative or additional arrangements can be made on terms that are satisfactory to the Company. Accordingly, future sales of vacation interests may be limited by both the availability of funds to finance the initial negative cash flow that results from sales that are financed by the Company and by reduced demand which may result if the Company is unable to provide financing to purchasers of vacation interests.

OTHER INDEBTEDNESS

     At December 31, 1997, the Company's other indebtedness totaled $22.6 million. Of this total, $11.6 million is primarily secured by consumer mortgages bearing interest at 7.75% and maturing April 2004. This debt has been sold to a trust with recourse to the Company and is therefore not classified as hypothecated debt. An additional $6.2 million of indebtedness is secured by land and other assets and bears interest at rates ranging from 7.75% to 9.00% and has final maturities ranging from 1999 to 2014. The Company also has $4.8 million in advances on mortgages sold with recourse to a third party. The principal and interest on the mortgages receivable sold with recourse are remitted directly to the purchaser and are therefore not classified as hypothecated debt.

SENIOR CREDIT FACILITY

     The Company entered into a $100 million Senior Credit Facility on February 18, 1998. On April 1, 1998, the Senior Credit Facility was amended to increase the amount available thereunder to $117.5 million. The Senior Credit Facility has variable borrowing based on the percentage of the Company's mortgage receivables pledged under such facility and the amount of funds advanced thereunder. The interest rate under the Senior Credit Facility will vary between LIBOR plus 7/8% and LIBOR plus 1 3/8%, depending on the amount advanced against mortgages receivable. The Senior Credit Facility has a three-year term and contains covenants such as, but not limited to, limits on maximum total indebtedness to total capitalization, limits on maximum total senior debt to total capitalization, minimum tangible net worth requirements, minimum interest coverage ratio requirements, as well as restrictions on dividends and investments, covenants, representations and warranties and conditions to borrow the funds. As of May 1, 1998, no amounts were outstanding under the Senior Credit Facility.

SECURITIZED NOTES

     The Company expects to securitize approximately $100 million of its mortgages receivable, of which $50 million has been pre-committed. The Company expects to convey the mortgages receivable to a bankruptcy remote subsidiary, which would issue the Securitized Notes. The Securitized Notes would be nonrecourse to the Company. The Company is finalizing negotiations and expects to complete the securitization by May 1998. If completed, the securitization would be treated as a financing transaction for accounting purposes. The mortgages receivable and the Securitized Notes would remain on the Company's balance sheet. The Company would recognize no gain or loss on the Securitized Notes transaction.

                              DESCRIPTION OF NOTES

     The Private Notes were, and the Exchange notes will be, issued under an Indenture dated as of April 15, 1998, between the Company and Norwest Bank Minnesota, National Association, as Trustee (the "Trustee"), a copy of which is available as set forth under "Available Information." The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular Sections, Articles or defined terms of the Indenture are referred to, such Sections, Articles or defined terms are incorporated herein by reference. As used in this "Description of Notes," the "Company" refers to Signature Resorts, Inc. and does not include its subsidiaries or affiliates.

GENERAL

     The Notes are general unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future unsubordinated Indebtedness of the Company and will rank senior in right of payment to all subordinated Indebtedness of the Company. The Notes are effectively subordinated to all secured Indebtedness of the Company to the extent of the security and to all Indebtedness and other obligations (including trade payables) of the Company's subsidiaries. In addition, the operations of the Company are conducted in part through its Subsidiaries and, therefore, the Company is dependent in part upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Company's Subsidiaries will not guarantee the Company's payment of obligation under the Notes. See "Risk
Factors -- Structural Subordination of Notes." The Notes are limited to an aggregate principal amount of $140.0 million and will mature on May 15, 2006. The Notes will bear interest at the rate per annum shown on the front cover of this Prospectus from the date of initial issuance or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually on May 15 and November 15 of each year, commencing on November 15, 1998, to the Person in whose name the Note (or any predecessor
Note) is registered at the close of business on the preceding May 1 or November 1, as the case may be. Principal of and interest on the Notes will be payable at, and the transfer of Notes will be registrable at, the office of the Trustee's agent in New York, New York. In addition, payment of interest may, at the option of the Company, be made by check mailed to the address of the person entitled thereto as it appears in the Security Register. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The Company may be required to pay liquidated damages in certain circumstances if the Company does not file a registration statement relating to the Registered Exchange Offer on a timely basis, if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "Exchange Offer -- Liquidated Damages."

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Notes may not be redeemed at the option of the Company prior to May 15, 2002. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days' notice by mail.

     The Redemption Prices (expressed as a percentage of principal amount), and in each case plus accrued and unpaid interest to the date of redemption, and subject to the rights of Holders of record on the relevant

Regular Record Date to receive interest due on an Interest Payment Date, are as follows for the 12-month period (unless otherwise noted) beginning on May 15 of the following years:

                                    REDEMPTION
               YEAR                   PRICE
               ----                 ----------
2002..............................   104.625%
2003..............................   103.083%
2004..............................   101.542%
2005 and thereafter...............   100.000%

     In addition, at any time and from time to time prior to May 15, 2001, the Company may redeem in the aggregate up to 40% of the original principal amount of the Notes with the proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 109.25% plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 60% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption.

     If less than all of the Notes are to be redeemed, the Trustee will select the particular Notes (or the portions thereof) to be redeemed either by lot, pro rata or by such other method as the Trustee shall deem fair or appropriate.

     No sinking fund is provided for the Notes.

CHANGE OF CONTROL

     If a Change of Control occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price equal to 101% of the principal amount of the Notes to be repurchased (the "Repurchase Price"), together with accrued interest to the Repurchase Date.

     Within 30 days after the occurrence of a Change of Control, the Company is obligated to mail to all Holders of record of the Notes a notice (the "Company Notice") of the occurrence of such Change of Control and of the repurchase right arising as a result thereof. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee of the holder's exercise of such right, together with the Notes with respect to which the right is being exercised, duly endorsed for transfer to the Company.

     The Company's Credit Agreements contain, and future indebtedness of the Company may contain, restrictions on certain transactions that could constitute a Change of Control. In addition, the financial effect on the Company of the exercise by the Holders of the Notes of their right to require the Company to repurchase the Notes could cause a default under outstanding Indebtedness, even if the Change of Control itself does not. In addition, the Company's ability to pay cash to the Holders of the Notes upon a repurchase may be limited by the Company's then existing financial resources.

     The Company will comply with Rule 14e-1 and all other applicable federal and state securities laws in connection with such repurchase option. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The right to require the Company to repurchase Notes as a result of a Change of Control could have the effect of delaying, deferring or preventing a Change of Control or other attempts to acquire control of the Company unless arrangements have been made to enable the Company to repurchase all the Notes at the Repurchase Date. Consequently, this right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the stockholders), the assumption of control by a holder of a large block of the Company's shares and the removal of incumbent management.

     The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction involving the Company that may adversely affect Holders of the Notes.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

     Except as set forth below, the Exchange Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     The Exchange Notes initially will be represented by one or more Exchange Notes in registered, global form without interest coupons (collectively, the "Global Note"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See
"-- Transfer of Interests in Global Notes for Certificated Notes."

     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

     Depositary Procedures. DTC has advised the issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporation and certain other organizations, including Euroclear and CEDEL. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other persons' ownership interest and transfer or ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

     DTC has also advised the Company that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Exchange Agent with portions of the principal amount of the Global Notes allocated by the Exchange Agent to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interest in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

     The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see "-- Transfers of Interests in Global Notes for Certificated Notes."

     EXCEPT AS DESCRIBED IN "TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF THE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS UNDER THE INDENTURE FOR ANY PURPOSE.

     Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised the Company that their current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, or the Company. Neither the Company, nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

     The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See
"-- Transfers of Interests in Global Notes for Certificated Notes."

     The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Transfers of Interests in Global Notes for Certificated Notes. An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Notes.

     Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

     Neither the Company nor the Trustee will be liable for any delay by the holder of the Global Notes or DTC in identifying the beneficial owners of Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

     Transfers of Certificated Notes for Interests in Global Notes. Certificated Notes may only be transferred if the transferor first delivers to the Trustee a written certificate (and in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the restrictions on transfer described under "-- Notice to Investors."

     Same Day Settlement and Payment. The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness unless, immediately after giving effect to such Incurrence, the Consolidated Coverage Ratio exceeds 2.0 to 1.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur any or all of the following Indebtedness: (1) Indebtedness Incurred pursuant to the Credit Agreements; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of (i) $200 million and (ii) 90% of the Mortgages Receivable of the Company and its Restricted Subsidiaries; (2) Indebtedness represented by the Notes issued in the Offering (and the Exchange Notes); (3) Indebtedness outstanding pursuant to the Senior Subordinated Notes and the Convertible Notes, or, in the event that all or any portion of the Convertible Notes have been converted into the Capital Stock of the Company, other Indebtedness of the Company which is subordinated to the Notes at least to the same extent that the Convertible Notes are subordinated to the Notes, in a principal amount not to exceed the principal amount of the Convertible Notes that have been so converted; (4) Indebtedness of the Company owed to and held by any Restricted Subsidiary, or Indebtedness of a Restricted Subsidiary owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof; (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (2), (3) or this clause (5); (6) Indebtedness in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds entered into by the Company and the Restricted Subsidiaries in the ordinary course of their business; (7) Hedging Obligations consisting of Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation; (8) Purchase Money Indebtedness and Capital Lease Obligations Incurred to finance the acquisition, lease or improvement, either directly or indirectly through the purchase of Capital Stock, by the Company or a Restricted Subsidiary of any assets in the ordinary course of business and which do not exceed $25 million in the aggregate at any time outstanding; (9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of Incurrence;
(10) Indebtedness of the Company and its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in any case Incurred in connection with the disposition of any assets of the Company or any Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (11) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; (12) Indebtedness or Disqualified Capital Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Disqualified Capital Stock is not incurred in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition, either (i) the Company would be permitted to incur at least $1.00 of additional Indebtedness or
(ii) the Consolidated Coverage Ratio is greater than immediately prior to such acquisitions; (13) Finance Subsidiary Indebtedness and (14) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)), does not exceed $25 million.

     (c) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above. Notwithstanding anything contained in clause
(b)(1) above, the amount of Indebtedness permitted to be Incurred pursuant to clause (b)(1) above will be reduced by the amount of any Indebtedness of the Company owed to and held by any Restricted Subsidiary that is not a Wholly Owned Subsidiary if such Indebtedness was Incurred pursuant to clause (b)(4) above.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment together with all other Restricted Payments (the amount of any payments made in property other than cash to be valued at the fair market value of such property, as determined in good faith by the Board of Directors) declared or made since August 1, 1997 would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from August 1, 1997 to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income accrued during such period (treated as one accounting period) shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to August 1, 1997 (other than an issuance or sale to a Subsidiary of the Company); (C) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company unless such Subsidiary is a Finance Subsidiary) subsequent to August 1, 1997, of any Indebtedness (issued subsequent to

August 1, 1997) of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); (D) an amount equal to the sum of (i) the reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to August 1, 1997, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and (E) $15 million.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company or any Restricted Subsidiary made in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Capital Stock and other than Capital Stock issued or sold to a Subsidiary of the Company); provided, however, that (A) such purchase or redemption shall be excluded from the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale (to the extent used for such purchase or redemption) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase or redemption of Subordinated Obligations of the Company made in exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to paragraphs (a), (b) or (c) of the covenant described under "-- Limitation on Indebtedness;" provided, however, any such Indebtedness shall be subordinated to the Notes, to at least the same extent as such Subordinated Obligations; provided, further, that such purchase or redemption shall be excluded from the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Disqualified Capital Stock of the Company made in exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Capital Stock of the Company; provided, however, that (1) at the time of such exchange, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) such purchase or redemption will be excluded from the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (v) repurchases of Capital Stock of the Company from current or former directors, officers or employees, employee benefit plans or 401(k) plans of the Company; provided, that such repurchases shall not exceed $1 million in any year plus any amounts available for such repurchases under this clause (v) since August 1, 1997 which have not been used for such purpose but in no event shall such repurchases exceed $5 million in any year; provided, further, that (1) at the time of such repurchase no Default or Event of Default shall have occurred and be continuing or result therefrom, and (2) such repurchases shall be included in the calculation of the amount of the Restricted Payments; (vi) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; (vii) the payment of any dividend by a Subsidiary of the Company to the holders of its Capital Stock; provided, however, that any such payment of any dividend made to holders of the Capital Stock of any Subsidiary of the Company on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis will be excluded from the calculation of the amount of Restricted Payments or (viii) the payment of any dividend or distribution by a Finance Subsidiary to the holders of its Capital Stock.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary: (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) to make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except, in each case, (i) any encumbrance or restriction pursuant to the Senior Credit Agreements, or any other agreement in effect at or entered into on the Issue Date, including without limitation, the Senior Subordinated Notes Indenture, the Senior Subordinated Notes, the Notes, the Indenture and the Credit Agreements, if any; (ii) any encumbrance or restriction with respect to a Person acquired by the Company or any Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Person which was entered into on or prior to the date on which such Person was acquired by the Company or such Restricted Subsidiary (other than as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person was acquired by the Company or such Restricted Subsidiary) and outstanding on such date; (iii) any encumbrance or restriction pursuant to any agreement effecting Refinancing Indebtedness Incurred pursuant to an agreement referred to in clauses (i)-(xi) of this covenant (or effecting a Refinancing of such Refinancing Indebtedness pursuant to this clause (iii)) or contained in any amendment, modification, restatement, renewal, or supplement to an agreement referred to in clauses (i)-(xi) of this covenant or this clause (iii); provided, however, that the encumbrances or restrictions with respect to such Restricted Subsidiary contained in any such agreements or amendments effecting Refinancing Indebtedness are no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements or amendments; (iv) any such encumbrance or restriction consisting of customary provisions in leases governing leasehold interests or other agreements entered into in the ordinary course of business;
(v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; (vii) any restriction imposed by applicable law, rule, regulation or order; (viii) any encumbrance or restriction pursuant to Purchase Money Indebtedness for property acquired in the ordinary course of business that imposes restrictions of the nature discussed in clause (c) above on the property so acquired; (ix) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (x) any encumbrance or restriction pursuant to other Indebtedness of Receivables Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "-- Limitation on Indebtedness;" (xi) any encumbrance or restriction pursuant to customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business and (xii) any encumbrance or restriction relating to a Finance Subsidiary.

     Limitation on Sales of Assets and Subsidiary Stock. The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Disposition unless the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents. For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary, (y) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after receipt thereof and
(z) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding and taken together with all Permitted Investments made pursuant to clause (ix)(l) of the definition of "Permitted Investment" that are at that time outstanding, not to exceed 10% of the Company's Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash or cash equivalents for the purposes of this provision.

     With respect to any Asset Disposition occurring on or after the Issue Date from which the Company or any Restricted Subsidiary receives Net Available Cash, the Company or such Restricted Subsidiary shall (i) within 360 days after the date such Net Available Cash is received and to the extent the Company or such

Restricted Subsidiary elects (or is required) to (A) apply an amount equal to such Net Available Cash to prepay, repay or purchase Indebtedness under the Senior Credit Agreements or Indebtedness secured by a Permitted Lien, in each case owing to a Person other than the Company or any Affiliate of the Company, or (B) invest an equal amount, or the amount not so applied pursuant to clause
(A), in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) and (ii) apply such excess Net Available Cash (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of the covenant described hereunder; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. The amount of Net Available Cash required to be applied pursuant to clause (ii) above and not theretofore so applied shall constitute "Excess Proceeds." Pending application of Net Available Cash pursuant to this provision, such Net Available Cash shall be invested in Temporary Cash Investments.

     If at any time the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $15 million the Company shall, not later than 30 days after the end of the period during which the Company is required to apply such Excess Proceeds pursuant to clause (i) of the immediately preceding paragraph (or, if the Company so elects, at any time within such period), make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the principal amount of such Notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment"). Upon completion of an Excess Proceeds Offer the amount of Excess Proceeds remaining after application pursuant to such Excess Proceeds Offer (including payment of the purchase price for Notes duly tendered), may be used by the Company for any corporate purpose (to the extent not otherwise prohibited by the Indenture).

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by the Company under the covenant described hereunder and the Company is required to repurchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof (1) are materially no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction (or series of related Affiliate Transactions) involve aggregate payments in an amount in excess of $5 million in any one year, (i) comply with clause (1) and (ii) have been approved by a majority of the disinterested members of the Board of Directors and (3) if such Affiliate Transaction (or series of related Affiliate Transactions) involve aggregate payments in an amount in excess of $10 million in any one year, (i) comply with clause (2) and (ii) have been determined by a nationally recognized investment banking, accounting or qualified appraisal firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business and approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees, officers and directors of the Company or any Subsidiary in the ordinary course of business and pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees, officers or directors in the ordinary course of business of the Company or its Subsidiaries, (v) fees, compensation or employee benefit arrangements paid to and indemnity provided for the benefit of directors, officers or employees of the Company or any Subsidiary in the ordinary course of business, (vi) any Affiliate Transaction (including any purchase of Receivables and Related Assets) between the Company and a Subsidiary or Joint Venture, or between Subsidiaries or Joint Ventures, in the ordinary course of business (so long as the other stockholders of any participating Subsidiaries or Joint Ventures which are not Wholly Owned Restricted Subsidiaries are not themselves Affiliates of the Company), (vii) any transactions effected pursuant to agreements in effect on the Issue Date provided, that such transactions are effected pursuant to the terms of such agreements as in effect on the Issue Date and (viii) any Affiliate Transactions between the Company and any Finance Subsidiary.

     Limitation on Liens. The Company shall not, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any property of the Company or any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which secures Indebtedness that ranks pari passu with or is subordinated to the Notes unless (i) such lien is a Permitted Lien, (ii) if such Lien secures Indebtedness that ranks pari passu with the Notes, the Notes are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien or (iii) if such Lien secures Indebtedness that is subordinated to the Notes, such Lien shall be subordinated to a Lien granted to the Holders on the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the Notes.

     Merger and Consolidation. The Company may not consolidate with or merge into any other Person or transfer or lease all or substantially all of its properties and assets to any Person unless (a) the Person formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are so transferred or leased (the "Successor Company") (i) shall be a corporation, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and (ii) shall expressly assume the payment of the principal of and interest on the Notes and the performance of the other covenants of the Company under the Indenture; (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and (c) except in the case of a merger, the sole purpose of which is to change the Company's jurisdiction of incorporation, immediately after such transaction the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness."

     Upon any consolidation, merger of, or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such Successor Company had been named therein as the Company, and the Company will be released from its obligations under the Indenture and the Notes.

     SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders and prospective Noteholders (upon request) with such annual reports and such information, documents and other reports as are specified in such Sections and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided within 15 days after the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be required to file any report, document or other information with the SEC if the SEC does not permit such filing.

DEFAULTS

     The following will be Events of Default under the Indenture: (a) failure to pay principal on any Note when due, (b) failure to pay any interest on any Note when due, continuing for 30 days, (c) failure to perform any other covenant of the Company in the Indenture, continuing for 30 days after written notice as provided in the Indenture; (d) failure of the Company or any Significant Subsidiary to make payment in respect of

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

Indebtedness (other than Non-Recourse Debt) in an amount in excess of $15 million and continuance of such failure for at least 90 days; (e) default by the Company or any Significant Subsidiary with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an amount in excess of $15 million without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled within 90 days of such acceleration; (f) a final judgment or judgments for payment of money against the Company or any Significant Subsidiary which remains undischarged for a period ending on the later of (i) 60 days after the entry of such judgment, as extended by any effective stay of its execution, or (ii) the date on which any payment is or becomes due and payable pursuant to such judgment in accordance with its terms, other than final judgments with respect to Non-recourse Debt of the Company or any of its Significant Subsidiaries, provided that the aggregate of all such outstanding judgments exceeds $15 million (excluding any amounts covered by insurance as to which the insurer has not denied liability); and (g) certain events in bankruptcy, insolvency or reorganization with respect to the Company or any of its Significant Subsidiaries. Subject to the provisions of the Indenture relating to the duties of the Trustee in the case of an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     If an Event of Default (other than an Event of Default specified in subsection (g) above with respect to the Company) shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration after all Events of Default, other than the non-payment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in subsection (g) with respect to the Company occurs and is continuing, the principal and any accrued interest on all of the then Outstanding Notes shall ipso facto become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder. For information as to waiver of defaults, see "-- Modification and Waiver."

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of or interest on such Note on or after the respective due dates expressed in such Note.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or interest on, any Note, (c) reduce the amount payable upon an optional redemption, (d) modify the provisions with respect to the repurchase rights of the Holders in a manner adverse to the Holders, (e) change the place or currency of payment of principal of, or interest on, any Note, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (g) reduce the percentage of aggregate principal amount of outstanding Notes necessary
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

for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or (h) reduce the above stated percentage of Outstanding Notes necessary to modify or amend the Indenture.

     The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal or interest.

TRANSFER

     Certificated Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the Outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of Outstanding Notes to receive payments in respect of the principal of, and interest on such Notes when such payments are due from the trust described below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties, and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and its Restricted Subsidiaries, released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal or interest on the outstanding Notes; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company or any Subsidiary of the Company) reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issuance Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company or any Subsidiary of the Company) reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time the period ending on the 91st day after the date of deposit (or greater period of time in which any such deposit of
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

trust funds may remain subject to bankruptcy or insolvency laws insofar as those apply to the deposit by the Company); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion, (A) the trust funds will not be subject to any rights of holders of Indebtedness other than the Notes and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming no Holder of Notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effects of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally under any applicable United States or state law;
(vii) the Company shall have delivered to the Trustee an officers certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company shall have delivered to the Trustee an officers certificate and an opinion of counsel (which counsel may be an employ ee of the Company), each stating, that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, in the event it becomes a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign. In addition to serving as Trustee under the Notes, Norwest Bank Minnesota, National Association, serves as trustee under the Senior Subordinated Notes and the Convertible Notes.

GOVERNING LAW

     The Indenture and the Notes provide that they are to be governed in accordance with the laws of the State of New York.

NO PERSONAL LIABILITY OF SHAREHOLDERS, OFFICERS, DIRECTORS

     No shareholder, officer or director, as such, past, present or future of the Company or any successor corporation shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his or its status as such shareholder, officer or director.

CERTAIN DEFINITIONS

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; provided, however, that any such Restricted Subsidiary is primarily engaged in a Related Business; (iii) additions to property, plant and equipment of the Company and its Restricted Subsidiaries; and (iv) investments in Receivables and Related Assets.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying
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

shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders), (ii) all or substantially all the assets of any division, business segment or comparable line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary. Notwithstanding the foregoing, the term "Asset Disposition" shall not include (w) sales, in the ordinary course of business, of Vacation Intervals, points in a points based vacation club system or Receivables and Related Assets, (x) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, (y) for purposes of the covenant described under "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock," a disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under "Certain Covenants -- Limitation on Restricted Payments", and (z) a disposition of assets having a fair market value of less than $1 million.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transactions in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Cash Equivalents" means (a) securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit, time deposits, overnight bank deposits, bankers' acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition, (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Corporation or P-2 by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and having maturities of 270 days or less from the date of acquisition, and (d) money market accounts or funds with or issued by Qualified Issuers.

     "Change of Control" means the occurrence of any of the following events:

          (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors (other than any such acquisition by the Company, any Subsidiary of the Company or any employee benefit plan of the Company); or

          (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any conveyance, sale, transfer or lease, in one transaction or a series of related transactions, of all or substantially all of the assets (other than to a Restricted Subsidiary of the Company) of the Company to any other Person (other than (a) any such transaction pursuant to which the holders of 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors immediately prior to such transaction have, directly or indirectly, at least 50% or more of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in elections of directors of the continuing or surviving corporation immediately after such transaction, and (b) a merger (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock, or (y) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock); or

          (iii) a change in the Board of Directors of the Company in which the individuals who constituted the Board of Directors of the Company at the beginning of the 12-month period immediately preceding such change (together with any other director whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of the Company shall be available) prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in the case of Indebtedness used to finance working capital needs incurred under a revolving credit or similar arrangement, the amount thereof shall be deemed to be the average daily balance of such Indebtedness during such four-fiscal-quarter period), (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased, assumed by a third person (to the extent the Company and its Restricted Subsidiaries are no longer liable for such Indebtedness) or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company shall have consummated an Equity Offering, Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its Restricted Subsidiaries in connection with such Equity

Offering for such period, (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, which acquisition constitutes all or substantially all of an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount,
(iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, and (viii) interest actually paid on any Indebtedness of any other Person that is Guaranteed by the Company or any Restricted Subsidiary.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (or loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution; (ii) for purposes of subclause (a)(3)(A) of the covenant described under "Certain
Covenants -- Limitation on Restricted Payments" only, any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary consistent with such restriction during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and
(B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (or loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Convertible Notes" means the 5 3/4% Convertible Notes due 2007 issued by the Company, as the same may be amended, waived, modified or replaced from time to time, provided such amendment, waiver, modification or replacement does not shorten the maturity, increase the principal amount outstanding, or change the subordination provisions in a manner that makes them less subordinated.

     "Credit Agreements" means the Senior Credit Facility and any credit agreement or similar facility or any other agreement governing Indebtedness entered into by the Company or any Restricted Subsidiary, as any of the same may be amended, waived, modified, Refinanced or replaced from time to time (except to the extent that any such amendment, waiver, modification, replacement or Refinancing would be prohibited by the terms of the Indenture).

     "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, which sets forth the basis of such valuation and is executed by the principal executive officer and the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

     "Disqualified Capital Stock" means with respect to any Person, Capital Stock of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes; provided, however, that any Preferred Stock issued by a Finance Subsidiary shall not constitute Disqualified Capital Stock.

     "EBITDA" for any period means the sum of Consolidated Net Income plus Consolidated Interest Expense plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) depreciation expense, (iii) amortization expense, (iv) non-recurring charges incurred as a result of business combinations and (v) all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be made), less all non-cash items increasing Consolidated Net Income, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

     "Equity Offering" means a primary offering (either public or private) of any Capital Stock of the Company.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

     "Exchange Notes" means another series of Senior Indebtedness of the Company registered under the Securities Act with terms substantially identical to the terms of the Senior Notes due 2006 of the Company offered hereby which will be exchanged pursuant to a registration statement.

     "Finance Subsidiary" means any Subsidiary of the Company organized for the sole purpose of issuing Capital Stock and loaning the proceeds thereof to the Company and which engages in no other transactions except those incidental thereto.

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

     "Finance Subsidiary Indebtedness" means Indebtedness of the Company owed to and held by a Finance Subsidiary which Indebtedness (a) has a maturity date after the maturity date of the Convertible Notes and (b) is subordinated in right of payment to the Convertible Notes.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board and (iii) such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantee" means (a) any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person, and (b) any obligation, direct or indirect, contingent or otherwise, of any Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) any Indebtedness or other obligation of any other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner any Indebtedness or other obligation (for the payment thereof) of any other Person or to protect any other Person against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Note Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided, further, however, that in the case of a discount security, neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness, but the entire face amount of such security shall be deemed Incurred upon the issuance of such security. The term "Incurrence" when used as a noun shall have a correlative meaning.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payables arising in the ordinary course of business and which are not more than 90 days past due and not in dispute), which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (provided that, in the case of obligations of an acquired Person assumed in connection with an acquisition of such Person, such obligations would constitute Indebtedness of such Person); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through
(iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Capital Stock or, with respect to any Subsidiary of such Person (other than a Finance Subsidiary), any Preferred Stock (but
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

excluding, in each case, any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. Notwithstanding the foregoing, (i) any Guarantee of any obligations of a Joint Venture or a Finance Subsidiary given by or entered into by any Person shall not constitute, or be deemed to be the Incurrence of, any Indebtedness of such Person, provided, such Guarantee would be permitted under the covenant described under "Covenants -- Limitation on Restricted Payments" and (ii) any obligation, contingent or otherwise, of any Person arising as a result of such Person's ownership of, or control over, the Capital Stock of another Person, shall not constitute, or be deemed to be the Incurrence of, Indebtedness of such Person, provided, the Incurrence of such obligation would be permitted under the covenant described under "Covenants -- Limitation on Restricted Payments." The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances or loans to customers or other Persons in the ordinary course of business that are recorded as accounts or mortgages receivable on the balance sheet of such Person) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "Certain
Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the Notes are originally issued.

     "Joint Venture" means a corporation, partnership or other entity engaged in a Related Business as to which the Company (directly or through one or more Restricted Subsidiaries) owns any Capital Stock.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

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

     "Mortgages Receivable" means the gross mortgages receivable of the Company and its Restricted Subsidiaries (including any mortgages receivable acquired as a result of any business combination) determined on a consolidated basis in accordance with GAAP.

     "Net Available Cash" from an Asset Disposition means cash payments received by the Company or any of its Subsidiaries therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of
(i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation liabilities under any indemnification obligations associated with such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys fees, accountants fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Non-recourse Debt" means Indebtedness of a Person to the extent that under the terms thereof and pursuant to applicable law, no personal recourse could be had against such Person for the payment of the principal of or interest or premium or any other amounts with respect to such Indebtedness or for any claim based on such Indebtedness and that enforcement of obligations on such Indebtedness is limited solely to recourse against interests in specified assets.

     "Notes" means the Senior Notes due 2006 of the Company offered hereby and the Exchange Notes, as the case may be.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company, (ii) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Subsidiary is a Related Business; (iii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iv) Temporary Cash Investments; (v) purchases or acquisitions of mortgage receivables by the Company or any Restricted Subsidiary created or acquired in the ordinary course of business; (vi) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vii) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (ix) Persons other than Restricted Subsidiaries that are primarily engaged in a Related Business, in an aggregate amount (taken together with all Designated Noncash Consideration at that time outstanding) not to exceed the sum of (1) 10% of the Total Assets of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP and (2) the fair market value of assets (other than Net Cash Proceeds) received by the Company, as determined in good faith by the Board of Directors of the Company at the time of such receipt, from the issuance of its Capital Stock (other than Disqualified Capital Stock) subsequent to the Issue Date (to the extent utilized for an Investment, such aggregate amount will be reinstated to the extent that the Company or any Restricted Subsidiary receives dividends, repayments of loans or other transfers of assets as a return of such Investment); and (x) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "Certain
Covenants -- Limitation on Sales of Assets and Subsidiary Stock," (xi) any Investment existing as of the Issue Date, (xii) any Investment acquired by the Company or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure (or deed in lieu of) by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or (xiii) Hedging Obligations permitted under clause (7) of the "Limitations on Indebtedness" covenant.

     "Permitted Liens" means any (i) Liens on assets securing Indebtedness and related obligations incurred under clauses (2), (6), (7), (8), (9), (10), (11) and (13) of the second paragraph of the covenant described under the caption
"-- Certain Covenants -- Limitation on Indebtedness"; (ii) Liens arising by reason of (1) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof or (2) any interest or title of a lessor under any lease; (iii) Liens in favor of the Company; (iv) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated with the Company; (v) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens arising on any of the property described in either clause (iv) or (v) above, or on any other property of the Company or any Restricted Subsidiary, in each case securing Indebtedness and related obligations incurred pursuant to any development or construction agreement or any other similar agreement relating to such property, provided that, such Liens secure Indebtedness (except, with respect to property not described in either clause (iv) or (v) above, Indebtedness that would constitute a security) permitted to be incurred under the covenant described under the caption "-- Certain Covenants -- Limitation on Indebtedness"; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens on assets securing Indebtedness and related obligations incurred under the Senior Credit Agreements; (x) Liens on assets securing Refinancing Indebtedness and related obligations in respect of Indebtedness represented by the Notes and any subsequent Refinancing Indebtedness thereof; (xi) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries; (xii) Liens pursuant to any judgment, attachment, decree or order of any court provided that, such Liens do not give rise to an Event of Default; (xiii) Liens on any Receivables and Related Assets and (xiv) Liens on any asset securing Non-recourse Debt of the Company or any Restricted Subsidiary; provided that, such Non-recourse Debt does not exceed, in the aggregate at any time outstanding, $50 million.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation or the equity securities of any trust, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or trust, over shares of Capital Stock of any other class of such corporation or trust.

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

     "principal" of any Indebtedness (including a Note) means the principal of such Indebtedness plus the premium, if any, payable on such Indebtedness which is due or overdue or is to become due at the relevant time.

     "Purchase Money Indebtedness" means Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and provided, further, however, that such Indebtedness is Incurred within 90 days after such acquisition of such asset by the Company or Restricted Subsidiary.

     "Qualified Issuer" means (A) any lender that is a party to any Credit Agreement and (B) any commercial bank (i) which has capital and surplus in excess of $100,000,000, and (ii) the outstanding short-term debt securities of which are rated at least A-2 by Standard & Poor's Corporation or at least P-2 by Moody's Investors Service, Inc., or carry an equivalent rating by a nationally recognized rating agency if both the two named rating agencies cease publishing ratings of investments.

     "Receivables and Related Assets" means Mortgages Receivable and instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to such Mortgages Receivable.

     "Receivables Subsidiary" means a Restricted Subsidiary which is established for the limited purpose of acquiring and financing Receivables and Related Assets.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture; provided, however, that (i) in the case of Indebtedness that has a Stated Maturity after the Stated Maturity of the Notes, such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) in the case of Indebtedness that has a Stated Maturity after the Stated Maturity of the Notes, such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means, at any time, any business related, ancillary or complementary (as determined in good faith by the Board of Directors) to the businesses conducted by the Company and the Restricted Subsidiaries at such time.

     "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

     "Restricted Payment" means, with respect to any Person, (i) the declaration or payment of any dividends or any other distributions on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the holders of its Capital Stock, except dividends or distributions payable solely in its Capital Stock (other than Disqualified Capital Stock) and except dividends or distributions payable to the Company or a Restricted Subsidiary, (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Capital Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Senior Credit Agreements" means the Company's $117.5 million senior bank credit facility dated February 18, 1998, as amended to date and any other senior bank credit agreement or bank credit facility entered into by the Company or any Restricted Subsidiary, as any of the same may be amended, waived or modified from time to time (except to the extent that any such amendment, waiver or modification would be prohibited by the terms of the Indenture).

     "Senior Indebtedness" of the Company means the Notes and any other Indebtedness of the Company that is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company.

     "Senior Subordinated Notes" means the Company's 9 3/4% Senior Subordinated Notes due October 1, 2007, as amended, waived, modified or replaced from time to time, provided such amendment, waiver, modification or replacement does not shorten the maturity, increase the principal amount outstanding, or change the subordination provisions in a manner that makes them less subordinated.

     "Senior Subordinated Notes Indenture" means the Indenture between Norwest Bank Minnesota, National Association, as trustee, and the Company relating to the Senior Subordinated Notes, as amended, waived, modified or replaced from time to time, provided such amendment, waiver, modification or replacement does not shorten the maturity, increase the principal amount outstanding, or change the subordination provisions in a manner that makes them less subordinated.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any instrument, the date specified in such instrument as the fixed date on which the final payment of principal of such instrument is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase, redemption or repayment of such instrument at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by an registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or the District of Columbia or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of the Company.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "Certain Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company and/or one or more Wholly Owned Subsidiaries.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Latham & Watkins, counsel to the Company, the following discussion describes the material federal income tax consequences expected to result to holders whose Private Notes are exchanged for Exchange Notes in the Exchange Offer. Such opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF PRIVATE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

     The exchange of Private Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. As a result, no material federal income tax consequences will result to holders exchanging Private Notes for Exchange Notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities; provided such Private Notes do not constitute any portion of an unsold allotment from the original sale of the Private Notes. To the extent necessary to ensure that this Prospectus is available for sales of Exchange Notes by broker-dealers, and notice is given by such broker-dealers to the Company of such fact within 30 days of the effective date of the Registration Statement, the Company has agreed to use its best efforts to keep the Registration Statement continuously effective, supplemented and amended as required by the Registration Rights Agreement, the Securities Act and the policies, rules and regulation of the Commission as announced from time to time, for a period of 180 days from the date the Exchange Offer is consummated, or such shorter period as will terminate when all Private Notes covered by the Registration Statement have been sold.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. During the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes, up to a maximum of $35,000) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters relating to the Exchange Notes offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California and, with respect to certain matters of Maryland law, by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland.

                                    EXPERTS

     The consolidated financial statements of Signature Resorts, Inc. and subsidiaries as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and the related Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report appearing elsewhere herein and are included in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of AVCOM International, Inc. and subsidiaries as of December 31, 1995, and for the year then ended, not presented separately in this Prospectus and the related Registration Statement or the documents incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of LSI Group Holdings, plc and subsidiaries as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, not presented separately in this Prospectus and the related Registration Statement or the documents incorporated by reference herein, have been audited by KPMG, independent chartered accountants and registered auditors, as indicated in their report appearing elsewhere herein, given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Signature Resorts, Inc. and Subsidiaries
Report of Independent Certified Public Accountants..........   F-2
Report of Independent Auditors..............................   F-3
Independent Auditors' Report................................   F-4
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................   F-5
Consolidated Statements of Income for each of the three
  years ended December 31, 1997.............................   F-6
Consolidated Statements of Cash Flows for each of the three
  years ended December 31, 1997.............................   F-7
Consolidated Statements of Equity for each of the three
  years ended December 31, 1997.............................   F-8
Notes to Consolidated Financial Statements..................   F-9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Signature Resorts, Inc.:

     We have audited the accompanying consolidated balance sheets of Signature Resorts, Inc. (a Maryland Corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1996 and 1995 financial statements of LSI Group Holdings plc and the 1995 financial statements of AVCOM International, Inc. and subsidiaries, both companies acquired during 1997 in transactions accounted for as pooling of interests, as discussed in Note 1. Such statements are included in the consolidated financial statements of Signature Resorts, Inc. and subsidiaries, and reflect total assets and total revenues of 5 percent and 13 percent in 1996, respectively, and total revenues of 34 percent in 1995, of the related consolidated totals. These statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to amounts included for LSI Group Holdings plc and AVCOM International, Inc. and subsidiaries, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Signature Resorts, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

Arthur Andersen LLP
Orlando, Florida
  January 26, 1998 (except with respect
  to the matters discussed in Note 6, as to which the date is February 18, 1998, and Note 13, as to which the dates are February 3 and February 18, 1998)

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
AVCOM International, Inc.

     We have audited the consolidated balance sheet of AVCOM International, Inc. (Company) as of December 31, 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended (not presented separately herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AVCOM International, Inc. as of December 31, 1995, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Phoenix, Arizona
May 31, 1996, except for
  Note 12, as to which the
  date is July 1, 1996

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
LSI Group Holdings Plc

     We have audited the consolidated balance sheet of LSI Group Holdings Plc and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, equity, and cash flows for each of the years in the three-year period ended December 31, 1996 (not presented separately herein). These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LSI Group Holdings Plc and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles in the United States of America.

KPMG
Chartered Accountants
Registered Auditors

Preston, England
March 27, 1997

                          CONSOLIDATED BALANCE SHEETS
             (AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Cash and cash equivalents...................................  $ 38,487    $ 20,757
Cash in escrow..............................................     9,485       1,712
Mortgages receivable, net of an allowance of $22,916 and
  $17,328 at December 31, 1997 and 1996, respectively.......   331,735     215,518
Due from related parties....................................    25,576      11,897
Other receivables, net......................................    17,669      11,847
Income tax refund receivable................................     4,719          --
Prepaid expenses and other assets...........................    13,047      14,738
Investment in joint ventures................................    15,657       7,397
Real estate and development costs...........................   219,299     142,870
Property and equipment, net.................................    35,024      14,612
Intangible assets, net......................................    50,447       4,536
                                                              --------    --------
          Total assets......................................  $761,145    $445,884
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable............................................  $ 25,196    $ 24,418
Accrued liabilities.........................................    68,047      49,198
Due to related parties......................................     1,032       1,656
Income taxes payable........................................        --       3,268
Deferred taxes..............................................    23,752       3,259
Notes payable...............................................   435,208     236,122
                                                              --------    --------
          Total liabilities.................................   553,235     317,921
                                                              --------    --------
Commitments and Contingencies (Note 8)......................
Minority interest in consolidated limited partnership.......        --       1,538
                                                              --------    --------

Stockholders' equity:
  Preferred stock (25,000,000 shares authorized; none issued
     or outstanding)........................................        --          --
  Common stock ($0.01 par value, 50,000,000 shares
     authorized; 35,875,287 and 33,011,106 shares
     outstanding at December 31, 1997 and 1996,
     respectively)..........................................       359         330
  Additional paid-in capital................................   162,969     101,978
  Retained earnings.........................................    43,797      23,544
  Cumulative foreign currency translation adjustment........       785         573
                                                              --------    --------
          Total stockholders' equity........................   207,910     126,425
                                                              --------    --------
          Total liabilities and stockholders' equity........  $761,145    $445,884
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------   --------   --------
REVENUES:
Vacation Interval and Vacation Point sales..................  $281,063   $182,300   $139,426
Interest income.............................................    42,856     25,415     20,339
Other income................................................    13,774     12,132      8,553
                                                              --------   --------   --------
         Total revenues.....................................   337,693    219,847    168,318
                                                              --------   --------   --------
COSTS AND OPERATING EXPENSES:
Vacation Interval and Vacation Point cost of sales..........    71,437     48,218     39,810
Advertising, sales, and marketing...........................   126,739     89,040     62,258
Loan portfolio:
  Interest expense-treasury.................................    13,032     13,482     10,077
  Other expenses............................................     5,522      4,523      2,034
  Provision for doubtful accounts...........................     8,579      8,311      3,666
General and administrative..................................    42,254     37,436     19,263
Resort property valuation allowance.........................        --      2,620         --
Depreciation and amortization...............................     6,499      5,027      2,514
Merger-related costs........................................     9,973         --         --
                                                              --------   --------   --------
         Total costs and operating expenses.................   284,035    208,657    139,622
                                                              --------   --------   --------
Income from operations......................................    53,658     11,190     28,696
Interest expense-other (net of capitalized interest of
  $6,774, $6,723, and $3,315 in 1997, 1996 and 1995,
  respectively).............................................     9,394      3,763      1,728
Equity loss on investment in joint ventures.................       639        299      1,649
Minority interest in income of consolidated limited
  partnership...............................................       181        199         --
                                                              --------   --------   --------
Income before provision (benefit) for income taxes and
  extraordinary item........................................    43,444      6,929     25,319
                                                              --------   --------   --------
Provision (benefit) for income taxes from continuing
  operations................................................    17,196     (4,105)     4,020
Provision for deferred income taxes resulting from the
  cumulative effect of previously non-taxable acquired
  entities..................................................     5,960         --         --
                                                              --------   --------   --------
Total provision (benefit) for income taxes..................    23,156     (4,105)     4,020
                                                              --------   --------   --------
Income before extraordinary item............................    20,288     11,034     21,299
Extraordinary item, net of income taxes.....................       766         --         --
                                                              --------   --------   --------
Net income..................................................  $ 19,522   $ 11,034   $ 21,299
                                                              ========   ========   ========
Pro forma income data (unaudited):
Income before provision for income taxes....................        --   $  6,929   $ 25,319
Pro forma provision for income taxes........................        --      2,549     10,009
                                                              --------   --------   --------
Pro forma net income........................................        --   $  4,380   $ 15,310
                                                              ========   ========   ========
EARNINGS PER SHARE:
  Basic:
       Income before extraordinary item.....................  $   0.57   $   0.41   $   0.89
       Extraordinary item, net of income taxes..............     (0.02)        --         --
                                                              --------   --------   --------
       Net income...........................................  $   0.55   $   0.41   $   0.89
                                                              ========   ========   ========
  Diluted:
       Income before extraordinary item.....................  $   0.56   $   0.40   $   0.89
       Extraordinary item, net of income taxes..............     (0.02)        --         --
                                                              --------   --------   --------
       Net income...........................................  $   0.54   $   0.40   $   0.89
                                                              ========   ========   ========
Pro forma earnings per share: (unaudited)
  Basic.....................................................        --   $   0.16   $   0.64
  Diluted...................................................        --   $   0.16   $   0.64
Weighted average number of common shares outstanding........    35,373     27,232     23,955
Weighted average number of common and potentially dilutive
  common shares outstanding.................................    36,180     27,640     23,955

  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1997        1996        1995
                                                              ---------   ---------   --------
OPERATING ACTIVITIES:
Net income..................................................  $  19,522   $  11,034   $ 21,299
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
    Depreciation and amortization...........................      6,499       5,027      2,514
    Provision for doubtful accounts.........................      8,579       8,311      3,666
    Resort property valuation allowance.....................         --       2,620         --
    Equity loss on investment in joint venture..............        639         299      1,649
    Minority interest in income of consolidated limited
     partnership............................................        181         199         --
    Other...................................................         --         573       (566)
    Changes in operating assets and liabilities, net of
     effect of acquisitions:
         Cash in escrow.....................................     (6,916)      1,037        473
         Due from related parties...........................    (12,504)     (1,712)    (4,083)
         Prepaid expenses and other assets..................      2,068      (5,878)    (3,753)
         Real estate and development costs..................    (65,595)    (73,086)   (19,012)
         Other receivables, net.............................     (4,448)     (2,017)    (5,797)
         Accounts payable and accrued liabilities...........    (10,398)     36,499     14,204
         Income taxes.......................................     (6,518)      1,653        353
         Deferred income taxes..............................     19,481      (8,605)       497
         Due to related parties.............................       (636)       (250)     1,267
                                                              ---------   ---------   --------
Net cash (used in) provided by operating activities.........    (50,046)    (24,296)    12,711
                                                              ---------   ---------   --------
INVESTING ACTIVITIES:
Cash (paid) received for acquisition of subsidiaries........    (31,296)         --        129
Investment in joint venture.................................     (8,899)        (63)        --
Property and equipment......................................    (19,973)     (8,214)    (4,601)
Intangible assets...........................................     (1,637)     (2,206)    (2,608)
Mortgages receivable........................................   (108,942)    (76,424)   (48,601)
                                                              ---------   ---------   --------
Net cash used in investing activities.......................   (170,747)    (86,907)   (55,681)
                                                              ---------   ---------   --------
FINANCING ACTIVITIES:
Proceeds from notes payable.................................     28,088     170,394     98,733
Payments on notes payable...................................   (167,229)   (101,436)   (46,890)
Proceeds from subordinated and convertible notes, net of
  debt issuance costs.......................................    325,176          --         --
Proceeds from notes payable to related parties..............         --       5,606      3,711
Payments on notes payable to related parties................         --     (15,074)    (1,343)
Proceeds from stock offerings...............................     52,643      73,324        885
Acquisition of minority limited partners' interests.........         --      (7,465)        --
Distributions...............................................       (738)    (14,413)    (9,241)
Other.......................................................        648         420      2,447
                                                              ---------   ---------   --------
Net cash provided by financing activities...................    238,588     111,356     48,302
                                                              ---------   ---------   --------
Net increase in cash and cash equivalents...................     17,795         153      5,332
Effect of exchange rates on cash and cash equivalents.......        (65)        574        (41)
Cash and cash equivalents, beginning of period..............     20,757      20,030     14,739
                                                              ---------   ---------   --------
Cash and cash equivalents, end of period....................  $  38,487   $  20,757   $ 20,030
                                                              =========   =========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest......................................  $  18,508   $  24,127   $ 14,466
Cash paid for taxes.........................................  $   7,918   $   1,629   $  2,753
SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION:
Stock issued in connection with acquisition of Marc
  Resorts...................................................  $   6,010          --         --
Costs incurred in conjunction with debt issuances...........  $  12,824          --         --
Tax benefit resulting from exercise of common stock
  options...................................................  $   1,469          --         --
Stock issued and goodwill recorded in connection with the
  acquisition of investment in joint venture................         --   $   4,989         --
Deferred taxes recorded in connection with the Consolidation
  Transactions..............................................         --   $   9,464         --
Interest accrued on deferred installment gains in connection
  with the Consolidation Transactions.......................         --   $     820         --
Net assets of predecessor partnership acquired in exchange
  for 17,032,058 shares of common stock in connection with
  the Consolidation Transactions............................         --   $  37,380         --
Assignment to venturers of receivable due from related party
  recorded as a reduction of venturers' equity..............         --   $   3,449         --
Write-off of receivable from related party recorded as a
  reduction of stockholders' equity.........................         --   $   3,890         --
Conversion of convertible notes payable to AVCOM common
  stock.....................................................         --   $     400         --

  The accompanying notes are an integral part of these consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF EQUITY
                             (AMOUNTS IN THOUSANDS)

                                                                 ADDITIONAL                                  GENERAL     LIMITED
                                            SHARES                PAID-IN     RETAINED       MEMBERS        PARTNERS'   PARTNERS'
                                          OUTSTANDING   AMOUNT    CAPITAL     EARNINGS   EQUITY (DEFICIT)    EQUITY      EQUITY
                                          -----------   ------   ----------   --------   ----------------   ---------   ---------
BALANCE AT DECEMBER 31, 1994............     6,923       $ 69     $  2,703    $27,326        $    --         $3,329     $ 27,722
                                            ------       ----     --------    -------        -------         ------     --------
Issuance of Common Stock................        --         20          157         --             --             --           --
Distributions...........................        --         --           --     (4,811)        (2,437)           (43)      (1,950)
Net income..............................        --         --           --     12,437          1,004            516        7,342
Other...................................        --         --        1,035        655              1            374           --
                                            ------       ----     --------    -------        -------         ------     --------
BALANCE AT DECEMBER 31, 1995............     6,923         89        3,895     35,607         (1,432)         4,176       33,114
                                            ------       ----     --------    -------        -------         ------     --------
Distributions of partnership equity and
  other equity interests................        --         --           --     (7,191)        (5,394)            --       (1,633)
Conversion of convertible notes payable
  to AVCOM common stock.................        --         --          400         --             --             --           --
Proceeds from the sale of common stock
  to the public, net of offering costs,
  including 16,212 shares issued in
  exchange for partners' and members'
  equity................................    25,268        253       73,071         --             --             --           --
Stock issued and goodwill recorded in
  connection with the acquisition of
  investment in joint venture...........       820          8        4,981         --             --             --           --
Acquisition of minority limited
  partners' interests...................        --         --       (7,465)        --             --             --           --
Deferred taxes recorded in connection
  with the Consolidation Transactions...        --         --       (9,464)        --             --             --           --
Net income (loss).......................        --         --           --      3,875          3,568           (164)       3,755
Exchange of partners' and members'
  equity for stock in connection with
  the Consolidation Transactions........        --        (20)      37,380     (1,370)         3,258         (4,012)     (35,236)
Assignment to venturers' of receivable
  due from related party................        --         --           --     (3,449)            --             --           --
Write-off of receivable from related
  party.................................        --         --           --     (3,890)            --             --           --
Other...................................        --         --         (820)       (38)            --             --           --
                                            ------       ----     --------    -------        -------         ------     --------
BALANCE AT DECEMBER 31, 1996............    33,011        330      101,978     23,544             --             --           --
                                            ------       ----     --------    -------        -------         ------     --------
Net income..............................        --         --           --     19,522             --             --           --
Proceeds from the sale of common stock,
  net of offering costs.................     2,400         24       52,619         --             --             --           --
Common stock issued in connection with
  purchase of subsidiary................       213          2        6,008         --             --             --           --
Distributions...........................        --         --           --       (738)            --             --           --
Other...................................       251          3        2,364      1,469             --             --           --
                                            ------       ----     --------    -------        -------         ------     --------
BALANCE AT DECEMBER 31, 1997............    35,875       $359     $162,969    $43,797        $    --         $   --     $     --
                                            ======       ====     ========    =======        =======         ======     ========

                                           CUMULATIVE
                                            FOREIGN
                                            CURRENCY
                                          TRANSLATIONS
                                          ADJUSTMENTS    TOTAL EQUITY
                                          ------------   ------------
BALANCE AT DECEMBER 31, 1994............      $ 40         $ 61,189
                                              ----         --------
Issuance of Common Stock................        --              177
Distributions...........................        --           (9,241)
Net income..............................        --           21,299
Other...................................       (41)           2,024
                                              ----         --------
BALANCE AT DECEMBER 31, 1995............        (1)          75,448
                                              ----         --------
Distributions of partnership equity and
  other equity interests................        --          (14,218)
Conversion of convertible notes payable
  to AVCOM common stock.................        --              400
Proceeds from the sale of common stock
  to the public, net of offering costs,
  including 16,212 shares issued in
  exchange for partners' and members'
  equity................................        --           73,324
Stock issued and goodwill recorded in
  connection with the acquisition of
  investment in joint venture...........        --            4,989
Acquisition of minority limited
  partners' interests...................        --           (7,465)
Deferred taxes recorded in connection
  with the Consolidation Transactions...        --           (9,464)
Net income (loss).......................        --           11,034
Exchange of partners' and members'
  equity for stock in connection with
  the Consolidation Transactions........        --               --
Assignment to venturers' of receivable
  due from related party................        --           (3,449)
Write-off of receivable from related
  party.................................        --           (3,890)
Other...................................       574             (284)
                                              ----         --------
BALANCE AT DECEMBER 31, 1996............       573          126,425
                                              ----         --------
Net income..............................        --           19,522
Proceeds from the sale of common stock,
  net of offering costs.................        --           52,643
Common stock issued in connection with
  purchase of subsidiary................        --            6,010
Distributions...........................        --             (738)
Other...................................       212            4,048
                                              ----         --------
BALANCE AT DECEMBER 31, 1997............      $785         $207,910
                                              ====         ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

 1. NATURE OF BUSINESS

     Signature Resorts, Inc. and its wholly-owned subsidiaries ("the Company") generate revenues from the sale and financing of vacation ownership interests in its resorts, which entitle the buyer to use a fully-furnished vacation residence, generally for a one-week period each year, in perpetuity (Vacation Intervals). The Company's principal operations consist of (i) acquiring, developing and operating vacation ownership resort locations, (ii) marketing and selling Vacation Intervals in certain of its resorts, (iii) marketing and selling vacation points at certain of its resort locations which may be redeemed for occupancy rights at participating resorts ("Vacation Points") and (iv) providing consumer financing to individual purchasers of Vacation Intervals and Vacation Points at its resorts. The Company also provides resort management and maintenance services at its resorts for which it receives fees paid by the resorts' homeowners' associates.

     The Company was incorporated in May 1996. On August 20, 1996, the Company consummated an initial public offering of a portion of its Common Stock (the "Initial Public Offering") by offering 9,056,250 shares to the public. The gross proceeds from the public offering were $84.5 million. The Company incurred $11.2 million of costs associated with this offering. Concurrent with the Initial Public Offering, certain predecessor limited partnerships, limited liability companies and corporations (the "Entities") exchanged their direct or indirect interest in, and obligations of the entities, for 16,211,558 shares of the Company's common stock (the "Consolidation Transactions"). The accompanying consolidated financial statements reflect the financial position and results of operations of the Entities since the date they were acquired or formed, which range from November 1986 to June 1996. Concurrent with the Initial Public Offering, the Company exchanged 820,500 shares of Common Stock with the former holders of interests in the Embassy Vacation Resort at Poipu Point, Koloa, Kauai, Hawaii.

     On February 7, 1997 the Company consummated its acquisition by merger of AVCOM International, Inc. ("AVCOM") and its subsidiaries (the "AVCOM Acquisition"). AVCOM is the parent company of All Seasons Resorts, Inc., a developer, marketer and operator of vacation ownership resorts in Arizona, California and Texas. Under the terms of the AVCOM merger agreement, the Company issued 1,324,554 shares of its common stock in exchange for all the outstanding capital stock of AVCOM. The AVCOM Acquisition has been treated as a pooling-of-interests and is reflected in the accompanying consolidated financial statements as if it took place at the beginning of the earliest period presented.

     On May 15, 1997, the Company consummated its acquisition by merger ("the PRG Acquisition") of Plantation Resorts Group, Inc. ("PRG"), a Williamsburg, Virginia, based developer, owner and operator of vacation ownership resorts in Williamsburg, Virginia. PRG was incorporated in April 1997 through a private placement of its common stock in which certain predecessor joint ventures and corporations (the "PRG Entities") exchanged their interests for shares of PRG's common stock (the "PRG Exchange"). The PRG Acquisition was consummated through the issuance of 3,601,844 shares of the Company's common stock. The PRG Acquisition has been treated as a pooling-of-interests and is reflected in the accompanying consolidated financial statements as if it took place at the beginning of the earliest period presented.

     On August 28, 1997, the Company consummated its acquisition by merger of 100% of the capital stock of LSI Group Holdings plc ("LSI"), in exchange for 1,996,401 newly-issued shares of the Company's common stock and approximately $1.0 million in cash (the "LSI Acquisition"). United Kingdom-based LSI is a developer, owner and operator of vacation ownership resorts located in Europe. Through its Grand Vacation Club, LSI operates a points-based club system. The LSI Acquisition has been treated as a pooling-of-interests and is reflected in the accompanying consolidated financial statements as if it took place at the beginning of the earliest period presented.

                           DECEMBER 31, 1997 AND 1996

     Total revenues and net income for the Company, AVCOM, PRG, and LSI are shown in the following table (amounts in millions) for the years ended 1996 and 1995, which represent the periods prior to the poolings, which occurred in 1997:

                                                         YEAR ENDED DECEMBER 31,
                                                         ------------------------
                                                           1996            1995
                                                         --------        --------
Revenues
  Consolidated.........................................   $219.8          $168.3
  AVCOM................................................     48.4            34.3
  PRG..................................................     48.4            38.8
  LSI..................................................     27.9            22.6
Net income (loss)
  Consolidated.........................................   $ 11.0          $ 21.3
  AVCOM................................................    (12.4)            1.0
  PRG..................................................      7.0             7.5
  LSI..................................................      2.3             1.8

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The accompanying financial statements include the combined accounts of Signature Resorts, Inc., AVCOM, PRG, LSI and the Company's wholly-owned subsidiaries that were acquired or formed prior to August 20, 1996, which became wholly-owned subsidiaries in connection with the Consolidation Transactions. As a result, the combined accounts are now referred to as consolidated financial statements for the historical periods presented. All significant intercompany transactions and balances have been eliminated from these consolidated financial statements.

     The Consolidation Transactions have been accounted for as a reorganization of entities under common control. Accordingly, the net assets of the Entities were recorded at the Entities' historical cost. In addition, the accompanying consolidated financial statements reflect the historical results of operations of the predecessor partnerships on a combined basis.

     Cash and Cash Equivalents -- Cash and cash equivalents consist of cash, money market, and all highly liquid investments purchased with an original maturity of three months or less.

     Cash in Escrow -- Cash in escrow is restricted cash consisting of deposits received on sales of vacation intervals and vacation points that are held in escrow until a certificate of occupancy is obtained or the legal rescission period has expired.

     Real Estate and Development Costs -- Real estate is valued at the lower of cost or net realizable value. Development costs include both hard and soft construction costs and together with real estate costs are allocated to Vacation Intervals and Vacation Points. Interest, taxes, and other carrying costs incurred during the construction period are capitalized.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of 3 to 7 years. Buildings are amortized over the estimated useful life of 39 to 40 years.

     Depreciation and amortization expense related to property and equipment was $2.8 million, $1.5 million and $1.0 million in 1997, 1996 and 1995, respectively.

     Intangible Assets -- Organizational costs incurred in connection with the formation of the Company have been capitalized and are being amortized on a straight-line basis over a period of three to five years. Start-up

                           DECEMBER 31, 1997 AND 1996

costs relate to costs incurred to develop marketing programs prior to receiving regulatory approval to market the related property and are being amortized on a straight-line basis over a period of one year.

     Financing and loan origination fees incurred in connection with obtaining funding for the Company have been capitalized and are being amortized over the life of the respective loans. Debt issuance costs in connection with the 9.75% Senior Subordinated Notes due 2007 (the "Senior Notes") and the 5.75% Convertible Subordinated Notes due 2007 (the "Convertible Notes") are being amortized on the effective interest method over the 10 year life of the notes.

     Goodwill recorded in connection with the acquisition of the Investment in Joint Venture is being amortized by a fixed amount per interval as intervals are sold. Goodwill in connection with the acquisition of subsidiaries is being amortized over the estimated useful lives of 10 to 40 years.

     At each balance sheet date, the Company evaluates the realizability of its goodwill based upon expectations of nondiscounted cash flows and operating income. Based upon its most recent analysis, the Company believes that no material impairment of its goodwill exists at December 31, 1997.

     Foreign Currency Translation -- Financial statements for the Company's subsidiaries outside the United States are translated into U.S. dollars at year-end exchange rates for assets and liabilities and weighted average exchange rates for income and expenses. The resulting translation adjustments are recorded as a separate component of equity.

     Revenue Recognition -- The Company recognizes sales of Vacation Intervals and Vacation Points on an accrual basis after a binding sales contract has been executed, a 10% minimum down payment has been received, the rescission period has expired, construction is substantially complete, and certain minimum sales levels have been achieved. If all the criteria are met except that construction is not substantially complete, then revenues are recognized on the percentage-of-completion (cost to cost) basis. For sales that do not qualify for either accrual or percentage-of-completion accounting, all revenue is deferred using the deposit method.

     Income Taxes -- Prior to August 20, 1996, the Entities were taxed either as a corporation at the corporate level, as an S corporation taxable at the shareholder level, or as a partnership taxable at the partner level. The Company became subject to federal, state, and foreign income taxes from the effective date of the Initial Public Offering. The pro forma net income per common and common equivalent share uses the historical net income of the Company as adjusted by the unaudited pro forma provision for income taxes to reflect the net income per common and common equivalent share, as if the Company had been treated as a C corporation rather than as individual limited partnerships and limited liability companies for federal income tax purposes for the years ended December 31, 1996 and 1995.

     As a result of the AVCOM Acquisition, AVCOM's results of operations have been included in the accompanying consolidated financial statements under the pooling-of-interests method of accounting. During each period presented, AVCOM was taxed as a C corporation.

     Prior to the PRG Acquisition, certain of the PRG Entities were not subject to federal and state income taxes at the consolidated level for all periods presented. In connection with the PRG Exchange and the PRG Acquisition, the PRG Entities became subject to federal and state income taxes from the date of incorporation. As a result, the pro forma provision for income taxes assumes the PRG Entities were treated as C corporations for federal income tax purposes.

     As a result of the LSI Acquisition, LSI's results have been included in the accompanying consolidated financial statements under the pooling-of-interests method of accounting. During each period presented, LSI was subject to income taxes levied by the various local and country taxing authorities in the foreign countries in which it operates.

                           DECEMBER 31, 1997 AND 1996

     The Company accounts for income taxes using an asset and liability approach in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which the related deferred tax assets or liabilities are expected to be settled or realized. Income tax expense consists of the taxes payable for the current period and the change during the period in deferred tax assets and liabilities.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Long-Lived Assets -- In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for the expected disposition of long-lived assets. The Company adopted SFAS 121 during the year ended December 31, 1996. The impact of adopting SFAS 121 was to reduce net income by $2.6 million in 1996 and has been recorded as a resort property valuation allowance to reduce real estate and development costs. During 1997, there was no change in the resort property valuation allowance.

     Stock-Based Compensation -- In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123). SFAS 123 was adopted during the year ended December 31, 1996. SFAS 123 requires that the Company's financial statements include certain disclosures about stock-based employee compensation arrangements and permits the adoption of a change in accounting for such arrangements. Changes in accounting for stock-based compensation are optional and the Company has adopted only the disclosure requirements (see Note 10, "Stock Options").

     Newly Issued Accounting Standards -- During February 1997, the Financial Accounting Standards Board issued SFAS No. 128 (SFAS 128), Earnings Per Share. The statement establishes standards for computing and presenting earnings per share (EPS) and applies to publicly held common stock or potential common stock. The statement simplifies the standards for computing EPS previously found in APB Opinion No. 15, Earnings Per Share (Opinion 15). It replaces presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures.

     Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15. The Company implemented SFAS No. 128 in the fourth quarter of 1997.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income (SFAS 130). SFAS 130 establishes standards for reporting and the display of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income as defined includes all changes in equity (net assets) during a period from nonowner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gain/loss on available-for-sale securities. The disclosures prescribed by SFAS 130 must be made beginning with the first quarter of fiscal 1999.

                           DECEMBER 31, 1997 AND 1996

     In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The company is in the process of reassessing current business segment reporting to determine if changes in reporting will be required in adopting this new standard. Any required disclosures prescribed by SFAS 131 will first be adopted in the Company's 1999 annual report.

     In February 1998, the FASB issued Statement No. 132, Employers Disclosures about Pensions and Other Postretirement Benefits (SFAS 132). This statement establishes standards for footnote disclosure requirements relating to pension and other retiree benefits. The Company is currently in the process of reassessing current retiree benefit disclosures to determine if changes in footnote disclosure will be required in adopting this new standard. The new standard will not have a financial impact on the company. Any required disclosures prescribed by SFAS 132 will first be adopted in the Company's 1998 annual report.

     Reclassifications -- Certain reclassifications were made to the 1996 and 1995 accompanying consolidated financial statements to conform to the 1997 presentation.

 3. MORTGAGES RECEIVABLE, NET

     The Company provides financing to the purchasers of Vacation Intervals and Vacation Points which are collateralized by their interest in such Vacation Intervals and Vacation Points. The mortgages receivable generally bear interest at the time of issuance of between 12% and 17%, which remain fixed over the term of the loan, which typically averages seven to ten years. The mortgages receivable may be prepaid at any time without penalty. The weighted average rate of interest on outstanding mortgages receivable is 14.4% as of December 31, 1997.

     As of December 31, 1997, approximately 4.6% of the Company's consumer loans were considered by the Company to be delinquent (scheduled payment past due 60 or more days). In addition, the Company had commenced deed-in-lieu of foreclosure or foreclosure action on approximately 2.2% of its consumer loans as of December 31, 1997.

     At December 31, 1997 and 1996, approximately $5.8 million and $4.4 million, respectively, of mortgages receivable are non-interest bearing. These mortgages, which generally have a stated maturity of one to three years, have not been discounted as management has determined that the effect would not be material to the accompanying consolidated financial statements.

     Additionally, the Company has accrued interest receivable related to mortgages receivable of $4.1 million and $2.5 million at December 31, 1997 and 1996, respectively. The accrued interest receivable at December 31, 1997 and 1996 is net of an allowance for doubtful accounts of $1.0 million and $0.2 million, respectively, and is included in other receivables, net.

                           DECEMBER 31, 1997 AND 1996

     The following schedule reflects the scheduled principal maturities of mortgages receivable (amounts in thousands):

                  YEAR ENDING DECEMBER 31:
1998........................................................  $ 50,564
1999........................................................    46,367
2000........................................................    44,615
2001........................................................    43,907
2002........................................................    41,760
Thereafter..................................................   127,438
                                                              --------
Total principal maturities of mortgages receivable..........   354,651
Less allowance for doubtful accounts........................   (22,916)
                                                              --------
Net principal maturities of mortgages receivable............  $331,735
                                                              ========

     The activity in the mortgages receivable allowance for doubtful accounts is as follows (amounts in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Balance, beginning of the period.........................  $17,328    $13,271
Decrease in allowance for purchased mortgages
  receivable.............................................     (718)      (400)
Increase in allowance for company acquired...............    1,265         --
Provision for mortgages receivable doubtful accounts.....    7,234      8,311
Receivables charged off..................................   (2,193)    (3,854)
                                                           -------    -------
          Balance, end of the period.....................  $22,916    $17,328
                                                           =======    =======

     The provision for doubtful accounts for 1997 includes $1,345,000 for other receivables.

 4. REAL ESTATE AND DEVELOPMENT COSTS

     Real estate and development costs and accumulated Vacation Interval and Vacation Point cost of sales consist of the following (amounts in thousands):

                                                            DECEMBER 31,
                                                       ----------------------
                                                         1997         1996
                                                       ---------    ---------
Land.................................................  $  74,527    $  54,614
Development costs, excluding capitalized interest....    370,151      248,972
Capitalized interest.................................     20,050       13,276
                                                       ---------    ---------
          Total real estate and development costs....    464,728      316,862
Less accumulated Vacation Interval and Vacation Point
  cost of sales......................................   (242,809)    (171,372)
Less resort property valuation allowance.............     (2,620)      (2,620)
                                                       ---------    ---------
          Net real estate and development costs......  $ 219,299    $ 142,870
                                                       =========    =========

     As of December 31, 1997, the Company commenced sales of Vacation Intervals at certain properties, or phases of certain properties, that are expected to be completed during 1998. The estimated cost to complete the projects, or the specific phases of the projects, is approximately $20 million.

                           DECEMBER 31, 1997 AND 1996

 5. INTANGIBLE ASSETS

     Intangible assets and accumulated amortization consist of the following (amounts in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Organizational costs.....................................  $ 2,569    $ 2,569
Start-up costs...........................................    1,933      2,433
Debt issuance costs......................................   15,257        933
Loan origination fees....................................    1,265      2,712
Financing fees...........................................    1,704      1,620
Goodwill.................................................   35,227         41
                                                           -------    -------
Total intangible assets..................................   57,955     10,308
Less accumulated amortization............................   (7,508)    (5,772)
                                                           -------    -------
  Net intangible assets..................................  $50,447    $ 4,536
                                                           =======    =======

     Amortization expense was $3.7 million, $3.5 million and $1.6 million in 1997, 1996 and 1995, respectively. In addition, $2.0 million of amortized intangibles were retired from the related asset and accumulated amortization accounts in 1997.

 6. NOTES PAYABLE

     Notes payable consists of the following at December 31 (amounts in thousands):

                                                                1997        1996
                                                              --------    --------
Revolving lines of credit not to exceed $241 million in the
aggregate (limited by eligible collateral), with interest
payable monthly at prime plus 2% to prime plus 3% (10.5% to
11.5% at December 31, 1997), payable in monthly installments of principal and interest equal to 100% of all proceeds of
the receivables collateral collected during the month but
not less than the accrued interest, with any remaining
principal due seven to ten years after the date of the last
advance related to mortgages receivable, collateralized by
specific mortgages receivable...............................  $ 62,676    $ 91,617
Revolving line of credit not to exceed $20 million,
collateralized by certain mortgages receivable with interest payable at prime plus 1.5% to prime plus 1.75% (10.0% to
10.25% at December 31, 1997) or LIBOR plus 4.25% (9.97% at
December 31, 1997), payable in monthly installments of
principal and interest equal to 100% of all proceeds of the
receivables collateral collected during the month but not
less than the accrued interest, with any remaining principal
from September 2000 to October 2003.........................    11,931      14,654
Revolving line of credit of $100.0 million and $40 million
during 1997 and 1996, respectively, with interest payable
monthly at LIBOR plus 2.75% (8.47% at December 31, 1997)
payable in monthly installments of principal and interest
equal to 100% of all proceeds of the receivables collateral
collected during the month but not less than the accrued
interest, with any remaining principal due June 1998........        --      37,226

                           DECEMBER 31, 1997 AND 1996

                                                                1997        1996
                                                              --------    --------
Construction loan payable not to exceed $47 million in the
aggregate, with monthly interest payable at prime plus 2%
(10.5% at December 31, 1997) principal payable with a
portion of the proceeds received on the sale of Vacation
Intervals, collateralized by specific land and unsold
interval inventory, due from January 1998 to April 2004.....     2,694      16,476
Mortgages receivable, sold with option to repurchase,
collateralized by certain mortgages receivable..............     4,823       6,281
Bonds payable, due April 2004 with interest at 7.75%,
payable from collections of mortgages receivable,
collateralized by mortgages receivable......................    11,572      17,460
Endpaper loan, due dates from December 2002 to June 2005
with interest at prime plus 1.25% (9.75% at December 31,
1997), payable from collections of mortgages receivable,
collateralized by mortgages receivable......................        --       5,259
Various acquisition notes payable with interest rates
ranging from 6.75% to 11.5% and due dates ranging from
January 1998 to February 2014, collateralized by certain
real property and proceeds from the sale of Vacation
Intervals...................................................        --       5,999
Noninterest bearing land loans payable from proceeds of
Vacation Intervals sold with final maturity of May 1999.....       433       3,995
Other notes payable.........................................     3,079      37,155
9.75% Senior Subordinated Notes with semi-annual interest
payments due April and October and principal due October
2007........................................................   200,000          --
5.75% Convertible Subordinated Notes with semi-annual
interest payments due January and July and principal due
January 2007................................................   138,000          --
                                                              --------    --------
Total notes payable.........................................  $435,208    $236,122
                                                              ========    ========

     On February 18, 1998, the Company consummated a $100.0 million Senior Bank Credit Facility (the "Credit Facility"). The Credit Facility has a variable borrowing rate based on the percentage of the Company's mortgages receivable pledged under such facility and the amount of funds advanced thereunder. The interest rate will vary between LIBOR plus 7/8% and LIBOR plus 1 3/8%, depending on the amount of advances against mortgages receivable. The Credit Facility has a three year term and contains covenants, representations and warranties and conditions to borrow on the funds.

     The Convertible Notes are convertible into Common Stock at any time prior to maturity, unless previously redeemed, at a conversion price of $30.417 per share, subject to adjustment under certain events.

     At December 31, 1997, under the terms of the revolving lines of credit agreements, the Company may typically borrow from 85% to 90% of the balances of the pledged mortgages receivable. A total of approximately $199 million is available under these certain agreements.

     The loans contain certain covenants, the most restrictive of which require certain of the consolidated entities to maintain a minimum net worth and require certain expenses to not exceed certain percentages of sales. At December 31, 1997, the Company was in compliance with all covenants.

                           DECEMBER 31, 1997 AND 1996

     Dividends are restricted by certain of the Company's debt agreements which require tangible net worth of at least $140 million.

     The expected maturities of the remaining notes payable are as follows (amounts in thousands):

    DUE IN FISCAL YEAR
    ------------------
  1998.....................        $ 29,537
  1999.....................          28,794
  2000.....................          18,108
  2001.....................          11,503
  2002.....................           9,223
  2003 and thereafter......         338,043
                                   --------
                                   $435,208
                                   ========

 7. RELATED PARTY TRANSACTIONS

     At December 31, 1997 and 1996, respectively, the Company, had accrued $7.0 million and $4.4 million as a receivable from various homeowners' associations at its resorts. At December 31, 1997 and 1996, respectively, the Company had accrued $1.0 million and $1.6 million as a payable to the homeowners' associations at its resorts. The Company generally accrues receivables from homeowners' associations for management fees and certain other expenses. Payables to the homeowners' associations consist primarily of maintenance fees for units owned by the Company. All of these amounts are classified as due from and due to related parties in the accompanying consolidated balance sheets.

     As of December 31, 1997, the Company had accounts receivable and notes receivable of $2.7 million and $11.8 million, respectively, from the Company's joint ventures in Poipu Point, Hawaii, Kaanapali, Hawaii and St. John, U.S. Virgin Islands. As of December 31, 1996, these accounts receivable and notes receivable balances were $0.3 million and $2.0 million, respectively. The accounts receivable relate to certain reimbursable operating and development expenses. The notes receivable represent loans made to the projects for start-up and development activities.

 8. COMMITMENTS AND CONTINGENCIES

     The Company is currently subject to litigation and claims regarding employment, tort, contract, construction, and commission disputes, among others. In the judgment of management, none of such litigation or claims against the Company is likely to have a material adverse effect on the Company's financial statements or its business.

     The Company owns a partnership interest in the Embassy Vacation Resort at Poipu Point, Koloa, Kauai, Hawaii. Under the terms of the partnership agreement, the Company could be required to purchase the other partner's interest. At December 31, 1997, the Company does not believe that the events requiring such purchase are likely to occur.

 9. FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents and cash in escrow: The carrying amount reported in the balance sheet for cash and cash equivalents and cash in escrow approximates their fair value because of the short maturity of these instruments.

                           DECEMBER 31, 1997 AND 1996

     Mortgages receivable: The carrying amount reported in the balance sheet for mortgages receivable approximates its fair value because the weighted average interest rate on the portfolio of mortgages receivable approximates current interest rates to be received on similar current mortgages receivable.

     Notes payable: The carrying amount reported in the balance sheet for notes payable approximates its fair value because the interest rates on these instruments approximate current interest rates charged on similar current borrowings.

10. STOCK OPTIONS

     The Company issued 1,054,500 and 2,653,500 stock options during 1997 and 1996, respectively. The Company accounts for these options under APB Opinion No. 25, Accounting for Stock Issued to Employees, under which no compensation cost has been recognized. Under SFAS 123, the Company's net income would have been $16.9 million and basic and diluted earnings per share would have been, $0.48 and $0.47, respectively, on an unaudited pro forma basis for the year ended December 31, 1997. The Company's unaudited, pro forma net income would have been $1.6 million, and basic and diluted unaudited earnings per share would have been $0.06 on an unaudited pro forma basis for the year ended December 31, 1996. SFAS 123 would not have affected the Company's net income and earnings per share for the year ended December 31, 1995. A summary of the Company's stock options for the years ended December 31, 1997 and 1996 is presented in the following table:

                                             1997                             1996
                                 -----------------------------    -----------------------------
                                              WEIGHTED AVERAGE                 WEIGHTED AVERAGE
                                  OPTIONS      EXERCISE PRICE      OPTIONS      EXERCISE PRICE
                                 ----------   ----------------    ----------   ----------------
Outstanding options, beginning
  of year......................   2,653,500        $10.29                 --
Granted........................   1,054,500         23.99          2,653,500        $10.29
Exercised......................    (250,180)         9.33                 --            --
Forfeited......................    (168,413)        16.42                 --            --
Expired........................          --            --                 --            --
                                 ----------        ------         ----------        ------
Outstanding options, end of
  year.........................   3,289,407        $14.45          2,653,500        $10.29
Exercisable at end of year.....     817,528        $10.50                522        $10.18
                                 ==========        ======         ==========        ======
Weighted average fair value of
  options granted..............  $     5.32                       $     4.23

     All stock options issued by the Company were issued to employees at fair market value on the grant date. The options range from 3 to 5 years for full maturity and the exercise prices range from $8.00 to $28.25.

     The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 6.0%, expected dividend yield of zero, expected volatility of 35%, and expected lives of 4.1 years in 1997 and 5 years in 1996.

     Options to purchase an aggregate of 2,653,500 shares of Common stock were granted to directors, executive officers and other employees of the Company in 1996 and were outstanding on January 1, 1997. The number of options granted exceeded the limit of 2,625,000 shares approved under the 1996 Equity Participation Plan by 28,500 shares. The options that were granted in excess of the limit were granted subject to the approval of the Company's stockholders of an amendment to such plan increasing the number of shares of Common stock reserved for issuance thereunder from 2,625,000 shares to 3,750,000 shares.

     On May 16, 1997, shareholders approved a new limit of 3,750,000 total shares reserved for issuance under the Company's 1996 Equity Participation Plan. As of December 31, 1997 the number of shares available for option grants was 460,593 under the plan.

                           DECEMBER 31, 1997 AND 1996

11. EMPLOYEE BENEFIT PLANS

     The Company has established the Signature Resorts, Inc. Employee Stock Purchase Plan to assist eligible employees to acquire stock ownership in the Company and to encourage them to remain in the employment of the Company. The Employee Stock Purchase Plan is intended to meet the requirements of an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended, and generally allows eligible employees to purchase common stock at 85% of fair market value, subject to dollar limitations. The Company has reserved a maximum of 750,000 shares of Common Stock for issuance pursuant to the Employee Stock Purchase Plan. As of December 31, 1997 and 1996, an aggregate of 2,482 and no shares, respectively, had been issued pursuant to the Employee Stock Purchase Plan.

     The Company also has established a qualified retirement plan, with a salary deferral feature designed to qualify under Section 401 of the Internal Revenue Code of 1986, as amended. Subject to certain limitations, the 401(k) Plan allows participating employees to defer up to 10% of their eligible compensation on a pre-tax basis. Although the 401(k) Plan allows the Company to make discretionary matching contributions of up to 50% of employee contributions, the Company did not make any such matching contributions during 1997 or 1996.

12. INCOME TAXES

     Prior to August 20, 1996, the Entities were taxed either as a corporation at the corporate level, as an S corporation taxable at the shareholder level, or as a partnership taxable at the partner level. In addition, PRG entities were taxed as a corporation at the corporate level or as a partnership at the partner level. Accordingly, the table below summarizes the unaudited pro forma provision for income taxes that would have been reported had the Company been treated as a C corporation rather than as individual limited partnerships and limited liability companies for federal income tax purposes for the years ended December 31, 1996 and 1995. AVCOM's and LSI's actual deferred income taxes and provision for income taxes are included in the pro forma schedules and 1996 actual schedule on the next page. The Company's actual income tax provision is presented for the periods subsequent to August 20, 1996.

                                                           YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                1997      1996         1996           1995
                                               -------   -------   ------------   ------------
                                                                   (PRO FORMA)    (PRO FORMA)
                                                                   (UNAUDITED)    (UNAUDITED)
                                                           (AMOUNTS IN THOUSANDS)
Current:
  Federal....................................  $ 2,194   $ 2,785     $ 4,990        $ 5,654
  State......................................      461       481         846            711
  Foreign....................................    2,533     1,240       1,233          1,645
                                               -------   -------     -------        -------
Total current provision for income taxes.....    5,188     4,506       7,069          8,010
                                               -------   -------     -------        -------
Deferred:
  Federal....................................   16,125    (7,182)     (3,675)         1,363
  State......................................    1,843    (1,393)       (809)           594
  Foreign....................................       --       (36)        (36)            42
                                               -------   -------     -------        -------
Total deferred provision (benefit) for income
  taxes......................................   17,968    (8,611)     (4,520)         1,999
                                               -------   -------     -------        -------
Provision (benefit) for income taxes.........  $23,156   $(4,105)    $ 2,549        $10,009
                                               =======   =======     =======        =======

                           DECEMBER 31, 1997 AND 1996

     The reconciliation between the statutory provision for income taxes and the actual provision (benefit) for income taxes is shown as follows (amounts in thousands):

                                                      YEAR ENDED DECEMBER 31,
                                         --------------------------------------------------
                                          1997       1996          1996            1995
                                         -------    -------    ------------    ------------
                                                               (PRO FORMA)     (PRO FORMA)
                                                               (UNAUDITED)     (UNAUDITED)
Income tax at U.S. federal statutory
  rate...............................    $15,205    $ 2,357       $2,357         $ 8,862
State tax, net of federal benefit....      1,738        163          163           1,037
Difference in foreign tax rates......       (994)       (34)         (34)            (56)
Write-off of receivable from related
  party..............................         --     (1,478)          --              --
Non-deductible expenses..............      3,192        598           63             166
Deferred income taxes recorded upon
  acquisition of previously
  non-taxable entities...............      5,960         --           --              --
Other................................       (895)        --           --              --
Non-taxable income from entities.....     (1,050)    (5,711)          --              --
                                         -------    -------       ------         -------
  Provision (benefit) for income
     taxes...........................    $23,156    $(4,105)      $2,549         $10,009
                                         =======    =======       ======         =======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the net deferred tax liabilities were as follows (amounts in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Deferred tax assets:
  Allowance for doubtful accounts...........................  $  8,867    $  5,659
  Fixed assets and inventory................................     1,305       3,389
  Accrued expenses..........................................     4,152       2,386
  Adjustment to basis of partnership property...............     3,474          --
  Net operating loss carryover..............................    29,439      15,763
  Capital loss carryover....................................       367          --
  Federal benefit of state deferred tax.....................        --          --
  Foreign tax credit carryover..............................        62         332
  Minimum tax credit carryover..............................     5,776       1,629
                                                              --------    --------
          Total gross deferred tax assets...................    53,442      29,158
                                                              --------    --------
Valuation Allowance.........................................    (2,367)         --
                                                              --------    --------
          Total net deferred tax asset......................    51,075      29,158
                                                              --------    --------
Deferred tax liabilities:
  Installment sales.........................................   (73,818)    (27,191)
  Percentage of completion..................................      (160)     (4,370)
  Other.....................................................      (849)       (856)
                                                              --------    --------
          Total deferred tax liabilities....................   (74,827)    (32,417)
                                                              --------    --------
     Net deferred taxes.....................................  $(23,752)   $ (3,259)
                                                              ========    ========

     At December 31, 1997, the Company has available approximately $79 million of unused net operating loss carryforwards (the "NOLs") that may be applied against future taxable income. These NOLs expire on various dates from 2004 through 2012.

                           DECEMBER 31, 1997 AND 1996

     During the fourth quarter of 1997, the Company changed its estimate regarding its tax provision by $6.0 million or $0.17 per share to reflect the tax effects of certain acquired entities, primarily PRG, that were either previously non-taxable or were taxed in foreign jurisdictions.

13. SUBSEQUENT EVENTS

     On February 3, 1998, the Company acquired 100% of the capital stock of MMG Holding Corp., MMG Development Corp. and certain affiliated companies for approximately $26.5 million, comprised of $18.5 million in cash and the assumption of approximately $8.0 million of debt. The acquired assets include MMG's approximately $6.6 million mortgages receivable portfolio. MMG is an Orlando, Florida based developer, operator and manager of vacation ownership resorts, with sales or management operations at six resorts. In addition on February 18, 1998, the Company consummated MMG's commitment to purchase an additional resort in Gatlinburg, Tennessee. The Company will account for the acquisition using the purchase method of accounting for business combinations.

     In January 1998, the Company acquired the Westin Carambola Beach Resort (the "Carambola Beach Resort") on the island of St. Croix, United States Virgin Islands for a cash purchase price of $13 million. The Carambola Beach Resort contains 156 one-bedroom suites and one two-bedroom suite. The Company will account for the acquisition using the purchase method of accounting for business combinations.

     In January 1998, the Company announced that it and Westin Hotels & Resorts ("Westin") modified their existing joint development agreement to make the relationship non-exclusive between the parties. Under their modified relationship, the Company and Westin each will be free to independently pursue all vacation ownership development opportunities. Under the parties' prior exclusive agreement, the Company and Westin each were restricted from developing four and five star vacation ownership resorts with third parties. The Company and Westin, however, will continue to jointly own and operate the Westin Vacation Club St. John located in the U.S. Virgin Islands. As part of the modification, the Company's and Westin's representatives no longer serve on the other's board of directors.

14. SEGMENT AND GEOGRAPHIC INFORMATION

     The Company operates in one industry segment, which includes the development, acquisition, marketing, sales, financing and management of vacation ownership resorts. The Company's areas of operation outside of the United States include Mexico, Canada, Netherlands Antilles, United Kingdom, Spain, Austria and France. The Company's customers are not concentrated in any specific geographic region and no single customer accounts for a significant amount of the Company's sales.

                           DECEMBER 31, 1997 AND 1996

     Information about the Company's operations in different geographic locations is shown below (amounts in thousands):

                                                    UNITED STATES    FOREIGN     TOTAL
                                                    -------------    -------    --------
1997
  Total revenues..................................    $270,296       $67,397    $337,693
  Income before provision for income taxes........      31,177        12,267      43,444
  Identifiable assets.............................     701,509        59,636     761,145

1996
  Total revenues..................................    $179,003       $40,844    $219,847
  Income before provision for income taxes........         356         6,573       6,929
  Identifiable assets.............................     412,339        33,545     445,884

1995
  Total revenues..................................    $138,925       $29,393    $168,318
  Income before provision for income taxes........      18,162         7,157      25,319
  Identifiable Assets.............................     267,162        28,609     295,771

NOTE 15. ACQUISITIONS

     On October 10, 1997, the Company consummated its acquisition (the "Marc Acquisition") of Hawaii-based Marc Hotels & Resorts, Inc. ("Marc Resorts"), acquiring 100% of the capital stock of Marc Resorts for 212,717 newly issued shares of the Company's Common Stock. Marc Resorts is a Hawaiian hospitality management company and operator of hotels, resort condominiums and all-suite resorts with 22 managed resort locations on Hawaii's five major islands. The Company accounted for the Marc Acquisition using the purchase method of accounting for business combinations.

     On November 7, 1997, the Company consummated its acquisition of 100% of the capital stock of Vacation Internationale, Ltd. ("VI") and its subsidiaries for approximately $24.3 million, comprised of $8.0 million in cash and promissory notes and the assumption of approximately $16.3 million of long-term indebtedness (the "VI Acquisition"). VI is a Bellevue, Washington based developer and operator of vacation ownership resorts. VI's vacation time share program includes 21 resort locations in the Western United States, Hawaii, Mexico and Canada. The Company accounted for the VI Acquisition using the purchase method of accounting for business combinations.

     On November 14, 1997, a partnership of which the Company is a managing general partner consummated its acquisition of the Embassy Suites Resort at Kaanapali Beach, Maui, Hawaii for approximately $78 million. The acquiring entity is a partnership formed by a wholly-owned subsidiary of the Company (as the managing general partner), the Whitehall Street Real Estate Limited Partnership VII and Apollo Real Estate Advisors, L.P. The Company's subsidiary owns a 24% partnership interest in the acquiring entity. The Company accounts for this investment under the equity method of accounting.

     On December 5, 1997, the Company consummated its acquisition of the European vacation ownership business of Global Development Ltd. ("Global") and certain of its affiliated companies through an asset purchase for cash consideration of approximately $18 million. Global has 13 resort locations in Europe. The Company assumed no long-term debt as part of this transaction, but assumed approximately $7.0 million in liabilities and acquired assets valued at approximately $15.8 million. The Company accounted for the asset purchase using the purchase method of accounting.

                           DECEMBER 31, 1997 AND 1996

     Assets acquired and liabilities assumed in connection with the Company's acquisitions are as follows (amounts in thousands):

Assets acquired in acquisitions:
  Cash in escrow............................................  $   857
  Mortgages receivable, net.................................   14,509
  Due from related parties..................................    1,175
  Other receivables, net....................................    2,719
  Prepaid expenses and other................................      377
  Real estate and development costs.........................   10,834
  Property and equipment, net...............................    3,202
  Goodwill in conjunction with acquisitions.................   35,186
                                                              -------
          Total assets acquired in acquisitions.............  $68,859
                                                              =======
Liabilities assumed in acquisitions:
  Accounts payable..........................................  $ 8,666
  Accrued liabilities.......................................   21,359
  Due to related parties....................................       12
  Deferred income taxes.....................................    1,012
  Notes payable.............................................      227
  Cumulative translation adjustments........................      277
                                                              -------
          Total liabilities assumed in acquisitions.........  $31,553
                                                              =======

     The following tables sets forth certain unaudited pro forma information for the Company's acquisitions as if they had occurred as of the beginning of 1997 and 1996 (amounts in thousands, except per share amounts):

                                                                 PRO FORMA
                                                    ACTUAL      ADJUSTMENTS       TOTAL
                                                   ---------    -----------    -----------
                                                                (UNAUDITED)    (UNAUDITED)
Year ended December 31, 1997
  Total revenues.................................  $337,693      $ 53,094       $390,787
  Net Income.....................................    19,522        (2,951)        16,571
  Basic EPS......................................  $   0.55                     $   0.47
  Diluted EPS....................................  $   0.54                     $   0.46
Year ended December 31, 1996
  Total revenues.................................  $219,847      $ 74,014       $293,861
  Net Income.....................................    11,034           261         11,295
  Basic EPS......................................  $   0.41                     $   0.41
  Diluted EPS....................................  $   0.40                     $   0.41

                           DECEMBER 31, 1997 AND 1996

NOTE 16. EARNINGS PER SHARE

     Basic earnings per share was calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share was calculated by dividing the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares had been issued. The following table reconciles the number of shares utilized in the earnings per share calculations for each of the three years in the period ended December 31, 1997.

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1997       1996       1995
                                                        -------    -------    -------
                                                            (AMOUNT IN THOUSANDS)
Net income............................................  $19,522    $11,034    $21,299
                                                        =======    =======    =======
Net income available to common stockholders after
  assumed conversion of dilutive securities(a)........  $19,522    $11,034    $21,299
                                                        =======    =======    =======
Weighted average number of common shares used in basic
EPS...................................................   35,373     27,232     23,955
Effect of dilutive stock options......................      807        408         --
                                                        -------    -------    -------
Weighted average number of common shares and dilutive
  potential common shares used in diluted EPS(a)......   36,180     27,640     23,955
                                                        =======    =======    =======

     (a) The potential effect on net income and on common stock shares related to the Convertible Notes have not been included in the calculation of net income or weighted average number of common shares and dilutive potential common shares outstanding used in diluted EPS because the effect would be anti-dilutive.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE REGISTERED SECURITIES TO WHICH THIS PROSPECTUS RELATES OR ANY OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE OF EXCHANGE NOTES FOR PRIVATE NOTES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
Summary...............................     1
Risk Factors..........................    14
The Exchange Offer....................    26
Use of Proceeds.......................    35
Consolidated Capitalization...........    35
Ratio of Earnings to Fixed Charges....    35
Unaudited Pro Forma Financial Data....    36
Selected Financial Data...............    38
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    41
Business..............................    51
Management............................    71
Description of Certain Indebtedness...    75
Description of Notes..................    77
Certain Federal Income Tax
  Consequences........................   101
Plan of Distribution..................   101
Legal Matters.........................   102
Independent Auditors..................   102
Index to Financial Statements.........   F-1

======================================================
======================================================
                                  $140,000,000

                                      LOGO

                            SIGNATURE RESORTS, INC.

                          9 1/4% SENIOR NOTES DUE 2006
                   ------------------------------------------
                                   PROSPECTUS
                   ------------------------------------------
                                               , 1998

======================================================

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Maryland corporation. Section 2-418 of the Maryland General Corporation Law empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The Maryland General Corporation Law also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

     The Company's Charter and Bylaws provide in effect for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by applicable law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     Unless otherwise indicated, all exhibits have been previously filed.

EXHIBIT
 NUMBER                             DESCRIPTION
--------                            -----------
 *1.1       Purchase Agreement dated as of April 15, 1998 by and among
            Signature Resorts, Inc. and the several Initial Purchasers named therein relating to the 9 1/4% Senior Notes of
            Signature Resorts, Inc. due 2006
  2.1       Plan and Agreement of Merger dated as of September 22, 1996 by and between Signature Resorts, Inc. and AVCOM
            International, Inc. as amended (incorporated by reference to
            Exhibit 2 to Registrant's Registration statement on Form S-4
            (No. 333-16339))
  2.2       Agreement and Plan of Merger dated as of May 15, 1997 by and among Signature Resorts, Inc., Primavera Acquisition Corp.
            and Plantation Resorts Group, Inc. (incorporated by
            reference to Exhibit 2.1 to Registrant's current report on
            Form 8-K filed with the Commission on May 29, 1997)
  2.3       Agreement for Purchase and Sale of the Entire Issued Share
            Capital of LSI Group Holdings plc dated as of June 5, 1997 between Signature Resorts, Inc. and shareholders of LSI
            Group Holdings plc (incorporated by reference to Exhibit 2.3 to Amendment No. 1 on Form S-3 to Registrant's Registration
            Statement on Form S-1 (No. 333-30285))
  2.4       Amendment to the Agreement for Purchase and Sale of the
            Entire Issued Share Capital of LSI Group Holdings plc dated as of August 28, 1997 between Signature Resorts, Inc. and
            shareholders of LSI Group Holdings plc (incorporated by
            reference to Exhibit 2.2 to Registrant's current report on
            Form 8-K filed with the Commission on September 12, 1997)
  3.1       Articles of Incorporation, as amended, of Signature Resorts,
            Inc. (incorporated by reference to Exhibit 3.1 to
            Registrant's Registration Statement on Form S-1 (No.
            333-06027))
  3.2       Bylaws of Signature Resorts, Inc., as amended (incorporated by reference to Exhibit 3.2 to Registrant's Annual Report on
            Form 10-K for the fiscal year ended December 31, 1996)
  4.1       Indenture dated as of January 15, 1997 by and between
            Signature Resorts, Inc. and Norwest Bank Minnesota, National
            Association, as trustee, for the 5 3/4% Convertible
            Subordinated Notes of Signature Resorts, Inc. due 2007
            (incorporated by reference to Exhibit 4 to Registrant's
            Registration Statement on Form S-1 (No. 333-30285))
  4.2       Indenture dated as of August 1, 1997 by and between
            Signature Resorts, Inc. and Norwest Bank Minnesota, National
            Association, as trustee, for the 9 3/4% Senior Subordinated
            Notes of Signature Resorts, Inc. due 2007 (incorporated by reference to Exhibit 4.2 to Amendment No. 1 on Form S-3 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
 *4.3       Indenture dated as of April 15, 1998 by and between
            Signature Resorts, Inc. and Norwest Bank Minnesota, National
            Association, as trustee for the 9 1/4% Senior Notes of
            Signature Resorts, Inc. due 2006

EXHIBIT
 NUMBER                             DESCRIPTION
--------                            -----------
 *5.1       Opinion of Latham & Watkins regarding the enforceability of the Exchange Notes being registered (including consent)
 *5.2       Opinion of Ballard Spahr Andrews & Ingersoll regarding the validity of the Exchange Notes being registered (including consent)
 *8         Opinion of Latham & Watkins regarding certain federal income tax matters (including consent)
 10.1.1     Registration Rights Agreement dated as of August 20, 1996 by and among Signature Resorts, Inc. and the persons named
            therein (incorporated by reference to Exhibit 10.1 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
 10.1.2     Registration Rights Agreement dated as of May 15, 1997 by
            and among Signature Resorts Inc. and the persons named
            therein (incorporated by reference to Exhibit 4 to
            Registrant's current report on Form 8-K filed with the
            Commission on May 29, 1997)
 10.1.3     Registration Rights Agreement dated as of August 28, 1997 by and among Signature Resorts, Inc. and Ian K. Ganney and
            Richard Harrington (incorporated by reference to Exhibit
            10.10 to Amendment No. 1 on Form S-3 to Registrant's
            Registration Statement on Form S-1 (No. 333-30285))
 10.1.4     Registration Rights Agreement dated as of August 8, 1997 by and among Signature Resorts, Inc. and the persons named
            therein relating to the 9 3/4% Senior Subordinated Notes due
            2007 of Signature Resorts, Inc. (incorporated by reference to Exhibit 10.11 to Amendment No. 1 on Form S-3 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
 10.1.5     Registration Rights Agreement dated as of October 10, 1997 by and among Signature Resorts, Inc. and Michael V. Paulin,
            Rosemarie Paulin, Maya K. Paulin and Annemarie H. Paulin
            (incorporated by reference to Exhibit 10.1.5 to Registrant's
            Annual Report on Form 10-K for the fiscal year ended
            December 31, 1997)
*10.1.6     Registration Rights Agreement dated as of April 15, 1998 by and among Signature Resorts, Inc. and the persons named
            therein relating to the 9 1/4% Senior Notes of Signature
            Resorts, Inc. due 2006
 10.2.1     Employment Agreement between Signature Resorts, Inc. and
            Osamu Kaneko (incorporated by reference to Exhibit 10.2.1 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
 10.2.2     Employment Agreement between Signature Resorts, Inc. and
            Andrew J. Gessow (incorporated by reference to Exhibit
            10.2.2 to Registrant's Registration Statement on Form S-1
            (No. 333-30285))
 10.2.3     Employment Agreement between Signature Resorts, Inc. and
            Steven C. Kenninger (incorporated by reference to Exhibit
            10.2.3 to Registrant's Registration Statement on Form S-1
            (No. 333-30285))
 10.2.4     Employment Agreement between Signature Resorts, Inc. and
            James E. Noyes (incorporated by reference to Exhibit 10.2.4 to Registrant's Registration Statement on Form S-1 (No.
            333-06027))
 10.2.5     Employment Agreement between Signature Resorts, Inc. and
            Michael A. Depatie (incorporated by reference to Exhibit
            10.2.5 to Registrant's Registration Statement on Form S-4
            (No. 333-16339))
 10.2.6     Option Agreement between Signature Resorts, Inc. and Osamu
            Kaneko (incorporated by reference to Exhibit 10.2.6 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
 10.2.7     Option Agreement between Signature Resorts, Inc. and Andrew
            J. Gessow (incorporated by reference to Exhibit 10.2.7 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))

EXHIBIT
 NUMBER                             DESCRIPTION
--------                            -----------
 10.2.8     Option Agreement between Signature Resorts, Inc. and Steven
            C. Kenninger (incorporated by reference to Exhibit 10.2.8 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
 10.2.9     Option Agreement between Signature Resorts, Inc. and James
            E. Noyes (incorporated by reference to Exhibit 10.2.9 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
 10.2.10    Option Agreement between Signature Resorts, Inc. and Michael
            A. Depatie (incorporated by reference to Exhibit 10.2.10 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
 10.2.11    Form of Amendment No. 1 to Employment Agreement between
            Signature Resorts, Inc. and Osamu Kaneko (incorporated by
            reference to Exhibit 10.2.11 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)
 10.3.1     1996 Equity Participation Plan of Signature Resorts, Inc.
            (incorporated by reference to Exhibit 10.3 to Registrant's
            Registration Statement on Form S-1 (No. 333-06027))
 10.3.2     First Amendment to 1996 Equity Participation Plan of
            Signature Resorts, Inc. dated as of May 16, 1997
            (incorporated by reference to Exhibit 10.3.2 to Registrant's
            Registration Statement on Form S-1 (No. 333-30285))
 10.3.3     Second Amendment to 1996 Equity Participation Plan of
            Signature Resorts, Inc. dated as of October 24, 1997
            (incorporated by reference to Exhibit 10.1 to Registrant's
            Registration statement on Form S-8 (No. 333-15361))
 10.3.4     Signature Resorts, Inc. Employee Stock Purchase Plan
            (incorporated by reference to Exhibit 10.5 to Registrant's
            Registration Statement on Form S-1 (No. 333-06027))
 10.3.5     First Amendment to Employee Stock Plan of Signature Resorts,
            Inc. effective as of November 1, 1997 (incorporated by
            reference to Exhibit 10.2 to Registrant's Registration
            Statement on Form S-8 (No. 333-15361))
 10.4       Agreement of Limited Partnership of Pointe Resort Partners,
            L.P. (subsequently renamed Poipu Resort Partners L.P.) dated
            October 11, 1994 (incorporated by reference to Exhibit 10.4 to Registrant's Registration Statement on Form S-1 (No.
            333-06027))
 10.5       Joint Development Agreement dated as of January 16, 1998
            between Westin Hotel Company and Signature Resorts, Inc.
            (incorporated by reference to Exhibit 10.1 to Registrant's
            Current Report on Form 8-K filed with the Securities and
            Exchange Commission on January 20, 1998))
 10.6.1     Loan and Security Agreement between Port Royal Resort, L.P., and FINOVA Capital Corporation (as successor in interest to
            Greyhound Capital Corporation) dated as of October 7, 1993 and as amended by the First Amendment to Loan and Security
            Agreement dated as of April 26, 1995 (incorporated by
            reference to Exhibit 10.8.1 to Registrant's Registration
            Statement on Form S-1 (No. 333-18447))
 10.6.2     Loan and Security Agreement between Signature Resorts, Inc.
            (as successor in interest to Cypress Pointe Resorts, L.P.), and FINOVA Capital Corporation (as successor in interest to
            Greyhound Real Estate Finance Company) dated as of December
            19, 1991 and as amended by (i) the First Amendment to Loan and Security Agreement and Consent and Agreement of
            Guarantors dated as of November 9, 1992, (ii) the Second
            Amendment to Loan and Security Agreement dated as of January
            13, 1993, (iii) the Third Amendment to Loan and Security
            Agreement dated as of April 7, 1993, (iv) the Fourth
            Amendment to Loan and Security Agreement dated as of
            December 16, 1993, (v) the Fifth Amendment to Loan and
            Security Agreement dated as of June 28, 1994, (vi) the Sixth
            Amendment to Loan and Security Agreement dated December 16,
            1994, and (vii) the Seventh Amendment to Loan and Security
            Agreement dated as of November 6, 1995 (incorporated by
            reference to Exhibit 10.8.2 to Registrant's Registration
            Statement on Form S-1 (No. 333-18447))

EXHIBIT
 NUMBER                             DESCRIPTION
--------                            -----------
 10.6.3     Loan and Security Agreement between Signature Resorts, Inc.
            (as successor in interest to San Luis Resort Partners, LLC), and FINOVA Capital Corporation dated as of June 6, 1996
            (incorporated by reference to Exhibit 10.8.3 to Registrant's
            Registration Statement on Form S-1 (No. 333-18447))
 10.6.4     Loan and Security Agreement between Grand Beach Resort,
            Limited Partnership, and FINOVA Capital Corporation (as
            successor in interest to Greyhound Financial Corporation)
            dated as of October 7, 1994 and as amended by the First
            Amendment to Loan and Security Agreement dated as of July 5,
            1995 (incorporated by reference to Exhibit 10.8.4 to
            Registrant's Registration Statement on Form S-1 (No.
            333-18447))
 10.6.5     Loan and Security Agreement (Receivables) between Signature
            Resorts, Inc. (as successor in interest to Fall Creek
            Resort, L.P.), and Heller Financial, Inc., dated as of
            October 9, 1995 (incorporated by reference to Exhibit 10.8.5 to Registrant's Registration Statement on Form S-1 (No.
            333-18447))
 10.6.6     Loan and Security Agreement between AKGI-St. Maarten NV (as successor in interest to AKGI-Royal Palm C.V.o.a.), and
            FINOVA Capital Corporation dated as of July 12, 1995
            (incorporated by reference to Exhibit 10.8.6 to Registrant's
            Registration Statement on Form S-1 (No. 333-18447))
 10.6.7     Loan and Security Agreement between Lake Tahoe Resort
            Partners, LLC, and FINOVA Capital Corporation dated as of
            April 29, 1996 (incorporated by reference to Exhibit 10.8.7 to Registrant's Registration Statement on Form S-1 (No.
            333-18447))
 10.6.8     Construction Loan Agreement between Lake Tahoe Resort
            Partners, LLC, and FINOVA Capital Corporation dated as of
            April 29, 1996 (incorporated by reference to Exhibit 10.8.8 to Registrant's Registration Statement on Form S-1 (No.
            333-18447))
 10.6.9     Lender's Certification and Consent from Resort Capital
            Corporation to Signature Resorts, Inc. dated as of August
            15, 1996 (incorporated by reference to Exhibit 10.8.1 to
            Registrant's Registration Statement on Form S-4 (No.
            333-16339))
 10.6.10    Lender's Certification and Consent from FINOVA Capital
            Corporation to Signature Resorts, Inc. dated as of August
            15, 1996 (incorporated by reference to Exhibit 10.6.2 to
            Registrant's Registration Statement on Form S-4 (No.
            333-16339))
 10.6.11    Assumption Agreement between FINOVA Capital Corporation and
            Signature Resorts, Inc. dated as of August 15, 1996
            (incorporated by reference to Exhibit 10.8.3 to Registrant's
            Registration Statement on Form S-4 (No. 333-16339))
 10.6.12    Assumption Agreement between Resort Capital Corporation and
            Signature Resorts, Inc. dated as of August 15, 1996
            (incorporated by reference to Exhibit 10.8.4 to Registrant's
            Registration Statement on Form S-4 (No. 333-16339))
 10.6.13    Assumption Agreement between FINOVA Capital Corporation and
            AKGI-Sint Maarten, N.V. dated as of August 15, 1996
            (incorporated by reference to Exhibit 10.8.5 to Registrant's
            Registration Statement on Form S-4 (No. 333-16339))
 10.6.14    Credit Agreement dated as of February 18, 1998 by and among
            Signature Resorts, Inc., certain lender parties thereto,
            NationsBank of Texas, N.A., as administrative lender and
            Societe Generale, as document agent (incorporated by
            reference to Exhibit 10.6.14 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)
 10.6.15    Amendment to Various Loan and Commitment Agreements dated as of February 18, 1998, by and between FINOVA Capital
            Corporation, the Company, Lake Tahoe Resort Partners, LLC,
            Grand Beach Resort, Limited Partnership, Port Royal Resort
            L.P., AKGI-Sint Maarten, N.V., All Seasons Resorts, Inc.,
            AVCOM International, Inc. and Kabushiki Gaisha Kei, L.L.C.
            (incorporated by reference to Exhibit 10.6.15 to
            Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)

EXHIBIT
 NUMBER                             DESCRIPTION
--------                            -----------
 10.6.16    Loan Agreement between Powhatan Associates and Marine
            Midland Bank dated as of June 28, 1995 (incorporated by
            reference to Exhibit 10.6.16 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)
 10.6.17    Loan and Security Agreement dated as of December 17, 1990, as amended, between Greyhound Real Estate Finance Company
            and Powhatan Associates (incorporated by reference to
            Exhibit 10.6.17 to Registrant's Annual Report on Form 10-K
            for the fiscal year ended December 31, 1997)
 10.6.18    Development and Receivables Loan and Security Agreement by
            and between FINOVA Capital Corporation and Greensprings
            Associates dated as of June 30, 1995 and as amended by the
            Amendment to Development and Receivables Loan and Security
            Agreement dated as of July 15, 1996 (incorporated by
            reference to Exhibit 10.6.18 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)
 10.7       Amended Consulting Agreement dated as of August 1, 1997 by and between Signature Resorts, Inc., Resort Services, Inc.
            and Dr. Kay F. Gow and Robert T. Gow (incorporated by
            reference to Exhibit 10.12 to Amendment No. 1 on Form S-3 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
*12         Statement re Computation of Ratios of Earnings to Fixed
            Charges
 16.1       Letter from Ernst & Young LLP regarding change in certifying accountant (incorporated by reference to Exhibit 16.1 to
            Registrant's current report on Form 8-K filed with the
            Commission on September 18, 1996)
*21         Subsidiaries of Signature Resorts, Inc.
*23.1       Consent of Latham & Watkins (included as part of Exhibit 5.1 and Exhibit 8)
*23.2       Consent of Arthur Andersen LLP
*23.3       Consent of Ernst & Young LLP
*23.4       Consent of KPMG
*23.5       Consent of Schreeder, Wheeler & Flint, LLP
*23.6       Consent of Ballard Spahr Andrews & Ingersoll (included as
            part of Exhibit 5.2)
*24         Power of Attorney (included on page II-7)
*25         Statement of Eligibility and Qualification on Form T-1 of
            Norwest Bank Minnesota, National Association, as trustee,
            re: 9 1/4% Senior Notes of Signature Resorts, Inc. due 2006
*99.1       Letter of Transmittal with respect to the Exchange Offer
*99.2       Notice of Guaranteed Delivery with respect to the Exchange
            Offer
*99.3       Guidelines for Certification of Taxpayer Identification
            Number on Substitute Form W-9

---------------

* Filed herewith

     (b) Financial Statement Schedules.

     None. Schedules are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or the registrant in the successful defense of any action, suit paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Act;

             (ii) To reflect in the prospectus and facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of San Mateo, State of California, on May 4, 1998.

                                          SIGNATURE RESORTS, INC.
                                          (Registrant)

                                          By:     /s/ ANDREW D. HUTTON
                                            ------------------------------------
                                            Andrew D. Hutton
                                            Vice President, General Counsel and
                                              Secretary

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Andrew
J. Gessow, Steven C. Kenninger, Michael A. Depatie and Andrew D. Hutton, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including pre- and post-effective amendments) or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on behalf of the Registrant in the capacities and on the dates indicated.

                       SIGNATURE                                      TITLE                   DATE
                       ---------                                      -----                   ----

                    /s/ OSAMU KANEKO                      Chairman of the Board          May 4, 1998
--------------------------------------------------------
                      Osamu Kaneko

                  /s/ ANDREW J. GESSOW                    Director and Chief Executive   May 4, 1998
--------------------------------------------------------  Officer (Principal Executive
                    Andrew J. Gessow                      Officer)

                /s/ STEVEN C. KENNINGER                   Director and President         May 4, 1998
--------------------------------------------------------
                  Steven C. Kenninger

                 /s/ MICHAEL A. DEPATIE                   Director, Executive Vice       May 4, 1998
--------------------------------------------------------  President and Chief Financial
                   Michael A. Depatie                     Officer (Principal Financial
                                                          Officer)

                   /s/ JAMES E. NOYES                     Chief Operating Officer and    May 4, 1998
--------------------------------------------------------  Director
                     James E. Noyes

                       SIGNATURE                                      TITLE                   DATE
                       ---------                                      -----                   ----
                  /s/ CHARLES C. FREY                     Senior Vice President and      May 4, 1998
--------------------------------------------------------  Chief Accounting Officer
                    Charles C. Frey                       (Principal Accounting
                                                          Officer)

                    /s/ ADAM M. ARON                      Director                       May 4, 1998
--------------------------------------------------------
                      Adam M. Aron

                 /s/ SANFORD R. CLIMAN                    Director                       May 4, 1998
--------------------------------------------------------
                   Sanford R. Climan

                 /s/ J. TAYLOR CRANDALL                   Director                       May 4, 1998
--------------------------------------------------------
                   J. Taylor Crandall

                 /s/ JOSHUA S. FRIEDMAN                   Director                       May 4, 1998
--------------------------------------------------------
                   Joshua S. Friedman

                  /s/ W. LEO KILEY III                    Director                       May 4, 1998
--------------------------------------------------------
                    W. Leo Kiley III

                                 EXHIBIT INDEX

                                                                          SEQUENTIALLY
EXHIBIT                                                                     NUMBERED
 NUMBER                             DESCRIPTION                               PAGE
--------                            -----------                           ------------
 *1.1       Purchase Agreement dated as of April 15, 1998 by and among
            Signature Resorts, Inc. and the several Initial Purchasers named therein relating to the 9 1/4% Senior Notes of
            Signature Resorts, Inc. due 2006
  2.1       Plan and Agreement of Merger dated as of September 22, 1996 by and between Signature Resorts, Inc. and AVCOM
            International, Inc. as amended (incorporated by reference to
            Exhibit 2 to Registrant's Registration statement on Form S-4
            (No. 333-16339))
  2.2       Agreement and Plan of Merger dated as of May 15, 1997 by and among Signature Resorts, Inc., Primavera Acquisition Corp.
            and Plantation Resorts Group, Inc. (incorporated by
            reference to Exhibit 2.1 to Registrant's current report on
            Form 8-K filed with the Commission on May 29, 1997)
  2.3       Agreement for Purchase and Sale of the Entire Issued Share
            Capital of LSI Group Holdings plc dated as of June 5, 1997 between Signature Resorts, Inc. and shareholders of LSI
            Group Holdings plc (incorporated by reference to Exhibit 2.3 to Amendment No. 1 on Form S-3 to Registrant's Registration
            Statement on Form S-1 (No. 333-30285))
  2.4       Amendment to the Agreement for Purchase and Sale of the
            Entire Issued Share Capital of LSI Group Holdings plc dated as of August 28, 1997 between Signature Resorts, Inc. and
            shareholders of LSI Group Holdings plc (incorporated by
            reference to Exhibit 2.2 to Registrant's current report on
            Form 8-K filed with the Commission on September 12, 1997)
  3.1       Articles of Incorporation, as amended, of Signature Resorts,
            Inc. (incorporated by reference to Exhibit 3.1 to
            Registrant's Registration Statement on Form S-1 (No.
            333-06027))
  3.2       Bylaws of Signature Resorts, Inc., as amended (incorporated by reference to Exhibit 3.2 to Registrant's Annual Report on
            Form 10-K for the fiscal year ended December 31, 1996)
  4.1       Indenture dated as of January 15, 1997 by and between
            Signature Resorts, Inc. and Norwest Bank Minnesota, National
            Association, as trustee, for the 5 3/4% Convertible
            Subordinated Notes of Signature Resorts, Inc. due 2007
            (incorporated by reference to Exhibit 4 to Registrant's
            Registration Statement on Form S-1 (No. 333-30285))
  4.2       Indenture dated as of August 1, 1997 by and between
            Signature Resorts, Inc. and Norwest Bank Minnesota, National
            Association, as trustee, for the 9 3/4% Senior Subordinated
            Notes of Signature Resorts, Inc. due 2007 (incorporated by reference to Exhibit 4.2 to Amendment No. 1 on Form S-3 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
 *4.3       Indenture dated as of April 15, 1998 by and between
            Signature Resorts, Inc. and Norwest Bank Minnesota, National
            Association, as trustee for the 9 1/4% Senior Notes of
            Signature Resorts, Inc. due 2006
 *5.1       Opinion of Latham & Watkins regarding the enforceability of the Exchange Notes being registered (including consent)
 *5.2       Opinion of Ballard Spahr Andrews & Ingersoll regarding the validity of the Exchange Notes being registered (including consent)
 *8         Opinion of Latham & Watkins regarding certain federal income tax matters (including consent)

                                                                          SEQUENTIALLY
EXHIBIT                                                                     NUMBERED
 NUMBER                             DESCRIPTION                               PAGE
--------                            -----------                           ------------
 10.1.1     Registration Rights Agreement dated as of August 20, 1996 by and among Signature Resorts, Inc. and the persons named
            therein (incorporated by reference to Exhibit 10.1 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
 10.1.2     Registration Rights Agreement dated as of May 15, 1997 by
            and among Signature Resorts Inc. and the persons named
            therein (incorporated by reference to Exhibit 4 to
            Registrant's current report on Form 8-K filed with the
            Commission on May 29, 1997)
 10.1.3     Registration Rights Agreement dated as of August 28, 1997 by and among Signature Resorts, Inc. and Ian K. Ganney and
            Richard Harrington (incorporated by reference to Exhibit
            10.10 to Amendment No. 1 on Form S-3 to Registrant's
            Registration Statement on Form S-1 (No. 333-30285))
 10.1.4     Registration Rights Agreement dated as of August 8, 1997 by and among Signature Resorts, Inc. and the persons named
            therein relating to the 9 3/4% Senior Subordinated Notes due
            2007 of Signature Resorts, Inc. (incorporated by reference to Exhibit 10.11 to Amendment No. 1 on Form S-3 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
 10.1.5     Registration Rights Agreement dated as of October 10, 1997 by and among Signature Resorts, Inc. and Michael V. Paulin,
            Rosemarie Paulin, Maya K. Paulin and Annemarie H. Paulin
            (incorporated by reference to Exhibit 10.1.5 to Registrant's
            Annual Report on Form 10-K for the fiscal year ended
            December 31, 1997)
*10.1.6     Registration Rights Agreement dated as of April 15, 1998 by and among Signature Resorts, Inc. and the persons named
            therein relating to the 9 1/4% Senior Notes of Signature
            Resorts, Inc. due 2006
 10.2.1     Employment Agreement between Signature Resorts, Inc. and
            Osamu Kaneko (incorporated by reference to Exhibit 10.2.1 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
 10.2.2     Employment Agreement between Signature Resorts, Inc. and
            Andrew J. Gessow (incorporated by reference to Exhibit
            10.2.2 to Registrant's Registration Statement on Form S-1
            (No. 333-30285))
 10.2.3     Employment Agreement between Signature Resorts, Inc. and
            Steven C. Kenninger (incorporated by reference to Exhibit
            10.2.3 to Registrant's Registration Statement on Form S-1
            (No. 333-30285))
 10.2.4     Employment Agreement between Signature Resorts, Inc. and
            James E. Noyes (incorporated by reference to Exhibit 10.2.4 to Registrant's Registration Statement on Form S-1 (No.
            333-06027))
 10.2.5     Employment Agreement between Signature Resorts, Inc. and
            Michael A. Depatie (incorporated by reference to Exhibit
            10.2.5 to Registrant's Registration Statement on Form S-4
            (No. 333-16339))
 10.2.6     Option Agreement between Signature Resorts, Inc. and Osamu
            Kaneko (incorporated by reference to Exhibit 10.2.6 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
 10.2.7     Option Agreement between Signature Resorts, Inc. and Andrew
            J. Gessow (incorporated by reference to Exhibit 10.2.7 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))

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
                                                                          SEQUENTIALLY
EXHIBIT                                                                     NUMBERED
 NUMBER                             DESCRIPTION                               PAGE
--------                            -----------                           ------------
 10.2.8     Option Agreement between Signature Resorts, Inc. and Steven
            C. Kenninger (incorporated by reference to Exhibit 10.2.8 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
 10.2.9     Option Agreement between Signature Resorts, Inc. and James
            E. Noyes (incorporated by reference to Exhibit 10.2.9 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
 10.2.10    Option Agreement between Signature Resorts, Inc. and Michael
            A. Depatie (incorporated by reference to Exhibit 10.2.10 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
 10.2.11    Form of Amendment No. 1 to Employment Agreement between
            Signature Resorts, Inc. and Osamu Kaneko (incorporated by
            reference to Exhibit 10.2.11 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)
 10.3.1     1996 Equity Participation Plan of Signature Resorts, Inc.
            (incorporated by reference to Exhibit 10.3 to Registrant's
            Registration Statement on Form S-1 (No. 333-06027))
 10.3.2     First Amendment to 1996 Equity Participation Plan of
            Signature Resorts, Inc. dated as of May 16, 1997
            (incorporated by reference to Exhibit 10.3.2 to Registrant's
            Registration Statement on Form S-1 (No. 333-30285))
 10.3.3     Second Amendment to 1996 Equity Participation Plan of
            Signature Resorts, Inc. dated as of October 24, 1997
            (incorporated by reference to Exhibit 10.1 to Registrant's
            Registration statement on Form S-8 (No. 333-15361))
 10.3.4     Signature Resorts, Inc. Employee Stock Purchase Plan
            (incorporated by reference to Exhibit 10.5 to Registrant's
            Registration Statement on Form S-1 (No. 333-06027))
 10.3.5     First Amendment to Employee Stock Plan of Signature Resorts,
            Inc. effective as of November 1, 1997 (incorporated by
            reference to Exhibit 10.2 to Registrant's Registration
            Statement on Form S-8 (No. 333-15361))
 10.4       Agreement of Limited Partnership of Pointe Resort Partners,
            L.P. (subsequently renamed Poipu Resort Partners L.P.) dated
            October 11, 1994 (incorporated by reference to Exhibit 10.4 to Registrant's Registration Statement on Form S-1 (No.
            333-06027))
 10.5       Joint Development Agreement dated as of January 16, 1998
            between Westin Hotel Company and Signature Resorts, Inc.
            (incorporated by reference to Exhibit 10.1 to Registrant's
            Current Report on Form 8-K filed with the Securities and
            Exchange Commission on January 20, 1998))
 10.6.1     Loan and Security Agreement between Port Royal Resort, L.P., and FINOVA Capital Corporation (as successor in interest to
            Greyhound Capital Corporation) dated as of October 7, 1993 and as amended by the First Amendment to Loan and Security
            Agreement dated as of April 26, 1995 (incorporated by
            reference to Exhibit 10.8.1 to Registrant's Registration
            Statement on Form S-1 (No. 333-18447))

                                                                          SEQUENTIALLY
EXHIBIT                                                                     NUMBERED
 NUMBER                             DESCRIPTION                               PAGE
--------                            -----------                           ------------
 10.6.2     Loan and Security Agreement between Signature Resorts, Inc.
            (as successor in interest to Cypress Pointe Resorts, L.P.), and FINOVA Capital Corporation (as successor in interest to
            Greyhound Real Estate Finance Company) dated as of December
            19, 1991 and as amended by (i) the First Amendment to Loan and Security Agreement and Consent and Agreement of
            Guarantors dated as of November 9, 1992, (ii) the Second
            Amendment to Loan and Security Agreement dated as of January
            13, 1993, (iii) the Third Amendment to Loan and Security
            Agreement dated as of April 7, 1993, (iv) the Fourth
            Amendment to Loan and Security Agreement dated as of
            December 16, 1993, (v) the Fifth Amendment to Loan and
            Security Agreement dated as of June 28, 1994, (vi) the Sixth
            Amendment to Loan and Security Agreement dated December 16,
            1994, and (vii) the Seventh Amendment to Loan and Security
            Agreement dated as of November 6, 1995 (incorporated by
            reference to Exhibit 10.8.2 to Registrant's Registration
            Statement on Form S-1 (No. 333-18447))
 10.6.3     Loan and Security Agreement between Signature Resorts, Inc.
            (as successor in interest to San Luis Resort Partners, LLC), and FINOVA Capital Corporation dated as of June 6, 1996
            (incorporated by reference to Exhibit 10.8.3 to Registrant's
            Registration Statement on Form S-1 (No. 333-18447))
 10.6.4     Loan and Security Agreement between Grand Beach Resort,
            Limited Partnership, and FINOVA Capital Corporation (as
            successor in interest to Greyhound Financial Corporation)
            dated as of October 7, 1994 and as amended by the First
            Amendment to Loan and Security Agreement dated as of July 5,
            1995 (incorporated by reference to Exhibit 10.8.4 to
            Registrant's Registration Statement on Form S-1 (No.
            333-18447))
 10.6.5     Loan and Security Agreement (Receivables) between Signature
            Resorts, Inc. (as successor in interest to Fall Creek
            Resort, L.P.), and Heller Financial, Inc., dated as of
            October 9, 1995 (incorporated by reference to Exhibit 10.8.5 to Registrant's Registration Statement on Form S-1 (No.
            333-18447))
 10.6.6     Loan and Security Agreement between AKGI-St. Maarten NV (as successor in interest to AKGI-Royal Palm C.V.o.a.), and
            FINOVA Capital Corporation dated as of July 12, 1995
            (incorporated by reference to Exhibit 10.8.6 to Registrant's
            Registration Statement on Form S-1 (No. 333-18447))
 10.6.7     Loan and Security Agreement between Lake Tahoe Resort
            Partners, LLC, and FINOVA Capital Corporation dated as of
            April 29, 1996 (incorporated by reference to Exhibit 10.8.7 to Registrant's Registration Statement on Form S-1 (No.
            333-18447))
 10.6.8     Construction Loan Agreement between Lake Tahoe Resort
            Partners, LLC, and FINOVA Capital Corporation dated as of
            April 29, 1996 (incorporated by reference to Exhibit 10.8.8 to Registrant's Registration Statement on Form S-1 (No.
            333-18447))
 10.6.9     Lender's Certification and Consent from Resort Capital
            Corporation to Signature Resorts, Inc. dated as of August
            15, 1996 (incorporated by reference to Exhibit 10.8.1 to
            Registrant's Registration Statement on Form S-4 (No.
            333-16339))
 10.6.10    Lender's Certification and Consent from FINOVA Capital
            Corporation to Signature Resorts, Inc. dated as of August
            15, 1996 (incorporated by reference to Exhibit 10.6.2 to
            Registrant's Registration Statement on Form S-4 (No.
            333-16339))

                                                                          SEQUENTIALLY
EXHIBIT                                                                     NUMBERED
 NUMBER                             DESCRIPTION                               PAGE
--------                            -----------                           ------------
 10.6.11    Assumption Agreement between FINOVA Capital Corporation and
            Signature Resorts, Inc. dated as of August 15, 1996
            (incorporated by reference to Exhibit 10.8.3 to Registrant's
            Registration Statement on Form S-4 (No. 333-16339))
 10.6.12    Assumption Agreement between Resort Capital Corporation and
            Signature Resorts, Inc. dated as of August 15, 1996
            (incorporated by reference to Exhibit 10.8.4 to Registrant's
            Registration Statement on Form S-4 (No. 333-16339))
 10.6.13    Assumption Agreement between FINOVA Capital Corporation and
            AKGI-Sint Maarten, N.V. dated as of August 15, 1996
            (incorporated by reference to Exhibit 10.8.5 to Registrant's
            Registration Statement on Form S-4 (No. 333-16339))
 10.6.14    Credit Agreement dated as of February 18, 1998 by and among
            Signature Resorts, Inc., certain lender parties thereto,
            NationsBank of Texas, N.A., as administrative lender and
            Societe Generale, as document agent (incorporated by
            reference to Exhibit 10.6.14 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)
 10.6.15    Amendment to Various Loan and Commitment Agreements dated as of February 18, 1998, by and between FINOVA Capital
            Corporation, the Company, Lake Tahoe Resort Partners, LLC,
            Grand Beach Resort, Limited Partnership, Port Royal Resort
            L.P., AKGI-Sint Maarten, N.V., All Seasons Resorts, Inc.,
            AVCOM International, Inc. and Kabushiki Gaisha Kei, L.L.C.
            (incorporated by reference to Exhibit 10.6.15 to
            Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)
 10.6.16    Loan Agreement between Powhatan Associates and Marine
            Midland Bank dated as of June 28, 1995 (incorporated by
            reference to Exhibit 10.6.16 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)
 10.6.17    Loan and Security Agreement dated as of December 17, 1990, as amended, between Greyhound Real Estate Finance Company
            and Powhatan Associates (incorporated by reference to
            Exhibit 10.6.17 to Registrant's Annual Report on Form 10-K
            for the fiscal year ended December 31, 1997)
 10.6.18    Development and Receivables Loan and Security Agreement by
            and between FINOVA Capital Corporation and Greensprings
            Associates dated as of June 30, 1995 and as amended by the
            Amendment to Development and Receivables Loan and Security
            Agreement dated as of July 15, 1996 (incorporated by
            reference to Exhibit 10.6.18 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997)
 10.7       Amended Consulting Agreement dated as of August 1, 1997 by and between Signature Resorts, Inc., Resort Services, Inc.
            and Dr. Kay F. Gow and Robert T. Gow (incorporated by
            reference to Exhibit 10.12 to Amendment No. 1 on Form S-3 to
            Registrant's Registration Statement on Form S-1 (No.
            333-30285))
*12         Statement re Computation of Ratios of Earnings to Fixed
            Charges
 16.1       Letter from Ernst & Young LLP regarding change in certifying accountant (incorporated by reference to Exhibit 16.1 to
            Registrant's current report on Form 8-K filed with the
            Commission on September 18, 1996)
*21         Subsidiaries of Signature Resorts, Inc.
*23.1       Consent of Latham & Watkins (included as part of Exhibit 5.1 and Exhibit 8)
*23.2       Consent of Arthur Andersen LLP

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
                                                                          SEQUENTIALLY
EXHIBIT                                                                     NUMBERED
 NUMBER                             DESCRIPTION                               PAGE
--------                            -----------                           ------------
*23.3       Consent of Ernst & Young LLP
*23.4       Consent of KPMG
*23.5       Consent of Schreeder, Wheeler & Flint, LLP
*23.6       Consent of Ballard Spahr Andrews & Ingersoll (included as
            part of Exhibit 5.2)
*24         Power of Attorney (included on page II-7)
*25         Statement of Eligibility and Qualification on Form T-1 of
            Norwest Bank Minnesota, National Association, as trustee,
            re: 9 1/4% Senior Notes of Signature Resorts, Inc. due 2006
*99.1       Letter of Transmittal with respect to the Exchange Offer
*99.2       Notice of Guaranteed Delivery with respect to the Exchange
            Offer
*99.3       Guidelines for Certification of Taxpayer Identification
            Number on Substitute Form W-9

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* Filed herewith